   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 2000



                                                     REGISTRATION NO.: 333-49420

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO

                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------


                            W.P. STEWART & CO., LTD.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                                 NOT APPLICABLE
                (TRANSLATION OF REGISTRANT'S NAME INTO ENGLISH)

           BERMUDA                          523900                          98-0201080
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
     OF INCORPORATION OR         CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)
        ORGANIZATION)

                            ------------------------

                                  TRINITY HALL
                                43 CEDAR AVENUE
                                P.O. BOX HM 2905
                                 HAMILTON HM LX
                                    BERMUDA
                                 (441) 295-8585
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            W.P. STEWART & CO., INC.
                               527 MADISON AVENUE
                         NEW YORK, NEW YORK 10022-4212
                                 (212) 750-8585
                         ATTENTION: LISA D. LEVEY, ESQ.
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:


            JOHN B. WADE, III, ESQ.                         ANDREW D. SOUSSLOFF, ESQ.
              DORSEY & WHITNEY LLP                           REBECCA J. SIMMONS, ESQ.
                250 PARK AVENUE                                SULLIVAN & CROMWELL
            NEW YORK, NEW YORK 10177                             125 BROAD STREET
                                                             NEW YORK, NEW YORK 10004


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -----

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -----

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [ ] -----


    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     This Registration Statement contains a Prospectus relating to a public offering in the United States of an aggregate of 8,963,212 common shares of W.P. Stewart & Co., Ltd. (the "United States Offering"). The complete Prospectus for the United States Offering follows immediately.



     A copy of the complete Prospectus for the United States Offering in the exact form in which it is to be used after effectiveness will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended.

      The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                Subject to Completion. Dated November 21, 2000.



                               11,204,015 Shares


                            W.P. STEWART & CO., LTD.

       [BULL LOGO]               Common Shares
                             ----------------------


     This is an initial public offering of common shares of W.P. Stewart & Co., Ltd. This prospectus relates to an offering of 8,963,212 common shares in the United States. In addition, 2,240,803 common shares are being offered outside the United States.



     All of the common shares offered are being sold by the selling shareholders identified in this prospectus. W.P. Stewart & Co., Ltd. will not receive any of the proceeds from the sale of the common shares. After the offerings are completed, the selling shareholders, current and former employees and directors and other affiliates of W.P. Stewart & Co., Ltd. will own approximately 76% of the issued common shares of W.P. Stewart & Co., Ltd.


     Prior to the offerings, there has been no public market for the common shares. It is currently estimated that the initial public offering price per common share will be between $20.00 and $23.00. W.P. Stewart & Co., Ltd. intends to list the common shares on the New York Stock Exchange under the symbol "WPL" and on the Bermuda Stock Exchange under the symbol "WPS".

     See "Risk Factors" beginning on page 7 to read about factors you should consider before buying the common shares.
                             ----------------------

     NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE REGISTRAR OF COMPANIES IN BERMUDA OR THE BERMUDA MONETARY AUTHORITY OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE BERMUDA STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATIONS AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON THE CONTENTS OF THIS DOCUMENT.
                             ----------------------

                                                              Per Share     Total
                                                              ---------     -----
Initial public offering price...............................   $           $
Underwriting discount.......................................   $           $
Proceeds, before expenses, to the selling shareholders......   $           $


     To the extent that the underwriters sell more than 8,963,212 common shares, the underwriters have the option to purchase up to an additional 1,344,482 common shares from a selling shareholder, at the initial public offering price less the underwriting discount. The international underwriters have a similar option to purchase up to 336,120 additional common shares from a selling shareholder.

                             ----------------------

     The underwriters expect to deliver the common shares in New York, New York
on           , 2000.
GOLDMAN, SACHS & CO.                                                      LAZARD

BEAR, STEARNS & CO. INC.                                    SALOMON SMITH BARNEY

                             ----------------------
                       Prospectus dated           , 2000.

                               PROSPECTUS SUMMARY


     This summary is not a complete description of W.P. Stewart & Co., Ltd. or the common shares. It does not contain all the information that may be important to you. To understand this offering fully, you must read this entire prospectus carefully, including the risk factors beginning on page 7. Unless otherwise indicated, all information in this prospectus regarding the Stewart Group as of any date or for any period has been provided on a combined/consolidated basis.


                               THE STEWART GROUP


     The Stewart Group, which includes W.P. Stewart & Co., Ltd. and its subsidiaries and predecessors, is an asset management company that has provided research-intensive equity investment management services to clients throughout the world since 1975. Headquartered in Hamilton, Bermuda and with additional operations or affiliates in the United States, Europe and Asia, we managed $11.1 billion in assets as of October 31, 2000. Our client accounts are primarily for high net-worth individuals and trusts, partnerships, private corporations and other entities in which high net-worth individuals have a substantial interest, as well as for institutions. Our client base is geographically diverse, with 22.3% of our assets under management from non-U.S. clients as of September 30, 2000.



     Our investment management approach is to seek above-average long-term investment returns, while accepting what we believe to be below-average risk. We invest the capital entrusted to us in what we believe are some of the world's finest growing businesses -- large enterprises that are leaders in their respective fields and that operate businesses with relatively predictable growth. We focus on a five year investment horizon and do not engage in market timing. Our investment approach has realized a compound annualized return, before fees, of 23.5% on funds under discretionary management from the inception of our operations 25 years ago through September 30, 2000, as compared with a return of 16.6% for the S&P 500 over the same period. Our compound annualized returns for the five and ten years ended September 30, 2000, before fees, were 22.8% and 21.0%, respectively, as compared to 21.7% and 19.4%, respectively, for the S&P 500 during the same periods. Our compound annualized returns for the five and ten years ended September 30, 2000, after fees, were 21.5% and 19.7%, respectively. Our year-to-date return through October 31, 2000, before fees, was 4.5% as compared to a negative return of 1.8% for the S&P 500 during the same period. Our year-to-date return through October 31, 2000, after fees, was 3.4%. See "Business -- Historical Performance Record".



     Our culture emphasizes teamwork, reinforced by profit sharing and equity ownership among all employees. After the offerings, individuals who are our current or former employees or directors and affiliates of us and such individuals will own approximately 76% of our outstanding common shares.


     We believe that our focused investment approach consistently applied, together with our compensation policy and stock ownership practice, aligns the interests of all of our employees with the interests of our clients and shareholders. This has contributed to close and enduring relationships with our clients and our record of significant growth in assets under management.

PROPOSED ACQUISITION


     We have agreed in principle to acquire the 50% of TPRS Services N.V. that we do not already own and 75% of TPR & Partners N.V. We believe that this acquisition will increase our access to a broader European clientele and enhance our asset-gathering capability in Europe. We also believe that it will strengthen our ongoing relationship with the principals of TPR & Partners N.V., who have been responsible for introducing to us approximately $982 million of our assets under management as of September 30, 2000. These principals are shareholders of W.P.

Stewart & Co., Ltd., as a result of our 1999 acquisition of 50% of TPRS Services N.V., and they will receive additional shares in the contemplated acquisition.


     For additional information about this acquisition, see "Corporate History -- Global Expansion".


     W.P. Stewart & Co., Ltd.'s principal executive offices are located at Trinity Hall, 43 Cedar Avenue, Hamilton HM 12, Bermuda, telephone number: (441) 295-8585.

                                 THE OFFERINGS

COMMON SHARES OFFERED:


  U.S. Offering...............   8,963,212 common shares



  International Offering......   2,240,803 common shares



     Total....................   11,204,015 common shares



Common Shares Outstanding
after the Offerings...........   47,319,618 common shares


Proposed New York Stock
  Exchange Symbol.............   WPL

Proposed Bermuda Stock
  Exchange Symbol.............   WPS


Dividend Policy...............   We intend to establish a policy after the
                                 offerings of declaring quarterly dividends on the common shares, commencing in the fourth quarter of 2000. We expect that the amount of those dividends will be approximately 60% of earnings, initially at the rate of approximately $0.30 per common share ($1.20 annually). See "Description of Capital
                                 Stock -- Dividends".


Limitations on Voting
Rights........................   Our bye-laws establish two separate limitations
                                 on the voting rights of most shareholders.

                                 Under our bye-laws, no natural person may exercise more than 5% of the votes on all our common shares or any other capital stock we may issue in the future. Similarly, no other entity or group may exercise more than 9.5% of the votes on all our common shares or any other capital stock.

                                 These limits do not apply to:

                                   - WPS II, Inc.;

                                   - Other shareholders or groups of
                                     shareholders that held common shares
                                     immediately before the offerings; or

                                   - Any other shareholder or group of
                                     shareholders designated by our board of
                                     directors.

                                 Our bye-laws also contain a separate limitation that would prevent any shareholder or group of shareholders from exercising more than 20% of the votes on all our common shares (or any other capital stock), even if the limitation described above does not apply. The 20% limit does not apply to:

                                   - WPS II, Inc. or its affiliates;

                                   - Our subsidiaries;

                                   - Our employee benefit plans; or

                                   - Any other shareholder or group of
                                     shareholders designated by our board of
                                     directors.

                                 For a more detailed description of these voting restrictions, see "Description of Capital
                                 Stock -- Voting Rights".

                   SUMMARY FINANCIAL AND UNAUDITED OTHER DATA
     The following table sets forth summary financial and unaudited other data for the Stewart Group for the periods and as of the dates indicated. The data set forth below are presented on a consolidated or a combined/consolidated basis.

     The summary income statement and balance sheet data as of and for the years ended December 31, 1999, 1998 and 1997 below were derived from our audited financial statements and the summary income statement and balance sheet data as of and for the nine month period ended September 30, 2000 below were derived from our consolidated unaudited financial statements. You should read the summary financial and other data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the combined/consolidated audited and consolidated unaudited financial statements and related notes of the Stewart Group included elsewhere in this prospectus. Our operating results for the nine month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. Our audited and unaudited financial statements were prepared and presented in accordance with accounting principles generally accepted in the United States of America, commonly known as U.S. GAAP.



                                                      AS OF, AND FOR THE
                                                      NINE MONTH PERIOD          AS OF, AND FOR THE YEAR
                                                     ENDED, SEPTEMBER 30,         ENDED, DECEMBER 31,(1)
                                                     --------------------    --------------------------------
                                                             2000              1999        1998        1997
                                                             ----              ----        ----        ----
                                                         (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Fees.............................................        $113,210          $153,307    $121,043    $ 88,580
  Commissions......................................          33,494            35,511      27,574      20,379
  Interest and Other...............................           4,798             4,501       3,662       1,719
                                                           --------          --------    --------    --------
                                                            151,502           193,319     152,279     110,678
                                                           --------          --------    --------    --------
Expenses:
  Employee Compensation and Benefits...............          28,635            37,385      29,718(2)   34,446
  Marketing Fees...................................           7,999            13,916      11,480       6,572
  Commissions, Clearance and Trading...............           6,850             7,973       7,743       5,816
  Research and Administration......................          11,083            16,111      11,195       9,468
  Depreciation and Amortization....................           5,514             3,918         493         553
  Other Operating..................................          10,842            10,851      10,430       4,300
                                                           --------          --------    --------    --------
                                                             70,923            90,154      71,059      61,155
                                                           --------          --------    --------    --------
Income Before Taxes................................          80,579           103,165      81,220      49,523
Provision for Taxes(3).............................           8,008             8,410       8,654       3,854
                                                           --------          --------    --------    --------
Net Income.........................................        $ 72,571          $ 94,755    $ 72,566    $ 45,669
                                                           ========          ========    ========    ========
Earnings Per Share(4):
  Basic Earnings Per Share.........................        $   1.74          $   2.37    $   1.89    $   1.26
                                                           ========          ========    ========    ========
  Diluted Earnings Per Share.......................        $   1.61          $   2.21    $   1.80    $   1.23
                                                           ========          ========    ========    ========
BALANCE SHEET DATA:
Total Assets.......................................        $ 96,318          $ 72,721    $ 43,345    $ 18,507
Total Liabilities..................................        $ 40,460          $ 33,820    $ 26,266    $  2,890
Shareholders' Equity...............................        $ 55,858          $ 38,901    $ 17,079    $ 15,617

OTHER DATA (unaudited):                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
Long-Term Debt.....................................        $   18.2          $   18.6    $   16.9          --
Cash Dividends Per Share...........................        $   1.51          $   1.94    $   1.72    $   1.08
Assets Under Management............................        $ 10,768          $ 12,255    $ 11,157    $  8,562


---------------
(1) Capital Managers Limited, a Bermuda company, was merged into W.P. Stewart & Co., Ltd. on October 30, 1998. Capital Managers Limited, which was incorporated in August 1996, was the owner of 100% of the outstanding capital stock of W.P. Stewart Securities Limited, a Bermuda-based broker-dealer, beginning on July 1, 1997. Capital Managers Limited acquired effective control of W.P. Stewart Asset Management Ltd., a Bermuda-based investment advisory subsidiary, on December 30, 1996. Accordingly, W.P. Stewart Asset Management Ltd. has been consolidated with Capital Managers Limited for financial statement purposes. See "Corporate History".


(2) In 1998, the percentage of operating profit allocated to compensation was reduced as part of a generational transition by which the founding partners reduced their participation and increased participation was given to the next generation of managers. This transition involved retirements, reassignments, reallocation of compensation and an increase in equity participation in our company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".



(3) Prior to June 30, 1998, our U.S. predecessor company operated as an S Corporation under the provisions of the Internal Revenue Code and, accordingly, was not subject to U.S. federal income tax; however, it was subject to certain state and local income taxes. For information regarding our U.S. predecessor company, see "Corporate History".



(4) Common shares purchased by our employees are subject to vesting. For treatment of non-vested common shares see Note 4 of "Notes to the Combined/Consolidated Financial Statements".

                 SUMMARY CONSOLIDATED PRO FORMA FINANCIAL DATA


     The following table sets forth certain consolidated pro forma financial data for the Stewart Group. The consolidated pro forma financial data set forth below reflect the effects, as of January 1, 1999 for purposes of the income statement, and as of September 30, 2000 for purposes of the balance sheet, of the acquisition of 50% of TPRS Services N.V. and 75% of TPR & Partners N.V. as described under "Corporate History -- Global Expansion", the issuance of 1,144,000 common shares in connection with that acquisition and the issuance of 30,500 common shares in connection with employee stock purchases.


     The summary consolidated pro forma financial data set forth below does not purport to be complete and should be read in conjunction with "Selected Financial and Unaudited Other Data", "Consolidated Pro Forma Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes of the Stewart Group included elsewhere in this prospectus.


                                           AS OF, AND FOR THE NINE MONTH PERIOD    FOR THE YEAR ENDED
                                                ENDED, SEPTEMBER 30, 2000          DECEMBER 31, 1999
                                           ------------------------------------    ------------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                  (UNAUDITED)
INCOME STATEMENT DATA:
Revenues:
  Fees...................................                $113,847                       $153,732
  Commissions............................                  33,494                         35,511
  Interest and Other.....................                   4,911                          4,598
                                                         --------                       --------
                                                          152,252                        193,841
                                                         --------                       --------
Expenses:
  Employee Compensation and Benefits.....                  29,265                         37,990
  Marketing Fees.........................                   4,903                         10,935
  Commissions, Clearance and Trading.....                   6,739                          7,838
  Research and Administration............                  11,345                         16,340
  Depreciation and Amortization..........                   5,891                          4,421
  Other Operating........................                  10,924                         11,022
  Minority Interest......................                     167                            169
                                                         --------                       --------
                                                           69,234                         88,715
                                                         --------                       --------
Income Before Taxes......................                  83,018                        105,126
Provision for Taxes......................                   8,337                          8,743
                                                         --------                       --------
Net Income...............................                $ 74,681                       $ 96,383
                                                         ========                       ========
Earnings Per Share:
  Basic Earnings Per Share: .............                $   1.76                       $   2.38
                                                         ========                       ========
  Diluted Earnings Per Share: ...........                $   1.61                       $   2.19
                                                         ========                       ========
BALANCE SHEET DATA:
Total Assets.............................                $104,696
Total Liabilities........................                $ 41,893
                                                         --------
Shareholders' Equity.....................                $ 62,803
                                                         ========

                                  RISK FACTORS

VOLATILITY IN THE SECURITIES MARKETS COULD RESULT IN A DECREASE IN THE MARKET VALUE OF OUR ASSETS UNDER MANAGEMENT WHICH, IN TURN, WOULD RESULT IN A DECREASE IN THE MANAGEMENT FEES WE ARE ABLE TO EARN ON THOSE ASSETS.

     The securities markets are highly volatile, and securities prices may increase or decrease for many reasons, including economic, financial or political events, which we cannot control. These events could result in a decrease in the overall value or amount of assets that we manage and on which we earn our fees.

     We earn almost all of our revenues from asset management contracts with clients. Under these contracts, clients pay us an asset management fee equal to a percentage of the market value of the assets we manage. As a result, if securities prices fluctuate, the market value of the assets may fluctuate, and our revenues and profitability may fluctuate as well. All other factors being equal, if securities prices fall, the value of our client's portfolios, and our revenues, would fall as well.

     If securities prices fall, securities may become less attractive investments as compared to other investments. Clients have the right to remove their assets from our management at any time, and may be more likely to do so when securities prices decrease. In that case, the amount of assets we manage may also decrease, and our revenues would fall as well.

THE ABILITY OF ALL OF OUR CLIENTS TO TERMINATE THEIR ASSET MANAGEMENT CONTRACTS WITH US AT WILL MAKES OUR FUTURE CLIENT AND REVENUE BASE UNPREDICTABLE.

     Our clients have the right to terminate their asset management contracts with us at any time without paying any penalty. We cannot, therefore, be certain that we will continue to receive the fees that the client agreed to pay in its asset management contract with us, particularly if the client decides that a competitor's services or fees are more attractive. In addition, if clients terminate agreements covering a significant portion of the assets we manage, this would result in a significant loss in our revenues which would adversely affect our financial condition.

THE MARKET FOR QUALIFIED PERSONNEL IS HIGHLY COMPETITIVE. IF WE ARE UNABLE TO CONTINUE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL WE WILL BE UNABLE TO ADEQUATELY SERVE OUR CLIENT BASE.

     Our asset management approach depends on the expertise of our personnel and their ability to work together as an effective team. Our business depends on our ability to attract and retain highly skilled asset management, investment advisory, research and administrative professionals. Competition for employees with the necessary qualifications is intense, especially for asset management and research professionals. If we are unable to attract and retain these professionals, we will be unable to continue to provide a consistent level of service to our clients. A failure to adequately serve our clients could result in clients withdrawing their assets from our management and could also affect our ability to attract new clients.


     Our core investment management team currently consists of managers who have been with us for an average of more than seven years. If a substantial number of these managers were to leave the Stewart Group within a short period of time, it would be difficult to replace them without disrupting our business. A disruption in our business could also cause us to lose clients.


     Two of our former portfolio managers recently announced their intention to leave the Stewart Group on amicable terms to pursue other interests, as described under "Business -- Investment Management Team". Although similar departures have not resulted in a material loss of assets under management, we cannot be certain that the departure of these two former portfolio managers will not have a negative impact on our assets under management.

OUR U.S. TAX STATUS COULD BE CHALLENGED. IF U.S. FEDERAL, STATE OR LOCAL TAXING AUTHORITIES SUCCESSFULLY CHALLENGE OUR ASSESSMENT OF HOW MUCH OF OUR NET INCOME WAS DERIVED FROM ACTIVITIES IN THE UNITED STATES, WE COULD BE FORCED TO PAY SIGNIFICANT ADDITIONAL TAXES.

     The Internal Revenue Service or IRS, as it is commonly known, and/or other U.S. taxing authorities may assert that the Stewart Group has significantly understated its taxable income and impose tax on the understatement. The U.S. income tax we have paid and expect to pay is as follows:

     - W.P. Stewart & Co., Inc., our New York-based research subsidiary, pays U.S. income tax on its taxable income, consisting of fees received from W.P. Stewart & Co., Ltd. and W.P. Stewart Asset Management Ltd. for sub-advisory and research services less applicable expenses;

     - W.P. Stewart Asset Management (NA), Inc. pays U.S. income tax on its taxable solicitation fee income on a consolidated federal basis with its wholly-owned subsidiary, W.P. Stewart Asset Management (NA) (Portland), Inc.; and


     - W.P. Stewart & Co., Ltd. and W.P. Stewart Asset Management Ltd. paid in 1998 and 1999 U.S. income tax on the approximately 5%, and expect to pay in 2000 U.S. income tax on the approximately 10%, of their earnings (as computed under U.S. GAAP) which are, or are expected to be, derived from activities directly carried on in the United States.


     We continue, however, to take the position, which we think is supported under existing authority, that no U.S. income tax will be imposed on any additional income of the Stewart Group for 1998, 1999 and 2000. In particular, no portion of the income of W.P. Stewart Securities Limited, W.P. Stewart & Co. (Europe), Ltd., NS Money Management Ltd. or TPRS Services N.V. should be subject to U.S. income tax. As a consequence, the overall effective tax rate on our earnings was 10.7% for 1998 and 8.2% for 1999. We believe that the overall tax rate will not exceed 10% for 2000 and intend to file tax returns on that basis. The overall effective tax rate on our earnings in future years using a similar methodology will vary in accordance with the relative nature and extent of our activities in the United States and in foreign countries.

     The IRS, New York State and/or New York City may disagree with our positions and assert that (i) the fees paid to W.P. Stewart & Co., Inc. (which are 50 basis points annually calculated on the assets in accounts for which W.P. Stewart & Co., Inc. provides subadvisory services and $1.2 million annually for research relating to other accounts) or W.P. Stewart Asset Management (NA), Inc. and its subsidiaries understate their taxable incomes and/or (ii) the net income of W.P. Stewart & Co., Ltd. and W.P. Stewart Asset Management Ltd. from business that they carry on directly in the United States represents more than the amount reported by W.P. Stewart & Co., Ltd. and W.P. Stewart Asset Management Ltd. Any additional net income attributed to W.P. Stewart & Co., Inc., to W.P. Stewart Asset Management (NA), Inc. and its subsidiaries or to the directly-conducted U.S. business of W.P. Stewart & Co., Ltd. and W.P. Stewart Asset Management Ltd. would be subject to U.S. taxes, at rates that are currently up to 62.62%.

COMPETITION IN OUR INDUSTRY IS INTENSE. THIS COMPETITION MAKES CLIENT RETENTION DIFFICULT AND OUR REVENUE BASE UNCERTAIN.

     The asset management business is highly competitive. Our ability to compete is based on a number of factors, including:

     - investment performance;

     - business reputation;

     - continuity of client relationships and of assets under management; and

     - the level of fees charged for services.

     We currently compete with a large number of other asset management firms, as well as broker-dealers, commercial banks, investment banks, insurance companies and other financial institutions. Because the cost of entering the asset management business is relatively low, entities may easily be formed which may also compete with us. If we are not able to compete successfully against current and future competitors, current clients may withdraw their assets from our management, and we may be unable to attract a sufficient number of new clients to maintain or improve our revenue base and net income.

WE ARE SUBJECT TO THE CONTROL OF MANY REGULATORY BODIES. THESE REGULATORS HAVE THE POWER TO RESTRICT OR LIMIT OUR BUSINESS ACTIVITIES, TO CAUSE US TO CHANGE THE MANNER IN WHICH WE CONDUCT OUR BUSINESSES AND TO LEVY SUBSTANTIAL PENALTIES OR FINES ON US.

     The asset management industry is subject to regulation in most of the jurisdictions in which we do business. Our Bermuda companies are subject to the Investment Business Act 1998 of Bermuda, but by virtue of their regulation in other jurisdictions and/or the nature of their clients, they are exempt from the requirement to hold a license under that Act. W.P. Stewart & Co., Ltd. and W.P. Stewart & Co., Inc. are registered as investment advisers with the U.S. Securities and Exchange Commission or SEC, as it is commonly known, and various state regulatory agencies. W.P. Stewart Securities Limited, our Bermuda-based broker-dealer, is registered with the SEC and various state regulatory agencies as a broker-dealer. In addition, W.P. Stewart Securities Limited is regulated by the National Association of Securities Dealers, Inc. W.P. Stewart & Co. (Europe), Ltd. is regulated by the Investment Management Regulatory Organisation Limited or IMRO, as it is commonly known, and W.P. Stewart Fund Management Limited, our Dublin-based fund management company, is regulated by the Central Bank of Ireland. TPR & Partners N.V., our Amsterdam-based asset gatherer, is regulated by the Netherlands Securities Board.

     These regulatory regimes are designed to protect clients and other third parties who deal with us and our subsidiaries and to ensure the integrity of the financial markets. They are not designed to protect our shareholders.

     These regulations often limit our activities, through requirements relating to customer protection, market conduct and net capital. We also face the risk of significant intervention by regulatory authorities, including extended investigation and surveillance activity, adoption of costly or restrictive new regulations and judicial or administrative proceedings that may result in substantial penalties to us. Among other things, if we were found to have violated a significant regulatory requirement, we could be fined or enjoined from engaging in certain business activities, and the registration of certain members of the Stewart Group as investment advisers, broker-dealers or fund managers could be terminated. If new regulations are adopted, these consequences could be more significant.

AS A SHAREHOLDER OF A BERMUDA COMPANY YOU MAY, IN SOME INSTANCES, HAVE FEWER RIGHTS AND PROTECTIONS THAN YOU WOULD HAVE AS A SHAREHOLDER OF A U.S. COMPANY.

     W.P. Stewart & Co., Ltd. is incorporated in Bermuda and its corporate affairs are governed by its memorandum of association, by its bye-laws and by Bermuda law. Under Bermuda law, shareholders have fewer rights than they might have as shareholders of a corporation incorporated in a U.S. jurisdiction, and these rights are less well-defined. It is also more difficult in some respects for investors to protect their interests in connection with actions by the management, board of directors or controlling shareholders of a company. For a description of some of the rights that you will have as a shareholder of W.P. Stewart & Co., Ltd., see "Description of Capital Stock".

     The United States and Bermuda also do not have a treaty requiring Bermuda courts to recognize and enforce U.S. court judgments in civil or criminal matters. It is not clear that a Bermuda court would enforce a United States court judgment based solely on the U.S. federal securities laws.

WE ARE AND WILL CONTINUE TO BE CONTROLLED BY AFFILIATED SHAREHOLDERS. FOLLOWING THE OFFERINGS, AFFILIATED SHAREHOLDERS WILL STILL HAVE THE ABILITY -- WITHOUT YOUR INPUT OR CONSENT -- TO CONTROL ALL DECISIONS SUBMITTED TO SHAREHOLDERS REGARDING OUR MANAGEMENT AND AFFAIRS.


     After the offerings are completed, individuals who are our current or former employees or directors and affiliates of us and such individuals will own approximately 76% of the common shares. All shareholders of WPS II, Inc. are current or former employees of the Stewart Group, members of their families or trusts for members of their families. Furthermore, our current shareholders will not be subject to the voting limitations described below. WPS II, Inc. and these affiliated individuals will therefore have the power (without the consent of our other shareholders) to elect the entire board of directors and, as a result, to control the management and policies of the Stewart Group, including making all decisions about mergers, acquisitions, sales, borrowings, issuances and redemptions of our securities and declaration of dividends on the common shares. They will also be able to decide all other matters submitted to our shareholders for approval, including amendments to our memorandum of association and bye-laws.


OUR BYE-LAWS RESTRICT SHAREHOLDERS' VOTING RIGHTS. YOU MAY NOT BE ABLE TO VOTE ALL OF THE COMMON SHARES THAT YOU OWN.

     Our bye-laws limit the voting power of natural persons to 5% of all votes attributable to our outstanding capital stock (including the common shares) and the voting power of other entities, "groups" (as defined in the Securities Exchange Act of 1934) and persons other than natural persons to 9.5% of the votes attributable to our outstanding capital stock. These limitations apply regardless of how many common shares are actually owned or controlled by a shareholder. These restrictions, however, will not apply to:

     - WPS II, Inc.;

     - Other shareholders or groups of shareholders who were shareholders of W.P. Stewart & Co., Ltd. immediately before the offerings; and

     - Additional persons, entities or groups that are designated by our board of directors either before or after the offerings.

The votes that could have been cast by shareholders who are subject to these voting restrictions will be allocated to the other shareholders pro rata based on the number of shares they hold. However, no shareholder subject to these restrictions may be allocated more than 5% (for natural persons) or 9.5% (for legal persons, entities or groups) of the total voting power. This voting limitation was put in place to reduce the likelihood that we will become a controlled foreign corporation for U.S. tax purposes. See "Certain Income Tax Consequences -- United States -- Controlled Foreign Corporation Rules" for a discussion of the tax consequences associated with our becoming a controlled foreign corporation.

     Our bye-laws also limit the overall voting power of all persons, entities or groups to 20% of the total number of all votes attributable to our outstanding capital stock (including the common shares). These limitations apply regardless of how many common shares are actually owned or controlled by a shareholder and regardless of whether the voting restrictions described in the previous paragraph apply to that shareholder. These restrictions, however, will not apply to:

     - WPS II, Inc. or its affiliates;

     - Direct or indirect subsidiaries of W.P. Stewart & Co., Ltd.;

     - New or existing employee benefit plans of W.P. Stewart & Co., Ltd., as may be designated by our board of directors either before or after the offerings; and

     - Other persons, entities or groups that are designated by our board of directors either before or after the offerings.

This voting limitation was put in place to reduce the likelihood of inadvertent terminations of our advisory agreements as a result of "assignments" of such contracts.

     These voting limitations and reallocation provisions in our bye-laws make it difficult or impossible for any person, entity or group to acquire control of us unless our board of directors, WPS II, Inc. and the other affiliated shareholders discussed above agree. These provisions may also make it difficult to remove incumbent directors of the Stewart Group and may limit the price that investors will be willing to pay in the future for common shares.

A CHANGE OF CONTROL OF THE STEWART GROUP WOULD AUTOMATICALLY TERMINATE OUR CLIENTS' INVESTMENT ADVISORY AGREEMENTS WITH US UNLESS THE CLIENT ELECTS NOT TO TERMINATE AND COULD PREVENT US FOR A TWO YEAR PERIOD FROM INCREASING THE INVESTMENT ADVISORY FEES WE ARE ABLE TO CHARGE OUR CLIENTS.

     Under the Investment Advisers Act of 1940, as amended or the Advisers Act, as it is commonly known, a client's investment management agreement will terminate unless the client elects otherwise if the agreement is "assigned" by the investment adviser without the client's consent. An advisory agreement is considered to be assigned to another party when a "controlling block" of the adviser's voting securities is transferred. In our case, an assignment of the Stewart Group's asset management contracts may occur if, among other things, we sell or issue a certain number of additional common shares after the offerings. We cannot be certain that our clients will consent to the assignment of investment advisory agreements or approve new agreements with the Stewart Group if a change of control occurs.

     While the limitation in our bye-laws prohibiting any person or group from voting more than 20% of the total number of shares of W.P. Stewart & Co., Ltd.'s capital stock was put in place to reduce the likelihood of inadvertent terminations of our advisory agreements as a result of "assignments" of such contracts, there can be no guarantee that this voting limitation will prevent such a termination from occurring.

     Under the Investment Company Act of 1940, as amended, or the Investment Company Act, as it is commonly known, a party that acquires control of an investment company may not impose an "unfair burden" on that company for a two-year period after a change of control. The term "unfair burden" has been interpreted to include certain increases in investment advisory fees. This restriction, along with the difficulty of obtaining a controlling voting interest in the Stewart Group described above, may discourage potential purchasers from acquiring a controlling interest in W.P. Stewart & Co., Ltd.

FUTURE SALES OF CURRENTLY RESTRICTED COMMON SHARES COULD CAUSE THE MARKET PRICE FOR THE COMMON SHARES TO DECLINE. IF TOO MANY SHAREHOLDERS WHO ARE CURRENTLY RESTRICTED FROM SELLING THEIR COMMON SHARES DECIDE TO SELL THESE SHARES ONCE THE RESTRICTIONS ARE LIFTED, THE MARKET PRICE OF YOUR COMMON SHARES COULD BE ADVERSELY AFFECTED.


     Upon completion of the offerings, there will be 47,319,618 common shares issued and outstanding. Of these shares, the 11,204,015 common shares expected to be sold in the offerings will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended or the Securities Act, as it is commonly known, except for shares purchased by our "affiliates", as that term is defined in Rule 144 under the Securities Act.



     It is expected that a total of 17,715,715 common shares, including the shares sold in the offerings, will be available for sale following the offerings. Approximately 35,937,500 of the outstanding common shares, 6,150,944 of which would otherwise be available for sale following the offerings, will be owned by individuals and entities who have signed agreements that generally provide that the shares cannot be sold for 540 days after the offerings without the consent of the representatives of the underwriters. The representatives of the underwriters may release all or any portion of the common shares subject to these lock-up agreements at any time in their sole discretion. After the 540-day lock-up period expires, the holders of these common shares will be able to resell their shares, subject to the requirements of the Securities Act. WPS II, Inc. has additionally agreed to retain at least 7,000,000 common shares for the longer of three years or until the expiration of its indemnity obligation relating to tax liabilities resulting from the merger with our U.S. predecessor. See "Certain Relationships and Related Transactions".


     Sales of substantial numbers of common shares, or the possibility of such sales, pursuant to Rule 144 under the Securities Act or otherwise, may adversely affect the market price of the common shares and make it more difficult for us to raise capital by issuing equity securities.

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR THE COMMON SHARES. YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE COMMON SHARES.

     Before the offerings, there has been no public market for the common shares. We will apply to list the common shares on the New York and Bermuda Stock Exchanges, but we cannot be sure that an active trading market will develop or be sustained after the offerings or that you will be able to sell the common shares when you want to. The Stewart Group, the selling shareholders and representatives of the underwriters will negotiate to decide the initial public offering price of the common shares. Because there has been no prior public market for the common shares, we cannot be sure that the offering price will correspond to the price at which the common shares will trade in the public market after the offerings. See "Underwriting".

THE MARKET PRICE OF THE COMMON SHARES WILL FLUCTUATE. THERE IS NO GUARANTEE THAT YOU WILL IN THE FUTURE BE ABLE TO SELL COMMON SHARES FOR A PRICE WHICH IS AS HIGH AS OR HIGHER THAN THE OFFERING PRICE.

     The market price for the common shares may be volatile and may fluctuate based upon a number of factors including, but not limited to:

     - our operating results;

     - changes in financial estimates by securities analysts for the Stewart Group and/or its competitors;

     - conditions or trends in the asset management industry;

     - adoption of new accounting standards affecting the investment advisory business;

     - news announcements; or

     - changes in general economic and market conditions.

     In addition, the stock market in recent years and months has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations may materially affect the market price of the common shares.

                           FORWARD-LOOKING STATEMENTS

     Certain statements in this prospectus are forward-looking statements, including, without limitation, statements concerning our assumptions, expectations, beliefs, intentions, plans or strategies regarding the future. Such forward-looking statements are based on beliefs of our management as well as on estimates and assumptions made by and information currently available to our management. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risk factors set forth in this prospectus as well as the following:

     - general economic and business conditions;

     - industry capacity and trends;

     - competition;

     - the loss of major clients;

     - changes in demand for our services;

     - changes in business strategy or development plans;

     - changes in the laws and/or regulatory circumstances in the United States, Bermuda, the United Kingdom, Ireland or other jurisdictions;

     - quality of management;

     - actions taken or omitted to be taken by third parties including our shareholders, clients, competitors, legislative, regulatory, judicial and governmental authorities; and

     - availability, terms and deployment of capital.

     Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary significantly from those anticipated, believed, estimated, expected, intended or planned. We do not intend to review or revise any particular forward-looking statements made in this prospectus in light of future events. You are cautioned not to put undue reliance on any forward-looking statements.

                                 CAPITALIZATION


     The following table sets forth our consolidated capitalization as of September 30, 2000:



          - on a historical basis;



          - on a pro forma basis after giving effect to the acquisition of 50% of TPRS Services N.V. and 75% of TPR & Partners N.V. as described under "Corporate History -- Global Expansion" and the issuance of 1,144,000 common shares in connection with that acquisition; and



          - the issuance of 30,500 common shares in connection with employee stock purchases.



                                                         AS OF SEPTEMBER 30, 2000
                                                    ----------------------------------
                                                    (IN THOUSANDS, EXCEPT SHARE DATA)
                                                    ----------------------------------
                                                               (UNAUDITED)
                                                    HISTORICAL              PRO FORMA
                                                    -----------             ----------
Current Portion of Long-Term Debt.................   $    542                $    542
Long-Term Debt....................................     18,235                  18,235
Shareholders' Equity
  Common Shares (125,000,000 shares authorized,
     47,291,118 shares issued and outstanding,
     48,465,618 pro forma shares).................         47                      48
  Contingently Returnable Shares..................    (21,046)                (28,995)
  Additional Paid-in-Capital......................     84,066                  99,357
  Accumulated Other Comprehensive Income..........       (246)                   (246)
  Retained Earnings...............................     15,004                  15,004
  Shareholders' Notes Receivable..................    (21,968)                (22,365)
                                                     --------                --------
          Total Shareholders' Equity..............     55,857                  62,803
                                                     ========                ========
Total Capitalization..............................   $ 74,634                $ 81,580
                                                     ========                ========

                                DIVIDEND POLICY


     We intend to establish a policy after the offerings of declaring quarterly dividends on the common shares, commencing in the fourth quarter of 2000. We expect that the amount of those dividends will be determined as approximately 60% of earnings, initially at the rate of approximately $0.30 per common share ($1.20 annually). The declaration and payment of dividends to holders of common shares will be in the discretion of our board of directors and will depend on our capital requirements, operating and financial condition, and business plans at the time, as well as legal restrictions derived from Bermuda law and regulatory restrictions derived from net capital rules of various regulatory bodies applicable to the Stewart Group and such other factors as the board of directors may deem relevant. See "Description of Capital Stock -- Dividends".

                  SELECTED FINANCIAL AND UNAUDITED OTHER DATA

     The following table sets forth selected financial and unaudited other data for the Stewart Group for the periods and as of the dates indicated. The data set forth below are presented on a consolidated or a combined/consolidated basis.


     The income statement and balance sheet data set forth below as of and for the years ended December 31, 1999, 1998, 1997 and 1996 are derived from our audited financial statements. The income statement and balance sheet data set forth below as of and for the nine month periods ended September 30, 2000 and 1999 are derived from our consolidated unaudited financial statements. You should read the financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the combined/consolidated audited and consolidated unaudited financial statements and related notes of the Stewart Group included elsewhere in this prospectus. Our operating results for the nine month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. The income statement and balance sheet data set forth below as of and for the year ended December 31, 1995 represent the financial results of our U.S. predecessor company only. See "Corporate History".



                                                     AS OF, AND FOR
                                                     THE NINE MONTH
                                                      PERIOD ENDED,
                                                      SEPTEMBER 30,        AS OF, AND FOR THE YEAR ENDED, DECEMBER 31,(1)
                                                   -------------------   --------------------------------------------------
                                                     2000       1999       1999       1998       1997      1996      1995
                                                     ----       ----       ----       ----       ----      ----      ----
                                                       (UNAUDITED)
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Fees...........................................  $113,210   $116,988   $153,307  $121,043   $ 88,580    $61,622   $45,906
  Commissions....................................    33,494     27,858     35,511    27,574     20,379     15,941    13,812
  Interest and Other.............................     4,798      3,663      4,501     3,662      1,719      1,423     1,045
                                                   --------   --------   --------  --------   --------    -------   -------
                                                    151,502    148,509    193,319   152,279    110,678     78,986    60,763
                                                   --------   --------   --------  --------   --------    -------   -------
Expenses:
  Employee Compensation and Benefits.............    28,635     29,487     37,385    29,718(2)  34,446     25,746    19,264
  Marketing Fees.................................     7,999     10,341     13,916    11,480      6,572      3,848     2,237
  Commissions, Clearance and Trading.............     6,850      6,377      7,973     7,743      5,816      5,340     4,753
  Research and Administration....................    11,083      8,859     16,111    11,195      9,468      6,726    5,40 0
  Depreciation and Amortization..................     5,514      2,564      3,918       493        553        160       148
  Other Operating................................    10,842     11,463     10,851    10,431      4,300      2,190     1,588
                                                   --------   --------   --------  --------   --------    -------   -------
                                                     70,923     69,091     90,154    71,059     61,155     44,010    33,390
                                                   --------   --------   --------  --------   --------    -------   -------
Income Before Taxes..............................    80,579     79,418    103,166    81,220     49,523     34,976    27,373
Provision for Taxes(3)...........................     8,008      9,564      8,410     8,654      3,854      3,210     2,864
                                                   --------   --------   --------  --------   --------    -------   -------
Net Income.......................................  $ 72,571   $ 69,854   $ 94,755  $ 72,566   $ 45,669    $31,766   $24,509
                                                   ========   ========   ========  ========   ========    =======   =======
Earnings Per Share(4):
  Basic Earnings Per Share.......................  $   1.74   $   1.75   $   2.37  $   1.89   $   1.26    $  1.11   $  1.03
                                                   ========   ========   ========  ========   ========    =======   =======
  Diluted Earnings Per Share.....................  $   1.61   $   1.62   $   2.21  $   1.80   $   1.23    $  1.06   $  0.97
                                                   ========   ========   ========  ========   ========    =======   =======
BALANCE SHEET DATA:
Total Assets.....................................  $ 96,318   $ 77,562   $ 72,721  $ 43,345   $ 18,507    $10,958   $ 9,517
Total Liabilities................................  $ 40,460   $ 44,135   $ 33,820  $ 26,266   $  2,890    $ 4,033   $ 4,860
Shareholders' Equity.............................  $ 55,858   $ 33,427   $ 38,901  $ 17,079   $ 15,617    $ 6,925   $ 4,657

OTHER DATA (unaudited):                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
Long-Term Debt...................................  $   18.2   $   18.8   $   18.6  $   16.9         --         --        --
Cash Dividends Per Share.........................  $   1.51   $   1.40   $   1.94  $   1.72   $   1.08    $  1.09   $  0.91
Assets Under Management..........................  $ 10,768   $ 11,285   $ 12,255  $ 11,157   $  8,562    $ 6,396   $ 4,559


---------------

(1) Beginning in 1996, the results of operations of Capital Managers Limited are included in our results of operations. Capital Managers Limited, a Bermuda company, was merged into W.P. Stewart & Co., Ltd. on October 30, 1998. Capital Managers Limited, which was incorporated in August 1996, was the owner of 100% of the outstanding capital stock of W.P. Stewart Securities Limited, a Bermuda-based broker-dealer, beginning on July 1, 1997. Capital Managers Limited acquired effective control of W.P. Stewart Asset Management Ltd., a Bermuda-based investment advisory subsidiary, on December 30, 1996. Accordingly, W.P. Stewart Asset Management Ltd. has been consolidated with Capital Managers Limited for financial statement purposes. See "Corporate History".


(2) In 1998, the percentage of operating profit allocated to compensation was reduced as part of a generational transition by which the founding partners reduced their participation and increased participation was given to the next generation of managers. This transition involved retirements, reassignments, reallocation of compensation and an increase in equity participation in our company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".


(3) Prior to June 30, 1998, our U.S. predecessor company operated as an S Corporation under the provisions of the Internal Revenue Code and, accordingly, was not subject to U.S. federal income tax; however, it was subject to certain state and local income taxes. For information regarding our U.S. predecessor company, see "Corporate History".


(4) Common shares purchased by our employees are subject to vesting. For treatment of non-vested common shares see Note 4 of "Notes to the Combined/Consolidated Financial Statements".

                     CONSOLIDATED PRO FORMA FINANCIAL DATA

     The following tables set forth certain consolidated pro forma financial data for the Stewart Group:


     - on a historical basis;



     - on a pro forma basis after giving effect to the acquisition of 50% of TPRS Services N.V. and 75% of TPR & Partners N.V. as described under "Corporate History -- Global Expansion" and the issuance of 1,144,000 common shares in connection with that acquisition; and



     - the issuance of 30,500 common shares in connection with employee stock purchases.



The closing of this transaction and the issuance of the common shares are expected to occur on or prior to December 31, 2000. The effects of the foregoing adjustments are reflected as of January 1, 1999 for purposes of the income statement, and as of September 30, 2000 for purposes of the balance sheet. The consolidated pro forma financial data set forth below should be read in conjunction with "Selected Financial and Unaudited Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes of the Stewart Group included elsewhere in this prospectus.



                                                                   INCOME STATEMENT
                                                            FOR THE NINE MONTH PERIOD ENDED
                                                                  SEPTEMBER 30, 2000
                                                        ---------------------------------------
                                                                      PRO FORMA
                                                        HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                        ----------   -----------      ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                      (UNAUDITED)
REVENUES:
  Fees................................................   $113,210      $   637(a)     $113,847
  Commissions.........................................     33,494           --          33,494
  Interest and Other..................................      4,798          113(a)        4,911
                                                         --------      -------        --------
                                                          151,502          750         152,252
                                                         --------      -------        --------
EXPENSES:
  Employee Compensation and Benefits..................     28,635          630(b)       29,265
  Marketing Fees......................................      7,999       (3,096)(c)       4,903
  Commissions, Clearance and Trading..................      6,850         (111)(c)       6,739
  Research and Administration.........................     11,083          262(b)       11,345
  Depreciation and Amortization.......................      5,514          377(d)        5,891
  Other Operating.....................................     10,842           82(b)       10,924
  Minority Interest...................................         --          167(e)          167
                                                         --------      -------        --------
                                                           70,923       (1,689)         69,234
                                                         --------      -------        --------
Income Before Taxes...................................     80,579        2,121          83,018
Provision for Taxes...................................      8,008          329(f)        8,337
                                                         --------      -------        --------
Net Income............................................   $ 72,571      $ 1,792        $ 74,681
                                                         ========      =======        ========
EARNINGS PER SHARE:
  Basic Earnings Per Share:...........................   $   1.74      $  0.02(g)     $   1.76
                                                         ========      =======        ========
  Diluted Earnings Per Share:.........................   $   1.61      $  0.00(g)     $   1.61
                                                         ========      =======        ========

                                                                          BALANCE SHEET
                                                                     AS OF SEPTEMBER 30, 2000
                                                             ----------------------------------------
                                                                            PRO FORMA
                                                             HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                             ----------    -----------      ---------
                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
                                                                           (UNAUDITED)
ASSETS:
Cash and Cash Equivalents..................................   $ 39,139       $    --        $ 39,139
Fees Receivable............................................      4,819            --           4,819
Receivable from Broker-Dealer..............................      1,388            --           1,388
Investments in Unconsolidated Affiliates...................     11,776            --          11,776
Receivables from Affiliates, Net...........................         61            --              61
Investments Owned, At Market...............................        879            --             879
Investment in Aircraft.....................................     15,119            --          15,119
Customer List..............................................      7,390         5,037(d)       12,427
Goodwill...................................................      5,836         3,341(d)        9,177
Furniture, Equipment and Leasehold Improvements (Net of
  Accumulated Depreciation and Amortization of $1,141).....      5,049            --           5,049
Interest Receivable on Shareholders' Notes.................        608            --             608
Other Assets...............................................      4,254            --           4,254
                                                              --------       -------        --------
                                                              $ 96,318       $ 8,378        $104,696
                                                              ========       =======        ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
  Loan Payable.............................................   $ 18,777            --        $ 18,777
  Employee Compensation and Benefits Payable...............      5,759            --           5,759
  Marketing Fees Payable...................................      4,168            --           4,168
  Professional Fees Payable................................      3,592            --           3,592
  Dividend Payable.........................................          7            --               7
  Taxes Payable............................................      2,241            --           2,241
  Accrued Expenses and Other Liabilities...................      5,917            --           5,917
  Redeemable Minority Interest.............................         --       $ 1,432(h)        1,432
                                                              --------       -------        --------
                                                                40,461         1,432          41,893
                                                              --------       -------        --------
Commitments and Contingencies

Shareholders' Equity:
  Common Stock, $.001 par value (125,000,000 shares
    authorized, 47,291,118 shares issued and outstanding,
    48,465,618 pro forma shares)...........................         47             1(i)           48
Additional Paid-In-Capital.................................     84,066        15,291(i)       99,357
Contingently Returnable Shares.............................    (21,046)       (7,949)        (28,995)
Accumulated Other Comprehensive Income.....................       (246)           --            (246)
Retained Earnings..........................................     15,004            --          15,004
                                                              --------       -------        --------
                                                                77,825         7,343          85,168
Less: Shareholders' Notes Receivable.......................    (21,968)         (397)        (22,365)
                                                              --------       -------        --------
                                                                55,857         6,946          62,803
                                                              --------       -------        --------
                                                              $ 96,318       $ 8,378        $104,696
                                                              ========       =======        ========

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

NOTE 1:  BASIS OF PRESENTATION

The Consolidated Pro Forma Financial Data is presented:


- on a historical basis;



- on a pro forma basis after giving effect to the acquisition described in Note 2; and



- the issuance of 30,500 common shares in connection with employee stock purchases.



The Consolidated Pro Forma Income Statement for the nine months ended September 30, 2000 was prepared as if the transaction described in Note 2 had taken place on January 1, 1999. The Consolidated Pro Forma Balance Sheet as of September 30, 2000 was prepared as if the transaction described in Note 2 had taken place on September 30, 2000.


NOTE 2:  ACQUISITIONS

Pursuant to an agreement in principle reached in late 1999, we will issue 1,144,000 common shares at $13.02 per share for the acquisition of 50% of TPRS Services N.V. and 75% of TPR & Partners N.V.

NOTE 3:  PRO FORMA ADJUSTMENTS


(a) Adjustments to reflect fee revenue of $637,000 and interest and other revenue of $113,000.



(b) Adjustments to reflect expenses incurred for employee compensation and benefits, research and administration and other operating expenses in the amounts of $630,000, $262,000 and $82,000, respectively.



(c) Adjustments of $3,096,000 and $111,000 to reflect marketing fees and commission, clearance and trading expenses, respectively.



(d) Intangible assets totalling $8,378,000 resulting from the acquisition will be amortized over a period of 14 to 20 years. Amortization costs for the acquisition total $377,000.



(e)  Adjustment of $167,000 to reflect a 25% minority interest.



(f) Adjustment of $329,000 to reflect additional tax liabilities resulting from the acquisition calculated at the statutory rate.



(g) Basic earnings per share is computed by dividing the net income applicable to common shares outstanding by the weighted average number of common shares outstanding, excluding unvested and restricted shares. Diluted earnings per share is computed using the same method as basic earnings per share but also reflects the impact of unvested shares using the treasury stock method. The calculations are set forth below:



                                                                 BASIC         DILUTED
                                                              -----------    -----------
Actual Weighted Average Common
  Shares Outstanding at September 30, 2000..................   41,838,622     45,227,368
Pro Forma Adjustments.......................................      657,783      1,146,183
                                                              -----------    -----------
Pro Forma Weighted Average Common
  Shares Outstanding at September 30, 2000..................   42,496,405     46,373,551
                                                              ===========    ===========
Pro Forma Net Income Per Share:.............................  $      1.76    $      1.61
                                                              ===========    ===========

(h) Adjustment to record the agreement in principle to purchase the remaining 25% minority interest in TPR & Partners N.V. at the end of 2004.


(i) Common shares outstanding of 47,291,118 has been adjusted to reflect (i) the issuance of 1,144,000 common shares in connection with the acquisition, and (ii) the issuance of 30,500 common shares in connection with employee stock purchases.

     The following table sets forth certain consolidated pro forma financial data for the Stewart Group:


- on a historical basis;



- on a pro forma basis after giving effect to the acquisition described in Note 2; and



- the issuance of 30,500 common shares in connection with employee stock purchases.


The closing of this transaction and the issuance of the common shares are expected to occur on or prior to December 31, 2000. The effects of the foregoing adjustments are reflected as of January 1, 1999 for purposes of the income statement. The consolidated pro forma financial data set forth below should be read in conjunction with "Selected Financial and Unaudited Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto of the Stewart Group included elsewhere in this prospectus.


                                                                         INCOME STATEMENT
                                                               FOR THE YEAR ENDED DECEMBER 31, 1999
                                                             ----------------------------------------
                                                                            PRO FORMA
                                                             HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                             ----------    -----------      ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                           (UNAUDITED)
REVENUES:
  Fees.....................................................   $153,307       $  425(a)      $153,732
  Commissions..............................................     35,511           --           35,511
  Interest and Other.......................................      4,501           97(a)         4,598
                                                              --------       ------         --------
                                                               193,319          522          193,841
                                                              --------       ------         --------
EXPENSES:
  Employee Compensation and Benefits.......................     37,385          605(b)        37,990
  Marketing Fees...........................................     13,916       (2,981)(c)       10,935
  Commissions, Clearance and Trading.......................      7,973         (135)(c)        7,838
  Research and Administration..............................     16,111          229(b)        16,340
  Depreciation and Amortization............................      3,918          503(d)         4,421
  Other Operating..........................................     10,851          171(b)        11,022
  Minority Interest........................................         --          169(e)           169
                                                              --------       ------         --------
                                                                90,154       (1,439)          88,715
                                                              --------       ------         --------
Income Before Taxes........................................    103,165        1,961          105,126
Provision for Taxes........................................      8,410          333(f)         8,743
                                                              --------       ------         --------
Net Income.................................................   $ 94,755       $1,628         $ 96,383
                                                              ========       ======         ========
EARNINGS PER SHARE:
  Basic Earnings Per Share: ...............................   $   2.37       $ 0.01(g)      $   2.38
                                                              ========       ======         ========
  Diluted Earnings Per Share: .............................   $   2.21       $(0.02)(g)     $   2.19
                                                              ========       ======         ========

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

NOTE 1:  BASIS OF PRESENTATION

     The Consolidated Pro Forma Financial Data is presented:


- on a historical basis;



- on a pro forma basis after giving effect to the acquisition described in Note 2; and



- the issuance of 30,500 common shares in connection with employee stock purchases.


     The Consolidated Pro Forma Income Statement for the year ended December 31, 1999 was prepared as if the transaction described in Note 2 had taken place on January 1, 1999.

NOTE 2:  ACQUISITIONS

     Pursuant to an agreement in principle reached in late 1999, we will issue 1,144,000 common shares at $13.02 per share for the acquisition of 50% of TPRS Services N.V. and 75% of TPR & Partners N.V.

NOTE 3:  PRO FORMA ADJUSTMENTS

(a) Adjustments to reflect fee revenue and interest and other revenue of $425,000 and $97,000.

(b) Adjustments to reflect expenses incurred for employee compensation and benefits, research and administration, and other operating expenses in the amounts of $605,000, $229,000 and $171,000, respectively.

(c) Adjustments of $2,981,000 and $135,000 to reflect marketing fees and commission, clearance and trading expenses, respectively.


(d)  Amortization costs of $503,000 relating to intangibles acquired.


(e)  Adjustment of $169,000 to reflect a 25% minority interest.

(f) Adjustment of $333,000 to reflect the additional tax liabilities resulting from the acquisition calculated at the statutory rate.


(g) Basic earnings per share is computed by dividing the net income applicable to common shares outstanding by the weighted average number of common shares outstanding, excluding unvested and restricted shares. Diluted earnings per share is computed using the same method as basic earnings per share but also reflects the impact of unvested shares using the treasury stock method. The calculations are set forth below:



                                                                BASIC       DILUTED
                                                              ----------   ----------
Actual Weighted Average Common Shares Outstanding at
  December 31, 1999.........................................  40,035,574   42,863,538
Pro Forma Adjustments.......................................     536,234    1,146,734
                                                              ----------   ----------
Pro Forma Weighted Average Common Shares Outstanding at
  December 31, 1999.........................................  40,571,808   44,010,272
                                                              ==========   ==========
Pro Forma Net Income Per Share:.............................  $     2.38   $     2.19
                                                              ==========   ==========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Stewart Group is a research-focused investment counselor that manages assets for high net-worth individuals and institutions located throughout the world. Our principal source of revenues is investment advisory fees and, accordingly, fluctuations in financial markets and client contributions and withdrawals have a direct effect on revenues and net income. Significant components of our expenses are variable in nature and partially offset fluctuations in revenue.

     Advisory fees are computed quarterly based on account market values and fee rates pursuant to investment advisory contracts with clients. Clients are billed quarterly, in advance.

     Commission revenues earned on our brokerage activities, substantially all of which relate to client accounts, vary directly with account trading activity and new account generation. Transaction costs are reviewed quarterly and are competitive.

     Interest and other revenues primarily includes interest earned on notes receivable for employee purchases of common shares, interest earned on our cash management activities and equity income adjustments relating to our investments in unconsolidated affiliates.


     We provide competitive rewards to our employees through our compensation and benefits policy, together with our employee equity ownership practices. Employee compensation and benefits are our largest operating expense, the most significant component of which is compensation paid to our analyst/portfolio managers. Compensation for all employees varies with operating profit. At the beginning of each year, each employee is allocated a participation in our compensation pool. Compensation paid depends upon our actual operating profit (as adjusted for amortization of intangibles and retirement benefits). We review from time to time the percentage of operating profit made available for the compensation pool and review annually the allocation of the compensation pool among all employees.


     Marketing fees are fees paid to select banks, investment firms and individuals in at least 10 countries with whom we have formal marketing arrangements that make up our network of symbiotic marketers. We consider the banks, investment firms and individuals who gather assets for us to be symbiotic marketers of our services because of the mutual benefits that flow from the relationship -- they are able to offer premier equity investment management services to their clients and we are able to extend the reach of our asset-gathering efforts. These fees are based on the market value of referred accounts and vary based on new account generation and fluctuations in the market value of referred accounts.

     Commissions, clearance and trading expenses include fees paid at the direction of clients to consultants based on commissions relating to referred accounts, and clearance and trading fees incurred related to the brokerage activities. These transaction-related costs vary directly with trading activity.

     Research and administration expenses include research, travel and entertainment, communications, occupancy and equipment.


     Other operating expenses include professional fees consisting of accounting, auditing, tax, legal and consulting fees and charitable contributions. A significant component of professional fees for the nine months ended September 30, 2000 is nonrecurring and is related to our global expansion, and in 1999 is nonrecurring and is related to our global consolidation and our preparation for the offerings.


     The income tax status of the companies of the Stewart Group has changed significantly since 1997. Prior to July 1, 1997, our brokerage activities were performed through our U.S. predecessor company which then operated as an S Corporation under the provisions of the

Internal Revenue Code of 1986, as amended, or Internal Revenue Code, as it is commonly known, and, accordingly, the operating results were subject to U.S. federal income tax at the shareholder level and not at the corporate level. Subsequent to July 1, 1997, the brokerage activities were performed through a subsidiary incorporated as an exempt company under the laws of Bermuda and were not subject to U.S. taxes.

     Prior to our merger with our U.S. predecessor company as of July 1, 1998, our investment advisory and research activities were performed primarily through our U.S. predecessor company which had then operated as an S Corporation under the provisions of the Internal Revenue Code and, accordingly, the operating results were subject to U.S. federal income tax at the shareholder level and not at the corporate level. Subsequent to our merger with our U.S. predecessor company, the investment advisory activities are performed by W.P. Stewart & Co., Ltd. and certain subsidiaries incorporated as exempt companies under the laws of Bermuda. A significant component of the operating profits of these subsidiaries, which is derived from activities outside of the United States, is not expected to be subject to U.S. federal income tax.

     Also subsequent to our merger with our U.S. predecessor company, research and sub-advisory activities are performed by W.P. Stewart & Co., Inc., which operates as a C Corporation and whose operating results are subject to U.S. federal, state and local tax at the corporate level.

     All of our employees are shareholders of W.P. Stewart & Co., Ltd. and participate in the results of our operations. Historically, distributions representing substantially all of our earnings have been paid as dividends to our shareholders. Our policy is to offer our employees the opportunity to participate in the ownership of the Stewart Group through purchases of common shares -- both initial purchases by new employees and increased ownership for existing employee shareholders.

RESULTS OF OPERATIONS


  NINE MONTH PERIOD ENDED SEPTEMBER 30, 2000 AS COMPARED TO NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999



     ASSETS UNDER MANAGEMENT. Assets under management decreased $1.5 billion or 11.5% to $10.8 billion at September 30, 2000 from $12.3 billion at December 31, 1999. The decrease in assets under management included depreciation of $367 million and net outflow of assets of $1.1 billion. Gross new assets generated included new accounts of $189 million and contributions to existing accounts of $580 million which were directly offset by closed accounts of $805 million and withdrawals of $1,060 million. We believe that a greater than usual amount of withdrawals occurred during the first quarter of the year due to a temporary increase in clients' shifting their funds to managers placing greater emphasis on high-tech companies. Such activity has decreased since the first quarter.



     Assets under management increased $128 million or 0.01% to $11.3 billion at September 30, 1999 from $11.2 billion at December 31, 1998. The increase in assets under management included net new assets of $267 million and depreciation of $139 million. Gross new assets generated included new accounts of $708 million and contributions to existing accounts of $636 million which were partially offset by closed accounts of $91 million and withdrawals of $986 million.



     REVENUES. Revenues for the nine months ended September 30, 2000 increased $3.0 million or 2.0% to $151.5 million from $148.5 million earned during the nine months ended September 30, 1999. The increase was due to a $3.8 million or 3.2% decrease in fee revenue, a $5.6 million or 20.2% increase in commission revenue and an increase of $1.1 million in interest and other revenues. Interest and other revenues increased due to an increase of approximately $800,000 from our proportionate earnings of two of our unconsolidated affiliates, higher interest income from loans to employees and more efficient utilization of cash on hand. The average fee earned from client accounts, including performance fees that apply to two accounts, decreased to 1.26% at September 30, 2000 from 1.30% at September 30, 1999.



     EXPENSES. Expenses, excluding income taxes, for the nine months ended September 30, 2000, increased $1.8 million or 2.6% to $70.9 million from $69.1 million incurred during the nine months ended September 30, 1999. The changes are primarily due to a decrease in variable expenses, including a decrease of $2.3 million in fees paid to marketers, which are directly related to assets under management of referred accounts, and an increase of $0.5 million in commissions, clearance and trading costs, which vary with account activity. Other operating expenses decreased $0.6 million. Employee compensation and benefits decreased $0.9 million due to the decrease in adjusted operating profit. Research and administration expense increased $2.2 million due to global consolidation activities.



     Included in depreciation and amortization is amortization of intangibles which represents the year to date write-off of assets acquired (customer list and goodwill) related to our global expansion activities. Amortization of intangibles increased $0.9 million due to an additional acquisition. Depreciation of our aircraft increased $2.0 million.



     Included in other operating expenses is interest expense of $1.0 million for each of the nine months ended September 30, 2000 and 1999, respectively.



     Income tax expense decreased $1.6 million to $8.0 million for the nine months ended September 30, 2000 from $9.6 million for the nine months ended September 30, 1999 due to the $1.2 million increase in income before taxes and a decrease in the effective tax rate from 12% for September 30, 1999 to 10% for September 30, 2000. The decrease in the effective tax rate was primarily due to the completion in 1999 of acquisitions outside the United States.



     NET INCOME. Net income for the nine months ended September 30, 2000 increased $2.7 million or 3.9% to $72.6 million from $69.9 million earned during the nine months ended September 30, 1999 as a result of the items described above.


  YEAR ENDED DECEMBER 31, 1999 AS COMPARED TO YEAR ENDED DECEMBER 31, 1998

     ASSETS UNDER MANAGEMENT. Assets under management increased $1.1 billion or 9.8% to $12.3 billion at December 31, 1999 from $11.2 billion at December 31, 1998. The increase in assets under management included appreciation of $1.0 billion and net new assets of $69 million. Gross new assets generated included new accounts of $859 million and contributions to existing accounts of $814 million which were partially offset by closed accounts of $259 million and withdrawals of $1.35 billion.


     REVENUES. Revenues for the year ended December 31, 1999 increased $41.0 million or 26.9% to $193.3 million from $152.3 million earned during the year ended December 31, 1998. The increase was due to a $32.3 million or 26.7% increase in fee revenue, a $7.9 million or 28.8% increase in commission revenue and an increase of $0.8 million in interest and other revenues. The increase in fee revenue was primarily due to a 22% increase in average assets under management, an increase in the average fee rate from client accounts, including performance fees that apply to two accounts, from 1.24% to 1.31% and the fee revenue earned by an entity acquired during 1999.



     EXPENSES. Expenses, excluding income taxes, for the year ended December 31, 1999 increased $19.1 million or 26.9% to $90.2 million from $71.1 million incurred during the year ended December 31, 1998. The increase was primarily due to an increase in variable expenses, including increases of $2.4 million in fees paid to marketers, which are directly related to assets under management of referred accounts, and an increase of $0.2 million in commissions, clearance and trading costs, which vary with account activity. Other operating expenses increased $0.4 million. Employee compensation and benefits increased $7.7 million due to an increase in adjusted operating profit. Research and administration increased $4.9 million due to our global consolidation activities.



     Depreciation and amortization increased $3.4 million. Included in depreciation and amortization is amortization of intangibles of $0.3 million which represents the year to date write-off of assets acquired (customer list and goodwill) related to our global expansion activities. Depreciation expense associated with the aircraft was $3.2 million.



     Income tax expense decreased $0.3 million to $8.4 million in 1999 from $8.7 million in 1998 due to the company's effective tax rate decreasing to 8.2% in 1999 from 10.7% in 1998.



     NET INCOME. Net income for the year ended December 31, 1999 increased $22.2 million or 30.6% to $94.8 million from $72.6 million earned during the year ended December 31, 1998 as a result of the items described above.


  YEAR ENDED DECEMBER 31, 1998 AS COMPARED TO YEAR ENDED DECEMBER 31, 1997

     ASSETS UNDER MANAGEMENT. Assets under management increased $2.6 billion or 30.2% to $11.2 billion at December 31, 1998 from $8.6 billion at December 31, 1997. The increase in assets under management included appreciation of $2.5 billion and net new assets of $76 million. Gross new assets generated included new accounts of $552 million and contributions to existing accounts of $1.0 billion which were partially offset by closed accounts of $58 million and withdrawals of $1.4 billion.

     REVENUES. Revenues for the year ended December 31, 1998 increased $41.6 million or 37.6% to $152.3 million from $110.7 million earned during the year ended December 31, 1997. The increase was due to a $32.5 million or 36.6% increase in fee revenue, a $7.2 million or 35.3% increase in commission revenue and an increase of $1.9 million in interest and other revenues. The increase in fee revenue was primarily due to the 30.2% increase in assets under management. The average fee earned from client accounts, including performance fees that apply to two accounts, increased from 1.22% to 1.24%.


     EXPENSES. Expenses, excluding income taxes, for the year ended December 31, 1998 increased $9.9 million or 16.2% to $71.1 million from $61.2 million incurred during the year ended December 31, 1997. The increase was primarily due to an increase in variable expenses, including increases of $4.9 million in fees paid to marketers, which are directly related to assets under management of referred accounts, and an increase of $1.9 million in commissions, clearance and trading costs, which vary with account activity. Other operating expenses increased $6.1 million due to an increase in nonrecurring professional fees of $4.4 million representing costs incurred relating to our global consolidation and the offerings. The balance, which was attributable to charitable contributions, increased $1.9 million and included a $1.7 million contribution to W.P. Stewart & Co. Foundation, Inc., a private charitable foundation organized in 1998. The expense increases were partially offset by a $4.7 million decrease in compensation expense related to the reduction in the compensation payout ratio from approximately 41% to 27% of adjusted operating profit. The reduction in the compensation payout ratio was determined after consideration of the employee share ownership increases and dividend distributions.


     Income tax expense increased $4.8 million to $8.7 million in 1998 from $3.9 million in 1997 due to the $31.7 million increase in income before taxes and an increase in the effective tax rate from 7.8% in 1997 to 10.7% in 1998. The Stewart Group's effective tax rate increased in 1998 because in 1997 the Stewart Group's operations in the United States were conducted in the form of an S Corporation not subject to U.S. federal income tax and because, beginning in July 1998 when the Stewart Group effected the changes in its tax status described in "-- Overview", a portion of the Stewart Group's income became subject to U.S. federal income tax.

     NET INCOME. Net income for the year ended December 31, 1998 increased $26.9 million or 58.9% to $72.6 million from $45.7 million earned during the year ended December 31, 1997 as a result of the items described above.

LIQUIDITY AND CAPITAL RESOURCES

     Our financial condition is highly liquid with principal assets including cash, short-term investments and receivables from clients. Short-term investments are primarily money market instruments. Liabilities include operating payables and accrued compensation. Our investment advisory activities do not require us to maintain significant capital balances. However, the broker-dealer activities of W.P. Stewart Securities Limited, our Bermuda-based broker-dealer and the sub-advisory activities of W.P. Stewart & Co. (Europe), Ltd., our London-based research affiliate, require us to maintain certain minimum levels of capital.

     We continually monitor and evaluate the adequacy of the capital maintained for our brokerage and sub-advisory activities. W.P. Stewart Securities Limited and W.P. Stewart & Co. (Europe), Ltd. have consistently maintained net capital in excess of the regulatory requirements prescribed by the SEC and IMRO, respectively, as well as by other regulatory authorities. Historically, we have met our liquidity requirements with cash generated from our operations.

     In 1998, we became a 40% joint venture owner of a building in Hamilton, Bermuda which is our headquarters building. Capital expenditures associated with the building approximate $2.5 million over 1998 and 1999.

     In addition, in 1998 a newly-formed limited liability company wholly owned by us acquired, by assignment, the rights and obligations of Shamrock Aviation, Inc., a company controlled by certain shareholders of W.P. Stewart & Co., Ltd. under a purchase agreement to buy a Challenger aircraft for $22.5 million. The aircraft was placed in service on April 8, 1999. General Electric Capital Corporation is financing the aircraft with 10-year, amortizing loans with fixed rates that range from 6.87% to 7.35%. During 1999, we had paid $22.5 million under the purchase agreement, of which General Electric Capital Corporation provided $19.6 million under the loans. A company under common control with Shamrock Aviation, Inc., controlled by certain shareholders of W.P. Stewart & Co., Ltd., operates the Challenger aircraft for us. We are charged actual cost of operations for such operating services. We believe that ownership of this aircraft enables us to efficiently manage the heavy travel schedules of our investment and research professionals, at rates more favorable to us than would be charged by an unaffiliated charterer.

     We believe that our cash flow from operations is sufficient to meet our debt and other obligations as they come due and anticipated capital requirements.

INFLATION

     Our assets are largely liquid in nature and therefore not significantly affected by inflation. However, the rate of inflation may affect our expenses, such as information technology and occupancy costs which may not be readily recoverable in the pricing of the services that we provide. To the extent inflation results in rising interest rates and has other negative effects upon the securities markets, it may adversely affect our financial position and results of operations.

                               CORPORATE HISTORY

     The Stewart Group began its business in 1975. Expansion of our client base throughout the world and enhancement of our global research capability have been principal elements of our business strategy. We believe that the global consolidation formalizes a number of informal operating relationships and will increase our ability to execute this business strategy and expand our marketing relationships.

THE GLOBAL CONSOLIDATION

     W.P. Stewart & Co., Ltd. was incorporated on June 29, 1998 under the laws of Bermuda. On June 30, 1998, the shareholders of our U.S. predecessor company exchanged all of their interests in that company for shares of WPS II, Inc., a newly formed holding company. Effective as of July 1, 1998, our U.S. predecessor company merged into W.P. Stewart & Co., Ltd. with W.P. Stewart & Co., Ltd. continuing as the surviving company. Upon completion of this merger, WPS II, Inc. received 29,321,436 common shares representing all of the outstanding common shares of W.P. Stewart & Co., Ltd. at the effective time of the merger.

     As the first step in the establishment of the Stewart Group's global business, Capital Managers Limited, a Bermuda company under common control with our U.S. predecessor company, was organized in 1996. As of October 30, 1998, W.P. Stewart & Co., Ltd. merged with Capital Managers Limited with W.P. Stewart & Co., Ltd. continuing as the surviving company. As a result of the Capital Managers Limited merger, W.P. Stewart & Co., Ltd. became the owner of Capital Managers Limited's subsidiaries, W.P. Stewart Securities Limited, W.P. Stewart Asset Management Ltd. and W.P. Stewart Fund Management Limited. As consideration in the merger, we issued to the Capital Managers Limited shareholders 13,904,305 common shares. Each of the Capital Managers Limited shareholders was and continues to be either an employee, a retired employee or director of the Stewart Group or a trustee for the members of an employee's, or retired employee's, family or a member of an employee's family. Each shareholder of WPS II, Inc. is also a former shareholder of Capital Managers Limited.

GLOBAL EXPANSION

     In 1999, we completed three acquisitions and established our London subsidiary. By these actions, we have increased our access to a broader European clientele, enhanced our global research capability and improved our asset gathering in Europe and North America.


     In 1999, we acquired 50% of the capital stock of TPRS Services N.V. from TPR & Partners N.V. and TPR Curacao N.V. TPRS Services N.V. is a Curacao company that is engaged in the business of gathering assets for us. In addition, TPRS Services N.V. currently provides client services for approximately $982 million of our assets under management. As consideration for the TPRS Services N.V. acquisition, we issued 1,152,000 common shares. We have agreed in principle to acquire, as of July 1, 2000, the remaining 50% of TPRS Services N.V. in exchange for 814,000 common shares, and 75% of TPR & Partners N.V. in exchange for 330,000 common shares. The closing of this transaction and the issuance of the common shares are expected to occur on or prior to December 31, 2000. Under the terms of the proposed acquisition, we would acquire the remaining 25% of TPR & Partners N.V., which we anticipate will be part of a newly formed subsidiary to be known as W.P. Stewart Asset Management (Europe), Ltd., on December 31, 2004. We believe that the transactions will strengthen and further align our strategic interests with TPR & Partners N.V. and its wholly-owned subsidiary, TPR Curacao N.V., who have been significant symbiotic marketers. In connection with the TPRS Services N.V. acquisition, we entered into ongoing arrangements with TPR & Partners N.V. and TPR Curacao N.V. under which these companies will continue to refer new clients to us and to provide services for client accounts that they have referred to us.

     In 1999, we acquired from Stewart Notz Stucki Limited, an affiliate of the Notz Stucki group of companies, all of the outstanding capital stock of NS Money Management Ltd. NS Money Management Ltd. is an international investment adviser based in Bermuda that has more than $300 million in assets under management. W.P. Stewart & Co., Ltd. serves as sub-adviser for all of NS Money Management Ltd.'s client accounts. We issued 898,831 common shares as consideration for the acquisition. We believe that the acquisition of NS Money Management Ltd. will enable us to benefit from several long-term Notz Stucki advisory client relationships and strengthen our 15 year relationship with the Notz Stucki group of companies. Headquartered in Geneva, Switzerland, the Notz Stucki group is an independent financial institution that specializes in the management of investments of private individuals on a discretionary basis. The Notz Stucki group of companies currently has over $8 billion in assets under administration.


     We acquired, in 1999, from First Long Island Holdings, LLC, 100% of the capital stock of First Long Island Investors, Inc. W.P. Stewart Asset Management
(NA), Inc. (as the company is now known), is an asset-gathering firm based in Jericho, New York. W.P. Stewart Asset Management (NA), Inc. has been a significant symbiotic marketer that was, as of September 30, 2000, responsible for introducing $563 million of our assets under management to us. We have issued 1,200,000 common shares as consideration for this acquisition. Robert D. Rosenthal, a co-founder of First Long Island Investors, Inc., serves as Chairman and Chief Executive Officer of W.P. Stewart Asset Management (NA), Inc. To enhance our asset-gathering in North America, we entered into ongoing arrangements with First Long Island Investors, LLC, an entity under common ownership with First Long Island Holdings, LLC, under which First Long Island Investors, LLC continues to service W.P. Stewart Asset Management (NA), Inc.'s clients, refers new clients to us and assists us in developing, supervising and coordinating our asset-gathering activities in North America. We believe that First Long Island Investors, LLC's expertise in asset-gathering allows us to accelerate growth of our new asset mandates while remaining focused on investment performance.


     Under the terms of the acquisitions of TPRS Services N.V., First Long Island Investors, Inc. and NS Money Management Ltd., we have the right to repurchase at nominal consideration, on an annual basis in each year during the four years after the effective dates of each of those transactions, a portion of the common shares issued by W.P. Stewart & Co., Ltd. as consideration in those transactions (not to exceed in the aggregate 80% of the common shares issued in each transaction) if certain levels of assets under management are not maintained by the acquired businesses.

     In January 2000, W.P. Stewart & Co. (Europe), Ltd. commenced its investment management business in London. W.P. Stewart & Co. (Europe), Ltd., a wholly-owned subsidiary of W.P. Stewart & Co., Ltd., provides investment research and sub-advisory services to our two Bermuda investment advisory companies (W.P. Stewart & Co., Ltd. and W.P. Stewart Asset Management Ltd.). With five investment professionals, our London business has developed a European portfolio for our clientele using the time-tested principles of our U.S. investment philosophy and approach. Additionally, our London business has now taken the lead role in nurturing established relationships, and developing new relationships, with Europe-based clients and asset gatherers.

CORPORATE STRUCTURE


     The organizational chart set forth below shows our operating structure and our operating subsidiaries. We believe this operating structure positions us effectively to service our global clientele and pursue our global strategy.



                     [OPERATING SUBSIDIARIES FLOW CHART]


[Chart depicting the structure of the Company and its subsidiaries including:
W.P. Stewart & Co. (Europe), Ltd.; the Company's London-based research affiliates; NS Money Management Ltd., the Company's Bermuda-based asset manager; W.P. Stewart & Co., Inc., the Company's New York-based research affiliate; W.P. Stewart Securities Limited, the Company's Bermuda-based broker-dealer; W.P. Stewart Asset Management (NA), Inc., the Company's New York-based asset gatherer; TPRS Services N.V., the Company's Curacao-based asset gatherer; Bowen Asia limited, the Company's Hong Kong-based research affiliate; and W.P. Stewart Asset Management Ltd., the Company's Bermuda-based investment adviser and its subsidiary W.P. Stewart Fund Management Limited, the Company's Dublin-based fund Management Company.]

1. All entities are wholly-owned except where otherwise indicated. This chart does not reflect the proposed acquisition of the remaining 50% of TPRS Services N.V. and 75% of TPR & Partners N.V., which is anticipated to be part of a newly formed subsidiary to be known as W.P. Stewart Asset Management (Europe), Ltd.
2. W.P. Stewart & Co., Ltd. has entered into an agreement pursuant to which it has an option to increase ownership to 50% or more in 2004.

                                    BUSINESS

OVERVIEW

     The Stewart Group offers research-intensive equity investment management services worldwide. Central to our success are three interdependent competitive strengths -- culture, investment methodology and performance record. We foster team effort, collaboration and a comprehensive focus on achieving superior portfolio performance. The long-term commitment between the Stewart Group and our employees is evidenced by our performance-based compensation policies, employee stock ownership and the tenure of our employees. The culture is a key factor in our ability to implement, over an extended period of time, an investment methodology that requires intense, shared, continuous research and debate.

     These elements have contributed to a 24.3% compound annual return (before fees) for client accounts over the 25 years from January 1, 1975 to December 31, 1999. See "-- Historical Performance Record".

     While investment performance is our primary focus, asset gathering is also important to our business. We have developed mutually beneficial relationships with select institutions and individuals to accumulate new assets. We will continue to cultivate long-term relationships with our current network of marketers and to establish relationships with additional marketers for additional asset gathering.

     Finally, we intend to continue to pursue a global strategy, both in our research effort and in the expansion of our client base.

COMPETITIVE STRENGTHS


     We believe we have a franchise, culture, long-term historical performance record and investment methodology that position us well to continue to compete in the global wealth management business. We have built a business model we believe is unique and have developed and successfully implemented our disciplined investment philosophy over the past 25 years. Our experienced investment team consists of 18 investment analyst/portfolio managers with an average of more than 15 years of experience in the industry. Eleven of our analyst/portfolio managers have worked at the Stewart Group for five years or longer. With six offices around the world and a selective network of marketing relationships in more than 10 countries, we have established an international presence and offer services to a broad range of high net-worth individuals and institutions throughout the world.


  CULTURE


     We place great emphasis on teamwork and client service. Cooperation is reinforced through a profit sharing plan and equity ownership by every employee. All employee compensation is based solely on a percentage of the firm's annual operating profits; our policy is not to pay fixed salaries or to guarantee compensation. Every employee owns common shares of W.P. Stewart & Co., Ltd., which have been accumulated through voluntary personal investments. Immediately after the offerings, individuals who are our current and former employees and directors and affiliates of us and such individuals will own approximately 76% of our outstanding common shares. As a policy, we neither grant options nor issue shares to employees without consideration. We intend to continue our performance-based compensation practice and to reserve annually up to 1% of our outstanding common shares for purchase by our employees. All employee stock purchases have been, and will continue to be, subject to seven year vesting. Because of the seven year vesting, employee stock purchases will be made at prices which represent fair value but which will be below the current market price. It is our present intention to continue to make available common shares for purchase by our employees in proportion to their relative contributions to the Stewart Group. See "Management -- Compensation of Directors and Officers".

     We believe that a key to our continued success is our highly motivated team of experienced investment professionals. Each acts in the dual role of analyst and portfolio manager, with every investment portfolio handled by an individual manager, backed up by at least one other manager to provide continuity and stability. The group of analyst/portfolio managers is relatively small, a structure we intend to maintain. The investment professionals meet regularly and are able to interact quickly, informally and effectively.

     All of our investment professionals share a common commitment to both the demanding standards required to invest only in the world's best companies and the discipline of our appraisal process. All of them have a record of successful investing, and most of them have either known each other or worked closely together for many years. Their investment performance and tenure show them to be a complementary and effective team.

  LONG-TERM PERFORMANCE RECORD


     During the 25-year period from January 1, 1975 through September 30, 2000, we experienced a 23.5% compound annual return, before fees, and a 22.2% compound annual return, after fees and expenses, compared to a 16.6% return for the S&P 500 Index for the same period. See "-- Historical Performance Record". The year ended December 31, 1993 was the only year since our inception that we experienced negative performance. We believe that our long-term record and strong investment returns provide an advantage in our efforts to accumulate assets through strategic marketing relationships, client referrals and increases to existing client mandates. As a result of retained investment gains as well as the contribution of new funds by existing and new clients, our assets under management have grown at a compound annual rate of approximately 28.0% during the period from December 31, 1995 to December 31, 1999.


  INVESTMENT METHODOLOGY

     Our investment professionals focus on one objective -- providing our advisory clients with well above-average investment returns over a long period of time, while accepting what we believe to be below-average risk. In making investments, the investment team focuses on a five-year investment horizon and does not engage in market timing. We believe that our investment research is distinguished by its intensity. Our analysts/portfolio managers do their own research on companies they select, and on many they do not select, and derive investment research information from a variety of sources, both external and internal. Our analysts visit these companies regularly, contact managements frequently, talk to competitors, customers and suppliers, and draw upon other diverse sources of information. While one analyst has the primary responsibility for each company (generally four to six companies per analyst), information is also gathered by other analysts and is shared among all investment professionals.

     Because we consider ourself a long-term investor, the investment professionals prepare detailed five-year projections for all investment prospects and investments. These forecasts and the related appraisal of fair current value for each company under review are used to determine what we believe to be the intrinsic value of that company and are a critical tool in developing a comprehensive and detailed evaluation of a company's business. This appraisal technique systematically examines numerous factors, such as the company's growth prospects, business and product line strength, management capabilities, financial resources and many others. The purpose of this appraisal technique is to evaluate the investment potential and to assess the related risk of companies under review. Our goal is to construct portfolios of great businesses, rather than portfolios of stocks. As a result, we consider each client's portfolio to be a quasi-holding company.

     The purpose of our thorough investment appraisal process is to concentrate our clients' investments only in those businesses that appear to offer the greatest long-term appreciation potential. The five-year forecasts, and the appraisals for companies under review, are refined frequently as our investment professionals update their research. This consistent coverage allows our investment professionals to act decisively when changes in price and circumstances occur.


     At any given time, few businesses meet our standards. Accordingly, our worldwide investment universe has historically been limited to fewer than 50 investment candidates from each of the United States, Europe, Japan and Asia-ex-Japan, which are selected based upon a consensus of our investment team. This has allowed us to concentrate our clients' investments in a portfolio typically of 20 companies that appear to offer the greatest long-term appreciation potential. The businesses in which we invest normally increase profits every year. These businesses normally achieve cumulative earnings growth at a rate we expect will approximately double earning power behind a client's portfolio every five years. We believe that this pattern of consistent, fairly rapid, earnings growth has been the primary driver behind the improving value of our clients' portfolios and the growth of our business over the years.


     Using thorough analysis and intensive research, we select investment candidates based in part on the following criteria:

          - a proven track record of consistent profit growth;

          - strong financial condition;

          - predictable earnings growth that we believe will continue for the next five years and beyond;

          - accurate and reliable information that is readily available;

          - successful, experienced management that is accessible to our investment team;

          - strong product lines and competitive position, preferably with worldwide presence;

          - lack of cyclicality; and

          - large market capitalization and significant trading liquidity.

     The determination of whether a particular investment prospect is eligible for inclusion in our investment universe is the result of a collective, debate-driven process that actively involves all members of our investment team and reflects their collective research and analytical judgment and experience. While the entire investment team contributes to the research and appraisal process, each member has the freedom and responsibility to make investment decisions with respect to specific client accounts within the confines of the defined universe.

BUSINESS STRATEGY

     Our business strategy is to continue to provide premier equity investment management services on a worldwide basis. We believe that our pursuit of a more global clientele will lead to continued growth in our assets under management and our revenues, and that both new and existing clients will benefit from our increased focus on international research and stock selection. We intend to adhere to the distinctive and disciplined investment philosophy which we have pursued over our 25-year history. In addition, we believe that a culture of ownership and compensation for performance will be a key element for our continued growth and future success and aligns the interests of our clients, employees and stockholders.

  EXTEND INVESTMENT PERFORMANCE

     Central to our strategy is our objective to achieve above-average investment returns over a long period of time for our clients while accepting what we believe to be below-average risk. We intend to adhere, in expanding and contracting markets alike, without regard to "benchmarks", to a philosophy that emphasizes investment over a relatively long-term horizon in what we believe are high quality, steadily-growing businesses. We intend to remain focused on investment performance while using our network of symbiotic marketers as the primary means to gather assets.

  INCREASE GLOBAL RESEARCH FOCUS

     We want our clients to own equity in the finest growing businesses in the world. We believe that having a global integrated research capability is a critical element in providing the best investment product. We also believe that the introduction of the euro in the European monetary union will lead to an improvement in the quality and availability of financial information and a more consistent basis for comparing European companies with competitors inside and outside their home countries. As the universe of high quality companies expands globally, we intend to maintain a research effort parallel with the growing investment opportunities. This global research capability will also allow us to meet particular client needs to the extent that they express any regional or national preferences. The establishment of W.P. Stewart & Co. (Europe), Ltd. and the increase in our ownership in Bowen Asia Limited, a British Virgin Islands company operating in Hong Kong, have enabled us to expand our non-U.S. research capability.

  PURSUE GLOBAL CLIENTELE

     We believe that our services and performance have been well-received by clients throughout the world and that there exists significant opportunity to expand our clientele internationally, especially in Europe. We believe that non-U.S. investors are generally under-invested in equity securities and will look to established professionals like the Stewart Group to invest their wealth. The introduction of the euro will minimize currency risk within Europe and should reduce the resulting tendency of Europe-based investors to consider domicile an important factor in equity investing. As part of our strategy to exploit this opportunity, our acquisition of NS Money Management Ltd. and our establishment of W.P. Stewart & Co. (Europe), Ltd. have increased our access to a broader Europe-based clientele and provide us with a Europe-based investment management team, which we expect to expand over the next five years. Also, we have established and expanded our relationships with our symbiotic marketers, including TPR & Partners N.V., TPR Curacao N.V., First Long Island Investors, LLC and the Notz Stucki group of companies, who are shareholders of the Stewart Group. We expect that TPR & Partners N.V., TPR Curacao N.V., the Notz Stucki group of companies and First Long Island Investors, LLC will continue to introduce new clients to us.

INVESTMENT MANAGEMENT TEAM


     Our highly experienced and motivated team of investment professionals has been critical to our strong long-term investment performance. We have 18 senior investment professionals and 20 associate portfolio managers who directly participate in the investment process. The following table identifies the senior investment professionals and summarizes their experience in the industry:



                                                                    YEARS IN    YEARS WITH
                    NAME                        LOCATION     AGE    INDUSTRY     COMPANY
                    ----                        --------     ---    --------    ----------
John A. Allison..............................  Bermuda       51        17            5
David Altman.................................  New York      43        19            7
Marilyn G. Breslow...........................  New York      56        16           10
Samantha Epstein-Smith.......................  New York      32         8            2
Alexander Farman-Farmaian....................  Bermuda       35        12           12
Alexandra V.C. Harries.......................  London        32        11            1
Peter H. Jennison............................  New York      40        15           11
Frans Jurgens................................  London        31         9            3
Robert Kahn..................................  New York      68        40           25
Celina Lin...................................  Hong Kong     41        11            5*
Miguel Nogales...............................  London        26         4            1
Robert L. Rohn...............................  New York      39        12            9
Harry W. Segalas.............................  New York      40        18           10
Lisa M. Stewart..............................  Hong Kong     42        17            6*
William P. Stewart...........................  Bermuda       63        45           25
Alexandre Stucki.............................  London        27         4            3
Naoko Takemura...............................  Hong Kong     38        15            3*
James T. Tierney.............................  New York      33        12            1


---------------
* Includes years with Bowen Asia Limited.

     Two of our former portfolio managers, who have each been with us approximately 10 years, recently announced their intention to leave the Stewart Group on amicable terms to pursue other interests. Following their departures and after the offerings, these two managers will continue to own, directly and indirectly, an aggregate of approximately 5.1% of our shares. The former portfolio managers, who will continue to be our employees until November 30, 2000, are restricted by the terms of their employment agreements from, prior to December 1, 2001, engaging in business with our clients or encouraging or soliciting any of our employees to resign or become affiliated with a competitor in which the former portfolio manager has an interest. The two former portfolio managers are assisting us to ensure that their exit, and the transition of the accounts for which they were responsible to other portfolio managers within our firm, are accomplished in a manner which minimizes any disruption to our clients and our business. While these two former portfolio managers were responsible for servicing a significant number of accounts, as all of our portfolio managers share a common commitment to the Stewart Group's investment philosophy and methodology, we do not believe that these events will result in a material change in assets under management. Although there can be no assurance that the current departures will not result in the closure of client accounts, we are handling these departures and the associated account transitions in a manner which is substantially similar to the departures of previous portfolio managers who also were responsible for servicing a significant number of accounts, which departures did not result in a material loss of client accounts.

HISTORICAL PERFORMANCE RECORD

     JANUARY 1, 1975-OCTOBER 31, 2000 PERFORMANCE


     We have achieved a 23.5% compound annual return before fees, and a 22.2% compound annual return after fees for the period from January 1, 1975 through September 30, 2000. This compares to a 16.6% return of the S&P 500 Index over the same period computed on a comparable basis. Our compound annualized returns for the five and ten years ended September 30, 2000, before fees, were 22.8% and 21.0%, respectively, as compared to 21.7% and 19.4%, respectively, for the S&P 500 during the same periods. Our compound annualized returns for the five and ten years ended September 30, 2000, after fees, were 21.5% and 19.7%, respectively. Our year-to-date return through October 31, 2000, before fees, was 4.5% as compared to a negative return of 1.8% for the S&P 500 during the same period. Our year-to-date return through October 31, 2000, after fees, was 3.4%. We believe our superior investment results over long time periods are due largely to our strict adherence to a consistent long-term investment philosophy.



     We believe that our concentration in less cyclical businesses reduces risk relative to the S&P 500 Index. In the three down market years experienced since our formation (1977, 1981 and 1990), the S&P 500 Index declined by approximately 7.4%, 5.0% and 3.1%, respectively. In those years, accounts managed by us appreciated by approximately 16.0%, 10.8% and 13.2%, respectively, before fees, as calculated in the manner described below. See "-- Method of Performance Calculation".


     The chart below illustrates our annual return in client accounts from January 1, 1975 through October 31, 2000. See "-- Method of Performance Calculation".

                          MANAGED ACCOUNTS VS. S&P 500

                                                         S&P 500                   WPS PRE-FEE                WPS POST-FEE
                                                         -------                   -----------                ------------
'74                                                        100                          100                         100
'75                                                        137                          165                         164
'76                                                        170                          217                         213
'77                                                        157                          251                         245
'78                                                        167                          284                         273
'79                                                        197                          377                         361
'80                                                        261                          504                         477
'81                                                        248                          558                         523
'82                                                        301                          764                         710
'83                                                        369                          980                         903
'84                                                        391                         1154                        1052
'85                                                        515                         1720                        1554
'86                                                        611                         2083                        1863
'87                                                        642                         2266                        2005
'88                                                        748                         2482                        2170
'89                                                        986                         3377                        2925
'90                                                        955                         3823                        3266
'91                                                       1247                         5892                        4988
'92                                                       1342                         6307                        5274
'93                                                       1477                         6177                        5108
'94                                                       1496                         6377                        5212
'95                                                       2059                         8592                        6950
'96                                                       2532                        11682                        9352
'97                                                       3377                        15444                       12242
'98                                                       4343                        20486                       16074
'99                                                       5256                        22901                       17762
October 31, 2000                                          5161                        23922                       18369

     EXAMINATION OF PERFORMANCE RECORD


     Our independent accountants, PricewaterhouseCoopers LLP, have performed an examination of our performance record for the period January 1, 1989 through September 30, 2000, including the three, five and ten year periods ended September 30, 2000. Their report is attached to this prospectus as Annex 1.


     METHOD OF PERFORMANCE CALCULATION


     ACCOUNT INCLUSION. Our performance data, since 1989, reflects the performance of all client equity accounts having at least $1 million in market value as of January 1 of each year for which W.P. Stewart & Co., Ltd. (including its U.S. predecessor company) and W.P. Stewart Asset Management Ltd., our Bermuda-based investment adviser subsidiary, acted with complete discretionary authority. With respect to periods prior to 1989, the data reflects performance of a group of accounts believed by management to be representative of all fully discretionary client equity accounts. If the criteria for account inclusion since 1989 had been applied for periods prior to 1989, there is no assurance that the results would be consistent, although we believe the results would not be materially different. The accounts included for the period from January 1, 1975 through September 30, 2000 are referred to as the "composite" or the "managed accounts".


     In the case of one portfolio manager who joined the Stewart Group as of 1981, the performance data includes the performance of portfolios managed by him at a different firm during the period 1975 through 1980 using an investment philosophy similar to that practiced by us at the time. The effect of this inclusion is to increase the compound annual return since inception by approximately one-tenth of one percentage point.

     The managed accounts exclude one portfolio manager's 1977 performance data, in compliance with certain Advisers Act requirements. The performance return excluding this data is substantially the same as the performance return would have been if such data had been included.

     PERFORMANCE CALCULATION. Beginning in 1989, performance figures for the managed accounts have been calculated using a "time-weighted" rate of return method, such that additions and withdrawals of capital are weighted based on the amount of time such capital is held in the account during the period. The annual performance of an account is derived by linking the periodic rates of return for such account. Prior to 1989, performance figures were calculated using a linear non-weighted method, such that beginning of year market values were adjusted to reflect additions and withdrawals of capital during the year.

     For 1975 through 1988, the annual performance of the managed accounts is the average of the average performance of the individual managers' portfolios. Beginning in 1989, the annual performance is the average of all accounts in the composite. For 1975 through 1992, accounts are given equal weighting regardless of market value. Beginning in 1993, account performance has been asset-weighted based on the beginning of year market value of all accounts in the composite.

     The pre-fee performance of our accounts for all years shown on the chart reflects the deduction of brokerage commissions but not the deduction of advisory fees which would reduce the overall return. The post-fee performance of our accounts for all years shown reflects the deduction of brokerage commissions as well as advisory fees.

     EFFECT OF ADVISORY FEES. After 1983, the post-fee performance of our accounts reflects the deduction of the actual advisory fees charged each account in the composite, adjusted for the effect of capital additions and withdrawals. For the period 1975 through 1983, we have used the actual fee rates or the highest fee rates then prevailing.

     From 1975 through 1988, advisory fees were deducted from performance at the end of each year. If fees had been deducted from performance on a quarterly basis when charged, the return since inception would have been decreased by approximately one-tenth of one percentage point.


     S&P 500. The S&P 500 Index annual change shown in the chart relating to our 1975 through September 30, 2000 performance includes the reinvestment of dividend income, using a methodology similar to that used for our accounts. It does not reflect the deduction of any transaction or custodial costs that would be involved in investing in the S&P 500. The effect of these costs would be to reduce the indicated return from 1975 through September 30, 2000 for the S&P 500 by an undetermined amount. The S&P 500 Index annual percentage change was obtained from the Standard & Poor's Corporation, New York, New York.


ASSETS UNDER MANAGEMENT


     The following table shows assets under management during the period from January 1, 1997 through September 30, 2000. Changes between beginning and ending assets under management include: capital appreciation, net contributions and net new accounts opened/closed.


                            ASSETS UNDER MANAGEMENT


                                                                            YEAR ENDED
                                   THREE MONTH PERIOD ENDED                DECEMBER 31,
                             ------------------------------------   ---------------------------
                             SEPTEMBER 30,   JUNE 30,   MARCH 31,
                                 2000          2000       2000       1999      1998      1997
                             -------------   --------   ---------    ----      ----      ----
Beginning Assets Under
  Management...............     $11,643      $11,586     $12,255    $11,157   $ 8,562   $ 6,396
                                =======      =======     =======    =======   =======   =======
Ending Assets Under
  Management...............     $10,791      $11,643     $11,586    $12,255   $11,157   $ 8,562
                                =======      =======     =======    =======   =======   =======


     The table below illustrates net flows of assets under management which include: changes in net contributions and net new accounts opened/closed. The table excludes total capital appreciation in assets under management with the exception of the amount attributable to withdrawals and accounts closed.

                      NET FLOWS OF ASSETS UNDER MANAGEMENT


                                                                            YEAR ENDED
                                 THREE MONTH PERIOD ENDED(1)               DECEMBER 31,
                             ------------------------------------   ---------------------------
                             SEPTEMBER 30,   JUNE 30,   MARCH 31,
                                 2000          2000       2000       1999      1998      1997
                             -------------   --------   ---------    ----      ----      ----
Existing Accounts
Contributions..............      $ 206        $ 185       $ 188     $   814   $ 1,007   $   747
Withdrawals................       (287)        (341)       (432)     (1,345)   (1,426)   (1,086)
                                 -----        -----       -----     -------   -------   -------
  Net Flows to Existing
     Accounts..............        (81)        (156)       (244)       (531)     (419)     (339)
                                 -----        -----       -----     -------   -------   -------
Accounts Opened............         73           54          62         859       552       437
                                 -----        -----       -----     -------   -------   -------
Accounts Closed............       (168)        (173)       (464)       (259)      (57)      (65)
                                 -----        -----       -----     -------   -------   -------
Net Flows of Assets Under
  Management...............      $(176)       $(275)      $(646)    $    69   $    76   $    33
                                 =====        =====       =====     =======   =======   =======


---------------


(1)Net flows of assets under management during the first nine months of 2000 reflect a declining rate of account closures and withdrawals. While our method of recording account closures and withdrawals may affect the particular quarter in which a closure or withdrawal is reflected, we do not believe that timing or recordation differences, in the aggregate, would materially affect the trend demonstrated .

The following table shows our record since 1997 for retaining client accounts.

                               ACCOUNT RETENTION


                                                                            YEAR ENDED
                                      THREE MONTH PERIOD ENDED             DECEMBER 31,
                                ------------------------------------   ---------------------
                                SEPTEMBER 30,   JUNE 30,   MARCH 31,
                                    2000          2000       2000      1999    1998    1997
                                -------------   --------   ---------   ----    ----    ----
Number of Accounts at
  Beginning of Period.........      2,351        2,350       2,383     1,980   1,598   1,320
Number of Accounts Closed
  During Period...............         40           36         102        98      43      47
Retention Rate................       93.2%*       93.9%*      82.9%*    95.1%   97.3%   96.4%


---------------
* Calculated on an annualized basis.

CLIENT BASE


     Our client base is diverse. Approximately 59.5% of our assets under management, and 83.1% of our accounts, as of September 30, 2000, were associated with high net-worth individuals and their affiliates. As of September 30, 2000, approximately 22.3% of our assets under management were contributed by non-U.S. clients. The following tables set forth information regarding our client base and how our assets under management have grown over time.



     The following tables show, as of September 30, 2000, December 31, 1999, 1998 and 1997, the amount of assets under management in direct relationship client accounts and in consultant related client accounts, and the number of accounts by relationship type.


                            ASSETS UNDER MANAGEMENT
                              BY RELATIONSHIP TYPE


                                                 AS OF
                                             SEPTEMBER 30,          AS OF DECEMBER 31,
                                             --------------    ----------------------------
                                                  2000          1999       1998       1997
                                                  ----          ----       ----       ----
                                                             (IN MILLIONS)
Direct Relationship........................     $ 9,787        $11,061    $10,135    $7,645
Consultant Related.........................       1,005          1,194      1,022       917
                                                -------        -------    -------    ------
          Total............................     $10,792        $12,255    $11,157    $8,562
                                                =======        =======    =======    ======



     The value of direct relationship accounts referred by our symbiotic marketers as of September 30, 2000, December 31, 1999, 1998 and 1997 represented 32.2%, 36.7%, 32.7% and 31.2%, respectively, of our direct relationship accounts as of such dates.


                               NUMBER OF ACCOUNTS
                              BY RELATIONSHIP TYPE


                                                       AS OF
                                                   SEPTEMBER 30,       AS OF DECEMBER 31,
                                                   --------------    -----------------------
                                                        2000         1999     1998     1997
                                                        ----         ----     ----     ----
Direct Relationship..............................      2,145         2,221    1,865    1,496
Consultant Related...............................        205           162      115      102
                                                       -----         -----    -----    -----
          Total..................................      2,350         2,383    1,980    1,598
                                                       =====         =====    =====    =====

     The following table shows our assets under management by client type.

                            ASSETS UNDER MANAGEMENT
                                 BY CLIENT TYPE


                                           ASSETS UNDER                  NUMBER OF
                                         MANAGEMENT AS OF              ACCOUNTS AS OF
                                        SEPTEMBER 30, 2000           SEPTEMBER 30, 2000
                                    ---------------------------   ------------------------
           CLIENT TYPE               U.S.    NON-U.S.    TOTAL    U.S.    NON-U.S.   TOTAL
           -----------               ----    --------    -----    ----    --------   -----
                                           (IN MILLIONS)
High Net-Worth/Individual
  Relationships/Pooled Funds*.....  $4,503    $1,923    $ 6,426   1,761     192      1,953
Foundations & Other Relationship
  Directed Institutional..........   3,479       262      3,741     293      10        303
Other Institutional...............     407       218        625      51      43         94
                                    ------    ------    -------   -----     ---      -----
Total.............................  $8,389    $2,403    $10,792   2,105     245      2,350
                                    ======    ======    =======   =====     ===      =====


---------------

* Pooled funds have been included in High Net-Worth/Individual Relationships because the underlying clients of the pooled fund vehicles are high net worth individuals.

     The following table shows the amount of assets under management contributed by U.S. and non-U.S. clients.

                            ASSETS UNDER MANAGEMENT
                             U.S./NON-U.S. CLIENTS


                                         AS OF SEPTEMBER 30,        AS OF DECEMBER 31,
                                         -------------------   ----------------------------
                                                2000            1999       1998       1997
                                                ----            ----       ----       ----
                                                           (IN MILLIONS)
U.S. Clients...........................        $ 8,389         $ 9,591    $ 8,721    $6,920
Non-U.S. Clients.......................          2,403           2,664      2,436     1,642
                                               -------         -------    -------    ------
Total..................................        $10,792         $12,255    $11,157    $8,562
                                               =======         =======    =======    ======

INVESTMENT ADVISORY REVENUES


     Advisory fee revenues are generated from investment advisory contracts between the Stewart Group and clients for whom we manage discretionary accounts. These agreements are terminable at will by either party on short notice. Under our current standard fee arrangement, we receive a management fee equal to 1.5% per annum of the value of the client's account up to $25 million, plus 1.25% of any account balance in excess of $25 million. Our standard fee arrangement is non-negotiable. We do not typically offer fixed income investment management services. Clients' funds held on a long-term basis in fixed income investments ($36 million at September 30, 2000) are subject to a 0.50% annual fee. Fees under our investment advisory contracts are billed and are payable quarterly, in advance. The following table shows the average annualized gross management fee, including performance fees that apply to two accounts, as a percentage of assets under management received by us from various segments of our client base during the nine month period ended September 30, 2000 and during the year ended December 31, 1999:



                                                            AVERAGE GROSS
                                                            MANAGEMENT FEE
                                                        AS A PERCENT OF ASSETS
                                                           UNDER MANAGEMENT
                                             --------------------------------------------
                                             NINE MONTH PERIOD ENDED       YEAR ENDED
CLIENT TYPE                                    SEPTEMBER 30, 2000       DECEMBER 31, 1999
-----------                                  -----------------------    -----------------
Institutional..............................           1.14%                   1.12%
Non-Institutional..........................           1.32%                   1.37%
U.S. Clients...............................           1.26%                   1.25%
Non-U.S. Clients...........................           1.29%                   1.31%
Overall Weighted Average...................           1.26%                   1.31%



     The average percentage gross management fee, excluding performance fees, was 1.28% and 1.29% for the nine month period ended September 30, 2000 and for the year ended December 31, 1999, respectively. The average fee, in each case, was less than our standard fee of 1.5% because a number of advisory contracts were entered into prior to 1989, when we adopted our current fee arrangement, and because account balances in excess of $25 million are subject to a lower fee.


     Currently, each of our investment advisory contracts names either W.P. Stewart & Co., Ltd. or W.P. Stewart Asset Management Ltd., our Bermuda-based investment adviser subsidiary, as the investment adviser. These entities engage W.P. Stewart & Co., Inc., Bowen Asia Limited or W.P. Stewart & Co. (Europe), Ltd. to act as sub-adviser for certain accounts or mandates. Under written sub-advisory agreements, the sub-adviser is entitled to receive from the named investment advisory entity a fee which is comparable to fees charged by other unrelated advisers for similar mandates. W.P. Stewart & Co., Inc. is the investment adviser with respect to W.P. Stewart & Co. Growth Fund, Inc., a U.S. registered mutual fund sponsored by the Stewart Group.

ASSET ACCUMULATION


     We have established relationships with a small number of symbiotic marketers that refer portfolio management clients to us in return for a share of the fees paid by such clients. Currently, two of our most significant symbiotic marketers are First Long Island Investors, Inc. and TPR & Partners N.V. together with its affiliate, TPR Curacao N.V. The TPR companies began referring investment advisory clients to us in 1993. As of September 30, 2000, client accounts referred to us by TPR & Partners N.V. and TPR Curacao N.V. had an aggregate market value of

$982 million (representing 9.1% of our total assets under management). First Long Island Investors, LLC and its affiliates, including First Long Island Investors, Inc., which we recently acquired, began referring investment advisory clients to us in 1983. As of September 30, 2000, client accounts referred to us by First Long Island Investors, Inc. had an aggregate market value of $563 million (representing 5.2% of our total assets under management).


COLLECTIVE INVESTMENT FUNDS


     Mutual fund and pooled accounts are not a primary focus of the Stewart Group or its future business strategy. Our U.S. mutual fund is used primarily to efficiently invest smaller accounts. As of September 30, 2000, we also served as investment adviser to 39 collective investment funds organized to meet the fiscal and regulatory requirements of certain non-U.S. clients and to one U.S. collective investment trust for non-U.S. clients, as well as one U.S. common trust fund. The following table sets forth information regarding our collective investment funds with assets under management in excess of $50 million as of September 30, 2000:



                                                       JURISDICTION           ASSETS UNDER
FUND NAME                                              OF FORMATION            MANAGEMENT
---------                                              ------------           ------------
                                                                              (IN MILLIONS)
W.P. Stewart Holdings, N.V. ....................  Netherlands Antilles            $431
HH Managed Account 3 Ltd. ......................  British Virgin Islands           194
Long Term Value Trust...........................  Austria                          119
DGC Global Fund.................................  Luxembourg                       100
Com Selection...................................  Luxembourg                       100
Nostar Investments Inc. ........................  Panama                            85
W.P. Stewart & Co. Growth Fund, Inc.............  United States                     78


CLEARING, CUSTODIAN AND BROKERAGE ARRANGEMENTS

     We do not hold any funds or securities of our clients. Clients' funds and securities are held by custodians appointed either by the client or, if no custodian is named by the client, by the Stewart Group. We currently utilize, on a fully disclosed basis, the services of Neuberger Berman, LLC as clearing agent and as custodian on accounts where the client makes no custodial designation. We believe that our current relationship with Neuberger Berman, LLC is satisfactory but believe that a comparable agreement with a different clearing agent and/or custodian could be reached if necessary.

     Our investment advisory contracts authorize us to select the broker through which any transaction may be executed and specifically authorize the use of our affiliated broker-dealer, W.P. Stewart Securities Limited.

COMPETITION

     We believe that currently only a limited number of companies with a similar investment philosophy and practice compete directly with us in our core business of providing wealth management services to the upper tier of the wealth management market. However, the investment management business in general is intensely competitive. In providing investment management services, we compete with a large number of asset management firms as well as broker-dealers, trust companies, commercial banks and other specialized wealth management providers. Our future growth and profitability will be affected by our ability to retain and increase our market share, which could be adversely affected over the longer term as competitors seek to develop high net-worth relationships. Many of our current and potential competitors are significantly larger in terms of capital, assets, geographic presence, distribution network and other important business criteria, provide a wider range of services and may have access to greater financial resources than the Stewart Group.

EMPLOYEES


     At November 1, 2000, we employed approximately 82 persons. We consider our relations with our employees to be good.


FACILITIES

     Our headquarters and certain of our executive offices are located at Trinity Hall, 43 Cedar Avenue, Hamilton, Bermuda in a building owned by a joint venture between the Stewart Group and The Bank of Bermuda Limited and leased to us by the joint venture on arms-length commercial terms. We also lease offices in New York, New York; Portland, Maine; London, England and Hong Kong, China. We believe our facilities have been well maintained, are in good operating condition, are adequate for our current operational requirements and could be replaced, if necessary, on acceptable terms.

LEGAL PROCEEDINGS

     We have currently no pending litigation of a material nature.

REGULATION

     Our business and the investment management industry in general are subject to extensive regulation in Bermuda, in the United States at both the federal and state levels, and in the United Kingdom and the Republic of Ireland, as well as by various self-regulatory organizations or SROs, as they are commonly known, in these and other jurisdictions. A number of regulatory agencies of various jurisdictions are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in markets in those jurisdictions.

     In Bermuda, our investment business is subject to the jurisdiction of the Bermuda Monetary Authority. Effective January 1, 2000, the Investment Business Act 1998 requires licensing of all persons carrying on investment business in or from within Bermuda, unless there is an exemption available under the Act. Our investment businesses are exempt from the licensing requirements of the Act due to the nature of our clientele and our regulation by the SEC.

     In the United States, the SEC is the federal agency that is primarily responsible for the regulation of investment advisers and broker-dealers, and the Board of Governors of the Federal Reserve System promulgates regulations applicable to securities credit transactions involving broker-dealers and certain other U.S. persons. Investment advisers and broker-dealers are subject to registration and regulation by state securities regulators in those states in which they conduct business. Industry SROs, including the National Association of Securities Dealers, or NASD, as it is commonly known, and national securities exchanges, have authority over the firms that are their members.

     In the United Kingdom, the main regulatory body is the Financial Services Authority. At present, regulation of fund management businesses is carried out principally by SROs, including IMRO by which W.P. Stewart & Co. (Europe), Ltd. is regulated. Under current legislation, it is expected that during 2000 IMRO's regulatory function will be subsumed into the Financial Services Authority, which will become the sole UK regulatory body for the investment management business. In the Republic of Ireland the Central Bank of Ireland is responsible for the regulation of fund management activities and is the regulatory body that supervises W.P. Stewart Fund Management Limited and the Dublin domiciled investment funds which it manages.

     W.P. Stewart & Co., Ltd. and W.P. Stewart & Co., Inc. are registered as investment advisers with the SEC. As investment advisers, each is subject to the requirements of the Advisers Act and the SEC's regulations thereunder. They, and their employees engaged in advisory services, are also subject to certain state securities laws and regulations, and to state laws regarding fiduciaries. Federal and state regulations impose, among other things, limitations on the ability of investment advisers to charge performance-based or non-refundable fees to clients, record-keeping and reporting requirements, disclosure requirements, limitations on principal transactions between an adviser or its affiliates and advisory clients, requirements as to fees paid to solicitors, restrictions on commission and fee arrangements with broker-dealers, and advertising restrictions, as well as general anti-fraud prohibitions. The state securities law requirements applicable to employees of investment advisers include certain qualification requirements as to advisory employees. In addition, W.P. Stewart & Co., Inc., as investment adviser to a mutual fund registered under the Investment Company Act, is subject to requirements under the Investment Company Act and the SEC's regulations thereunder. Such requirements include, among other things, record-keeping and reporting requirements and procedures for handling funds.

     Under the Advisers Act, every investment advisory agreement with clients must expressly provide that it may not be assigned by the investment adviser without the consent of the client. Under the Investment Company Act, every investment adviser's agreement with a registered investment company must provide for the agreement's automatic termination in the event of its assignment. Under both acts, an investment advisory agreement is deemed to have been assigned when there is a direct or indirect transfer of the agreement, including a direct assignment or a transfer of a "controlling block" of the firm's voting securities or, under certain circumstances, upon the transfer of a "controlling block" of the voting securities of its parent corporation. A transaction is not, however, an assignment under the Advisers Act or the Investment Company Act if it does not result in a change of actual control or management of the investment adviser. Any assignment of our investment advisory agreements would require, as to any registered investment company client, the prior approval by a majority of its shareholders, and as to our other clients, the prior consent of such clients to such assignments. Following completion of the offerings, sales by WPS II, Inc. or other shareholders or issuances of common shares by us, among other things, could result in a deemed assignment of our investment advisory agreements under such statutes. See "Risk Factors -- We Are Subject to the Control of Many Regulatory Bodies" and "Risk Factors -- A Change of Control of the Stewart Group Would Give Our Clients the Right to Terminate Their Investment Advisory Agreements With Us".

     The officers, directors and employees of our investment management subsidiaries may from time to time own securities which are also owned by one or more of their clients. Each subsidiary has internal policies with respect to individual investments and requires reporting of securities transactions and restricts certain transactions so as to reduce the possibility of conflicts of interest.

     W.P. Stewart Securities Limited, our Bermuda-based broker-dealer, is registered as a broker-dealer with the SEC and in 48 states of the United States and is a member of, and subject to regulation by, the NASD. As a result of federal and state broker-dealer registration and SRO memberships, W.P. Stewart Securities Limited is subject to overlapping schemes of regulation which cover many aspects of its securities business. Such regulations cover matters including the use and safekeeping of clients' funds and securities, record-keeping and reporting requirements, supervisory and organizational procedures intended to assure compliance with securities laws and to prevent the improper trading on material nonpublic information. As a broker-dealer registered with the SEC and certain states and a member firm of the NASD, W.P. Stewart Securities Limited is also subject to the capital requirements of the SEC, the states and the NASD. These capital requirements specify minimum levels of capital, computed in accordance with regulatory requirements ("net capital"), that W.P. Stewart Securities Limited is required to maintain and also limit the amount of leverage that W.P. Stewart Securities Limited is able to obtain in its business. A failure of W.P. Stewart Securities Limited to maintain its minimum required capital would require it to cease executing client transactions until it returned to capital compliance, and could cause it to lose its membership on an exchange, or in an SRO, to lose its registration with the SEC or a state, or require its liquidation. At September 30, 2000, W.P. Stewart Securities Limited was required to maintain minimum net capital, in accordance with SEC rules, of approximately $100,000 and had total net capital of approximately $18.2 million, or approximately $18.1 million in excess of the amount required.


     W.P. Stewart & Co. (Europe), Ltd. is a member of, and subject to regulation by, IMRO in the United Kingdom. Its permitted activities are limited to providing investment management and investment advice, together with the marketing of unregulated collective investment schemes. Regulations cover matters such as the use and safekeeping of clients' funds and securities, record-keeping and reporting requirements, employee-related matters, including qualification and approval of supervisory, investment management and sales personnel, disclosure requirements, advertising restrictions and minimum levels of capital. W.P. Stewart Fund Management Limited is subject to the supervisory control of the Central Bank of Ireland. The permitted activities of W.P. Stewart Fund Management Limited include the provision of services consisting of the establishment and management of specified collective investment undertakings, the provision of management and administration services and of investment and financial advice. W.P. Stewart Fund Management Limited is also subject to minimum capital requirements, ongoing reporting and disclosure requirements and such other prudential and supervisory requirements as the Central Bank of Ireland may issue from time to time. W.P. Stewart & Co. (Europe), Ltd. and W.P. Stewart Fund Management Limited each currently satisfy minimum capital requirements. TPR & Partners N.V., our Amsterdam-based asset gatherer, is regulated by the Netherlands Securities Board.

     Compliance with many of the regulations applicable to us involves a number of risks, particularly because applicable regulations in a number of areas may be subject to varying interpretation. Regulators make periodic examinations and review annual, monthly and other reports on our operations, track record and financial condition. In the event of a violation of or non-compliance with any applicable law or regulation, governmental regulators and SROs may institute administrative or judicial proceedings that may result in censure, fine, compensation orders, civil penalties (including treble damages in the case of insider trading violations), criminal penalties, the issuance of cease-and-desist orders, the deregistration or suspension of the non-compliant firm, the suspension or disqualification of the firm's officers or employees and other adverse consequences. We have not experienced any such penalties to date. Such violations or non-compliance could also subject us and/or our employees to civil actions by private persons. Any governmental, SRO or private proceeding alleging violation of or non-compliance with laws or regulations could have a material adverse effect upon our business, financial condition, results of operations and business prospects.

     The regulatory environment in which we operate is subject to change. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S., state or non-U.S. governmental regulatory authorities or SROs. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and SROs. Our businesses may be materially affected not only by securities regulations but also by regulations of general application. For example, the volume of our principal investment advisory business in a given time period could be affected by, among other things, existing and proposed tax legislation and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board) and changes in the interpretation or enforcement of existing laws and rules that affect the business and financial communities.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Members of the board of directors of W.P. Stewart & Co., Ltd. are elected by the shareholders of W.P. Stewart & Co., Ltd. The Directors serve until re-elected at the next annual general meeting or their successors are appointed.

     The following table sets forth information with respect to the directors and executive officers of W.P. Stewart & Co., Ltd.

NAME                                  POSITION
----                                  --------
William P. Stewart..................  Chairman, Chief Executive Officer and Director(1)(2)
John C. Russell.....................  Deputy Chairman, Managing Director and Director(1)
Richard C. Breeden..................  Director(2)(3)
Edgar H. Brunner....................  Director(2)
Beat Notz...........................  Director
Henry B. Smith......................  Director(1)(3)
Heinrich Spangler...................  Director(3)
Mark A. Henderson...................  Deputy Managing Director
Robert D. Rosenthal.................  Deputy Managing Director
Frederick M. Ryan...................  Deputy Managing Director
Charles G.R. Target.................  Deputy Managing Director
Rocco Macri.........................  Finance Director
Michael A. Wood.....................  Corporate Secretary

---------------

(1) denotes member of the Executive Committee of the board of directors.

(2) denotes member of the Compensation Committee of the board of directors.

(3) denotes member of the Audit Committee of the board of directors.

     WILLIAM P. STEWART is Chairman, Chief Executive Officer and a Director of W.P. Stewart & Co., Ltd. Mr. Stewart started on Wall Street in 1955 on the trading floor of the New York Stock Exchange. He joined Spingarn, Heine & Co. in 1957 as an analyst/registered representative and, in 1961, moved to Pyne, Kendall & Hollister in the same capacity. He was successively Director of Research, General Partner responsible for the firm's investment advisory and institutional operations, President of its international investment banking subsidiary, Managing Partner and Chairman and Chief Executive Officer of Riter, Pyne, Kendall & Hollister, Inc. After the sale of Riter, Pyne's principal business in early 1973, Mr. Stewart joined Ruane, Cunniff & Co., an investment management firm, as Vice Chairman, while simultaneously founding our U.S. predecessor company as a corporate consultant. He established our U.S. predecessor company as an investment advisory firm in 1975.

     JOHN C. RUSSELL serves as Deputy Chairman, Managing Director and a Director of W.P. Stewart & Co., Ltd. He joined the Stewart Group in 1996 as General Counsel, relinquishing that position after becoming the firm's Chief Operating Officer in April 1997. From 1992 to 1996, Mr. Russell was a partner in the law firm of Kroll & Tract. From 1987 through 1992, Mr. Russell served as President and Chief Executive Officer of the Ohio Brass Company, a manufacturing company, and OB Systems and Mining, Inc., another manufacturing company. From 1980 to 1987, he served as President and Chief Executive Officer of Naarden International, Inc., an international fragrance company. In 1970, Mr. Russell was a founding partner of the law firm

Anderson Russell Kill & Olick. Mr. Russell has more than 37 years of experience in domestic and international corporate and securities law.

     RICHARD C. BREEDEN became a Director of W.P. Stewart & Co., Ltd. in June 1998. Since 1997, Mr. Breeden has served as Chairman, President and Chief Executive Officer of Equivest Finance, Inc., a publicly traded company in the resort development and financing business. Mr. Breeden has served as the court-appointed bankruptcy trustee of The Bennett Funding Group, Inc., which owns a majority of the outstanding securities of Equivest, since 1996. Mr. Breeden also has owned his own financial consulting firm since that time. From 1993 to 1996, Mr. Breeden served as the chairman of the worldwide financial services practice of Coopers & Lybrand LLP. From 1989 to 1993, Mr. Breeden served as Chairman of the U.S. Securities and Exchange Commission after appointment to that position by President George Bush and confirmation by the U.S. Senate. Prior to the Commission, Mr. Breeden served in the White House as Assistant to the President (1989) and Deputy Counsel to the Vice President (1982-1985). Mr. Breeden also practiced law in private practice in New York City and Washington, D.C.

     EDGAR H. BRUNNER has served as a Director of W.P. Stewart & Co., Ltd. since June 1998. Dr. Brunner was a former General Partner with Armand von Ernst & Cie. AG, a private bank in Bern, Switzerland and was appointed Chief Executive Officer of that company in the acquisition of Armand von Ernst & Cie. AG by Swiss Bank Corporation. In addition, he was a member of the Bern Council of Burghers and President of the Swiss Private Bankers Association. From 1973 until 1997, Dr. Brunner served as Chairman of the Board of Bankers Trust AG of Zurich, Switzerland.

     BEAT NOTZ became a Director of W.P. Stewart & Co., Ltd. in January 1999. Mr. Notz is a founder and since 1964 has been a principal of the Notz Stucki Group, a wealth management firm headquartered in Geneva, Switzerland. Mr. Notz has a Masters degree from the Graduate School of International Studies at the University of Geneva. In 1961, he was Vice President of Lehman Brothers International. In 1968, he co-founded Haussmann Holdings, a multi-manager, diversified investment strategy fund, with the Groupe Worms, a merchant banking group, in Paris. Mr. Notz serves as a Director of the Quantum Fund and other funds of the Quantum Group.

     HENRY B. SMITH has been a Director of W.P. Stewart & Co., Ltd. since June 1998. Mr. Smith is President and Chief Executive Officer of The Bank of Bermuda, with which he has been employed in various capacities since 1973. In May 1997, Mr. Smith was appointed Deputy Chairman of the Bermuda Stock Exchange Council and in July 1998, he was appointed Deputy Chairman of the Council Partners Charitable Trust.

     HEINRICH SPANGLER has served as a Director of W.P. Stewart & Co., Ltd. since June 1998. For the last 21 years, Mr. Spangler has served in various capacities, including managing partner, and presently serves as spokesman of the Board of Management of Bankhaus Carl Spangler & Co., the oldest private bank in Austria. Mr. Spangler has also served as Chairman of the Supervisory Board of Carl Spangler Kapitalanlegegesellschaft, a private investment company located in Salzberg, Austria.

     MARK A. HENDERSON has served as Deputy Managing Director of W.P. Stewart & Co., Ltd. since November 1998. Mr. Henderson began his career in New York with Rheem International, Inc., a steel manufacturer and subsidiary of City Investing Corp. He was seconded by Rheem to South Africa between 1969 and 1973 to establish their South African subsidiary. In 1974 he joined Panmure Gordon & Co., a financial adviser, brokerage concern and member of the London Stock Exchange. He became an individual member of the London Stock Exchange in 1979 and a partner of Panmure Gordon & Co. in 1981. Panmure Gordon & Co. was acquired by NationsBank Corp. in 1986. In that year he became a Director of NationsBank (Europe) Ltd. and a member of the Executive Committee of Panmure Gordon & Co., Ltd. He was responsible for the international expansion of the firm's business which included the establishment of an office in New York. He is currently a member of The Securities Institute in London.

     ROBERT D. ROSENTHAL has served as Deputy Managing Director of W.P. Stewart & Co., Ltd. since January 2000 and is CEO of W.P. Stewart Asset Management (NA), Inc. As President and Chief Executive Officer of First Long Island Investors, Inc., a wealth management firm, Mr. Rosenthal oversaw the investment of over one billion dollars in assets. On October 1, 1999, substantially all of the business of First Long Island was acquired by W.P. Stewart and Co., Ltd., and W.P. Stewart Asset Management (NA), Inc. was created.

     FREDERICK M. RYAN has served as Deputy Managing Director of W.P. Stewart & Co., Ltd. since February 1999. Mr. Ryan served as Deputy Managing
Director -- Europe from October 1998 through January 1999. Prior to that, Mr. Ryan was a consultant with FMR Capital Advisory, financial and business consultants. From 1991 through 1997, he was president of Canada Life Investment Management. Mr. Ryan worked with the investment and business consulting group of FMR & Associates from 1982 through 1991. From 1969 through 1982, Mr. Ryan was a shareholder, officer and Director of R.A. Daly & Co., Ltd., a brokerage firm and a former member firm of the Toronto Stock Exchange. Mr. Ryan has been a member of the Association for Investment Management & Research since 1967 and served as president of the Toronto Society of Financial Analysts (a constituent member society of the Association for Investment Management & Research) in 1976-1977.

     CHARLES G.R. TARGET has served as Deputy Managing Director of W.P. Stewart & Co., Ltd. since June 1999. Mr. Target is an Executive Director of our Asian affiliate, Bowen Asia Limited. Prior to the founding of Bowen, Mr. Target was a general partner and director of Alan Patricof Associates, the London-based international venture capital company. Before joining Patricof in 1988, Mr. Target served as Managing Director of Business International Asia/Pacific Ltd., an economic research and consulting company owned by the Economist Group, where he was responsible for the Asian regional operations of the company.

     ROCCO MACRI has served as Finance Director of W.P. Stewart & Co., Ltd. since March 1999. Mr. Macri is a Certified Public Accountant. From 1993 through 1999, he was a Partner with the accounting firm of Lopez Edwards Frank & Co., LLP, where he was a Manager from 1984 through 1993. From 1984 through 1998, Mr. Macri had principal responsibility for our audit at our previous independent accountants.

     MICHAEL A. WOOD has served as Corporate Secretary of W.P. Stewart & Co., Ltd. since June 1998. Mr. Wood has acted as Corporate Administrator for A.S. &
K. Services Ltd., a corporate administrative services company in Bermuda since 1994. From 1993 through 1994, he was Trust Manager for International Trust Company of Bermuda Limited, and prior to that time he held positions with the Bank of Bermuda Limited, International Trust Company B.V.I. Limited and Royal Trust Corporation of Canada.

     All persons listed above other than Beat Notz, Mark Henderson, Robert Rosenthal, Frederick Ryan, Rocco Macri and Charles Target have served as directors and/or appointed officers of W.P. Stewart & Co., Ltd. since June 30, 1998, and the terms of office of such persons will run until the election of successor directors (or until the shareholders resolve in a general meeting not to re-appoint the director) or the appointment of successor officers. Under the terms of a 1996 shareholders agreement, shareholders holding approximately 20% of our common shares have agreed to elect William P. Stewart to the Board of Directors as long as he remains an employee of W.P. Stewart & Co., Ltd. There are no other arrangements or understandings pursuant to which any other director or executive officer of W.P. Stewart & Co., Ltd. was selected.

     Charles Target is the son-in-law of William P. Stewart. There are no other family relationships between any directors and executive officers.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The aggregate compensation paid or accrued in 1999 by W.P. Stewart & Co., Ltd. to its directors and executive officers, including bonuses and compensation payable pursuant to employee benefit plans was $7.9 million. Of that amount, persons who are currently executive officers or directors of W.P. Stewart & Co., Ltd. received $7.6 million.

     The Company sponsors a defined contribution profit-sharing plan (including a 401-K feature), covering substantially all employees. Contributions to the profit-sharing plan are determined quarterly by the board of directors. In addition, on January 1, 1997, the Company started a defined contribution money-purchase plan. This plan covers substantially all employees who meet the minimum age and service requirements. Contributions cannot exceed $30,000 annually, per employee. The aggregate amount set aside or accrued by W.P. Stewart & Co., Ltd. to provide pension, retirement or other employee benefits to its directors and executive officers in 1999 was $65,256.

     W.P. Stewart & Co., Ltd. has agreed to pay each of Messrs. Breeden, Brunner, Smith and Spangler $30,000 per annum for his services on W.P. Stewart & Co., Ltd.'s board of directors.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the ownership of common shares as of October 1, 2000 by:

     - each person who is known by W.P. Stewart & Co., Ltd. to own more than 10% of the common shares, both prior to and immediately following the completion of the offerings;

     - the selling shareholders; and

     - all directors and executive officers of W.P. Stewart & Co., Ltd. as a group.

     This table does not reflect an aggregate of 1,144,000 common shares to be issued in the acquisition of the remaining interest in TPRS Services N.V. and 75% of TPR & Partners N.V.


                                                                 COMMON
                                          COMMON SHARES        SHARES TO         COMMON SHARES
                                       BENEFICIALLY OWNED      BE SOLD IN     BENEFICIALLY OWNED
                                       PRIOR TO OFFERINGS      OFFERINGS        AFTER OFFERINGS
                                     -----------------------   ----------   -----------------------
IDENTITY OF PERSON OR GROUP            NUMBER     PERCENTAGE     NUMBER       NUMBER     PERCENTAGE
---------------------------            ------     ----------     ------       ------     ----------
WPS II, Inc.(1) ...................  29,321,436     61.96%     7,865,000    21,456,436     45.34%
Kevin S. and Michaelane Aarons,
  Joint Tenants(2)(3)(4)...........      41,400         *          9,504        31,896         *
David A. Altman(2)(5)(6)(7)........     427,249         *        103,411       323,838         *
Shamell Amory(6)...................       1,500         *            321         1,179         *
Scott Belair(2)(3).................      63,393         *         16,358        47,035         *
Marilyn G.
  Breslow(2)(5)(6)(8)(9)...........     359,223         *         87,011       272,212         *
Marilyn G. Breslow and Jan L.
  Breslow, Trustees u/a Nicholas
  Morris Breslow 1997 Grantor
  Trust(9).........................      41,754         *         10,774        30,980         *
Marilyn G. Breslow and Jan L.
  Breslow, Trustees u/a Noah Joseph
  Breslow 1997 Grantor Trust(9)....      41,754         *         10,774        30,980         *
Robert E. Burke(2)(6)(10)..........      12,994         *          3,259         9,735         *
Edward C. Butler(2)(6).............      50,000         *         12,902        37,098         *
Sylvia A. Cart(2)(5)(6)............       5,000         *          1,000         4,000         *
John J. and Kathleen Casey,
  Joint Tenants(11)................      14,923         *          3,790        11,133         *
Sandra Coleman(2)(6)(12)...........      71,882         *         18,409        53,473         *
Detra DeChabert(2)(6)..............       4,500         *          1,161         3,339         *
Kevin DeVos(2).....................       6,000         *            500         5,500         *
Europa International Ltd.(13)......      67,952         *         13,590        54,362         *
Alexander M. Farman-
  Farmaian(2)(5)(14)...............     346,325         *         87,545       258,780         *
John Ferrer(2)(15).................      75,473         *         19,022        56,451         *
First Long Island Holdings
  LLC(16)..........................   1,200,000      2.54%        10,000     1,190,000      2.51%
Christine A. Fowler(2)(6)(17)......      71,912         *         18,260        53,652         *
Joseph S. Frelinghuysen,
  Jr.(5)(18).......................     129,600         *         50,380        79,220         *
Michael J. Gillen(2)(7)(19)........      27,000         *          2,190        24,810         *
The Graymer Foundation(20).........     397,620         *        202,077       195,543         *
Sarah Harkness(2)..................       4,500         *          1,125         3,375         *
Cecilia M. Hartsell(2)(6)..........       1,000         *            258           742         *
Susan Hughes(2)(6).................       7,500         *          1,571         5,929         *

                                                                 COMMON
                                          COMMON SHARES        SHARES TO         COMMON SHARES
                                       BENEFICIALLY OWNED      BE SOLD IN     BENEFICIALLY OWNED
                                       PRIOR TO OFFERINGS      OFFERINGS        AFTER OFFERINGS
                                     -----------------------   ----------   -----------------------
IDENTITY OF PERSON OR GROUP            NUMBER     PERCENTAGE     NUMBER       NUMBER     PERCENTAGE
---------------------------            ------     ----------     ------       ------     ----------
Joann Hundertmark(6)...............       1,500         *            107         1,393         *
Patricia A. Ingenito(2)(6)(21).....     103,681         *         25,938        77,743         *
David Jennison, Matthew Jennison &
  David B. Jennison, Trustees u/a
  f/b/o Peter H. Jennison(22)......      56,859         *         12,822        44,037         *
David Jennison, Peter H. Jennison &
  David B. Jennison, Trustees u/a
  f/b/o Matthew Jennison(23).......      56,859         *         12,822        44,037         *
Matthew Jennison, Peter H. Jennison
  & David B. Jennison, Trustees u/a
  f/b/o David Jennison(23).........      56,859         *         12,822        44,037         *
Peter H. Jennison(2)(5)(6)(24).....     156,815         *         40,227       116,588         *
Philip D. Jennison(2)(25)..........     328,923         *         76,199       252,724         *
Helen Klaben Kahn, Trustee u/a
  Helen Klaben Kahn Revocable Trust
  dtd. 3/15/00(26).................      89,931         *         19,756        70,175         *
Richard O. Kahn(27)................      62,952         *         13,630        49,322         *
Robert L. Kahn(2)(6)(28)...........     966,400      2.04%       220,704       745,696      1.58%
Stephen A. Kahn(29)................      62,952         *         13,630        49,322         *
Kristen M. Killian(2)(6)...........      12,000         *          3,000         9,000         *
P. Jefferson Kimball(5)(6).........      30,000         *          6,000        24,000         *
Susan G. Leber(2)(5)...............      50,000         *         12,500        37,500         *
Lisa D. Levey(2)(5)(6).............      60,000         *         15,482        44,518         *
Annika McLoud(2)(6)................       7,500         *          1,935         5,565         *
Rocco Macri(2)(5)(30)..............     100,000         *         25,000        75,000         *
Carolann F. Marshall(2)(6)(31).....      90,871         *         22,771        68,100         *
Ryan Melkonian(5)(6)...............       7,500         *          1,600         5,900         *
Stephen E. Memishian(2)(32)........     433,741         *        202,749       230,992         *
Morgan Guaranty Trust Company of
  New York and Judith Genatt,
  Trustees u/a dtd. 12/23/92 f/b/o
  James Schwartz(33)...............     112,500         *         56,250        56,250         *
Morgan Guaranty Trust Company of
  New York and Judith Genatt,
  Trustees u/a dtd. 12/23/92 f/b/o
  Jonathon Schwartz(33)............     112,500         *         56,250        56,250         *
Morgan Guaranty Trust Company of
  New York and Judith Genatt,
  Trustees u/a dtd. 12/23/92 f/b/o
  Kathryn Schwartz(33).............     112,500         *         56,250        56,250         *
Marina M. Morgan(2)(6).............       7,000         *          1,806         5,194         *
Andrea M. Myron(2)(6)..............       1,000         *            258           742         *
Alison Proshan(2)(5)(6)............       7,500         *          1,875         5,625         *
Madeline Ramirez(2)(6).............       1,000         *            258           742         *
Wendy Richter(2)(6)................      12,000         *          3,096         8,904         *
Kathleen Ritchie(6)................       5,000         *            321         4,679         *
Robert L. Rohn(2)(5)(6)(34)........     528,376      1.12%       128,822       399,554         *

                                                                 COMMON
                                          COMMON SHARES        SHARES TO         COMMON SHARES
                                       BENEFICIALLY OWNED      BE SOLD IN     BENEFICIALLY OWNED
                                       PRIOR TO OFFERINGS      OFFERINGS        AFTER OFFERINGS
                                     -----------------------   ----------   -----------------------
IDENTITY OF PERSON OR GROUP            NUMBER     PERCENTAGE     NUMBER       NUMBER     PERCENTAGE
---------------------------            ------     ----------     ------       ------     ----------
Mary Elizabeth Rogers, Trustee of
  Ann Bronwyn Rogers Trust(35).....      42,645         *          9,790        32,855         *
Robert D.
  Rosenthal(5)(6)(30)(36)..........      91,699         *         18,360        73,339         *
John C. Russell(2)(5)(30)(37)......     465,500         *        143,805       321,695         *
Frederick M. Ryan(2)(5)(30)........     100,000         *         25,000        75,000         *
Robert L. Schwartz(2)(38)..........   1,132,125      2.39%       566,063       566,062      1.20%
Harry W. Segalas(2)(5)(6)(39)......     452,359         *        109,207       343,152         *
Hanna Shen(2)(6)...................       5,000         *          1,290         3,710         *
Barbara A. Shelley(2)(6)(40).......     102,845         *         25,736        77,109         *
Samantha Smith(6)..................     100,000         *         25,000        75,000         *
Daniel B. Strickberger(2)(3)(41)...     721,298      1.52%       309,248       412,050         *
Alexander Stucki(2)(6).............      20,000         *          4,286        15,714         *
Kachun Tam(2)......................      50,000         *         11,071        38,929         *
TPR & Partners N.V.(42)............     668,160      1.41%       200,448       467,712      1.05%
TPR Curacao N.V.(43)...............     483,840      1.02%       145,152       338,688         *
Dennis Walsh(2)(3).................       5,714         *          1,475         4,239         *
John S. Ward(2)....................      19,744         *          5,000        14,744         *
Barton Weisenfluh(5)(6)............       6,000         *          1,200         4,800         *
Jill A. Valenti(2).................       7,000         *          1,806         5,194         *
Debra S. Valenti(2)(6)(44).........      19,076         *          4,649        14,427         *
E. Glynn Valentine(2)(6)...........       4,000         *            357         3,643         *
All directors and executive
  officers as a group(13 persons)
  (45).............................   5,151,983     10.89%       232,996     4,918,987     10.40%


---------------
  *  Less than 1%.


 (1) After the offerings, trusts for which William P. Stewart, the Chairman and Chief Executive Officer of W.P. Stewart & Co., Ltd., serves as Trustee will continue to own 39.48% of WPS II, Inc. Mr. Stewart disclaims beneficial ownership of shares owned by the trusts. See note 45.

 (2) Employee or former employee of W.P. Stewart & Co., Ltd. or its predecessor.
 (3) Former executive officer and/or director of W.P. Stewart & Co., Ltd.
 (4) After the offerings, Mr. & Mrs. Aarons will continue to own 0.39% of WPS II, Inc.
 (5) Officer and/or director of an affiliate of W.P. Stewart & Co., Ltd.
 (6) Employee of an affiliate of W.P. Stewart & Co., Ltd.
 (7) After the offerings, David A. Altman will continue to own 2.29% of WPS II, Inc.
 (8) After the offerings, Marilyn G. Breslow will continue to own 1.90% of WPS II, Inc. Excludes shares owned by trusts for the benefit of Marilyn G. Breslow's adult family members for which Ms. Breslow serves as trustee, and with respect to which she disclaims beneficial ownership. See note 9.
 (9) Marilyn G. Breslow disclaims beneficial ownership of the shares owned by the trusts for the benefit of her adult family members. See note 8.
(10) After the offerings, Robert E. Burke will continue to own 0.03% of WPS II, Inc.
(11) After the offerings, Mr. and Mrs. Casey will continue to own 0.02% of WPS II, Inc.
(12) After the offerings, Sandra Coleman will continue to own 0.05% of WPS II, Inc.
(13) In 1998, W.P. Stewart & Co., Ltd. acquired three funds from an affiliate of Europa International Ltd. which is principally owned by a son of a director and executive officer of W.P. Stewart & Co., Ltd. See "Certain Relationships and Related Transactions".
(14) After the offerings, Alexander M. Farman-Farmaian will continue to own 0.61% of WPS II, Inc.

(15) After the offerings, John Ferrer will continue to own 0.15% of WPS II, Inc.
(16) Robert D. Rosenthal, an executive officer of W.P. Stewart & Co., Ltd. and a director and executive officer of certain affiliates, is a principal shareholder and the chief executive officer of First Long Island Investors LLC. Ryan Melkonian and other officers of certain affiliates are shareholders of First Long Island Investors LLC. See note 36.
(17) After the offerings, Christine A. Fowler will continue to own 0.10% of WPS II, Inc.
(18) After the offerings, Joseph S. Frelinghuysen, Jr. will continue to own 1.23% of WPS II, Inc.
(19) After the offerings, Michael J. Gillen will continue to own 0.26% of WPS II, Inc.

(20) C. Graydon Rogers, the donor of the foundation, disclaims beneficial ownership of the shares owned by the foundation. Mr. Rogers is a shareholder of WPS II, Inc. and a former officer and director of an affiliate of W.P. Stewart & Co., Ltd. and its predecessor.

(21) After the offerings, Patricia A. Ingenito will continue to own 0.27% of WPS II, Inc.

(22) Excludes shares of W.P. Stewart & Co., Ltd. directly owned by Peter H. Jennison. After the offerings, the trust will continue to own 0.62% of WPS II, Inc. (excluding shares of WPS II, Inc. directly owned by Peter H. Jennison). See note 23.

(23) After the offerings, the trust will continue to own 0.62% of WPS II, Inc. Peter H. Jennison disclaims beneficial ownership of the shares owned by the trust. See note 22.

(24) Excludes shares owned by (a) a trust for the benefit of Peter H. Jennison and (b) by trusts for which Peter H. Jennison serves as trustee and with respect to which he disclaims beneficial ownership. After the offerings, Peter H. Jennison will continue to own 0.08% of WPS II, Inc. See notes 22 and 23.

(25) After the offerings, Philip D. Jennison will continue to own 2.90% of WPS II, Inc.

(26) After the offerings, the trust will continue to own 0.86% of WPS II, Inc.

(27) After the offerings, Richard O. Kahn will continue to own 0.60% of WPS II, Inc.

(28) After the offerings, Robert L. Kahn will continue to own 9.15% of WPS II, Inc.

(29) After the offerings, Stephen A. Kahn will continue to own 0.60% of WPS II, Inc.

(30) Executive officer of W.P. Stewart & Co., Ltd.

(31) After the offerings, Carolann F. Marshall will continue to own 0.23% of WPS II, Inc.

(32) After the offerings, Stephen E. Memishian will continue to own 3.34% of WPS II, Inc.

(33) After the offerings, the trust will continue to own 1.07% of WPS II, Inc.

(34) After the offerings, Robert L. Rohn will continue to own 2.52% of WPS II, Inc.

(35) After the offerings, the trust will continue to own 0.41% of WPS II, Inc.

(36) After the offerings, Robert D. Rosenthal will continue to own 0.14% of WPS II, Inc. See note 16.

(37) John C. Russell also serves as a director of W.P. Stewart & Co., Ltd. After the offerings, John C. Russell will continue to own 0.71% of WPS II, Inc.


(38) After the offerings, Robert L. Schwartz will continue to own 10.79% of WPS II, Inc.



(39) After the offerings, Harry W. Segalas will continue to own 2.52% of WPS II, Inc.



(40) After the offerings, Barbara A. Shelley will continue to own 0.27% of WPS II, Inc.



(41) After the offerings, Daniel B. Strickberger will continue to own 4.0% of WPS II, Inc.



(42) W.P. Stewart & Co., Ltd. has agreed in principle to acquire 75% of TPR & Partners N.V. TPR & Partners N.V. is the majority owner of the 50% of TPRS Services N.V. we do not already own and which we have agreed in principle to acquire. As previously disclosed, we expect these transactions to be completed prior to December 31, 2000. See note 46.



(43) TPR Curacao N.V. is the owner, together with TPR & Partners N.V., of the 50% of TPRS Services N.V. that we do not already own and which we have agreed in principle to acquire. As previously disclosed, we expect this transaction to be completed prior to December 31, 2000. See note 42.

(44) After the offerings, Debra S. Valenti will continue to own 0.09% of WPS II, Inc.



(45) Includes shares owned by (a) trusts for which William P. Stewart, the Chairman and Executive Officer of W.P. Stewart & Co., Ltd. serves as trustee (with respect to which Mr. Stewart disclaims beneficial ownership), and (b) executive officers and a director which are disclosed individually above. After the offerings, (x) trusts for which Mr. Stewart serves as trustee will continue to own 39.48% of WPS II, Inc. and 8.75% of W.P. Stewart & Co., Ltd. (with respect to which shares Mr. Stewart disclaims beneficial ownership) and (y) directors and officers of W.P. Stewart & Co., Ltd. as a group will continue to own 40.33% of WPS II, Inc. (including shares owned by those trusts). See note 1.



     As of the date this table was prepared, 62.0% of the common shares were owned by WPS II, Inc. which has the power to control W.P. Stewart & Co., Ltd. After the offerings, 45.3% of the common shares will be owned by WPS II, Inc., which may constitute the power to control W.P. Stewart & Co., Ltd. Some shareholders of WPS II, Inc. also own our common shares directly and, collectively with WPS II, Inc., would have the power to control W.P. Stewart & Co., Ltd. The only assets of WPS II, Inc. are, and its only business is holding, common shares of W.P. Stewart & Co., Ltd. WPS II, Inc. is a privately held company. All shareholders of WPS II, Inc. are current or former employees or directors of the Stewart Group, members of their families or trusts for members of their families (including trusts for which William P. Stewart, the Chairman and Chief Executive Officer of W.P. Stewart & Co., Ltd. serves as Trustee, which will continue to own approximately 39.5% of WPS II, Inc. after the offerings). All shareholders of WPS II, Inc. vote on all matters submitted to shareholders on a ratable basis in accordance with their respective ownership interests in WPS II, Inc. Following the 540-day "lock-up" period agreed to with the underwriters, pursuant to agreements entered into with WPS II, Inc., each shareholder of WPS II, Inc. will be able to receive from WPS II, Inc. its pro rata amount (based upon its percentage ownership of WPS II, Inc.) of the shares of W.P. Stewart & Co., Ltd. held by WPS II, Inc. except for 7,000,000 of our common shares which WPS II, Inc. must retain for the longer of three years or until the expiration of its tax indemnity obligation to us. See "Underwriting" and "Certain Relationships and Related Transactions".


     We are not aware of any arrangements, the operation of which may at a subsequent date result in a change in control of W.P. Stewart & Co., Ltd.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In connection with purchases of shares of stock of W.P. Stewart & Co., Ltd. and its predecessors, since at least 1991, our employees, including our officers and directors, have entered into loan agreements with, and signed promissory notes to us in respect of some or all of the purchase price of such stock. Most of our employees are or have been parties to such loans. In connection with such stock purchases, Messrs. Russell, Breeden, Smith, Henderson, Ryan, Macri and Target have entered into loan agreements with, and signed promissory notes to, the Stewart Group. Each of these loans accrues interest at a rate of 10% per annum. As of September 30, 2000, the aggregate amount outstanding under these loan agreements and promissory notes for each of the above-named directors and executive officers were, respectively: $3,019,172, $46,754, $46,754, $830,000,
$873,476, $873,476 and $692,143. The largest aggregate amount of indebtedness outstanding under each of these loan agreements and promissory notes during the last three years for each of the above-named directors and executive officers were, respectively: $3,704,922, $68,900, $68,900, $1,439,000, $1,079,000,
$1,079,000 and $843,750. In addition, in connection with the acquisition by W.P. Stewart & Co., Ltd. of TPRS Services N.V., the sellers signed a promissory note to W.P. Stewart Asset Management Ltd. in the amount of $2,750,000. The note, which accrues interest at the rate of 6.625% per annum, is secured by the W.P. Stewart & Co., Ltd. common shares received in the acquisition. The remaining outstanding balance of the note as of September 30, 2000 is $1,375,000.



     The lease agreement relating to W.P. Stewart & Co., Inc.'s office space in New York includes space utilized by family members of Mr. William P. Stewart. Mr. Stewart reimburses W.P. Stewart & Co., Inc., on a monthly basis, for that portion of the rental and other costs associated with the space utilized by such family members. Such lease-related amounts were approximately $17,500 in 1997, $237,000 in 1998, $257,400 in 1999, and $148,000 for the nine months ended
September 30, 2000. We believe that the reimbursement amounts that we receive from Mr. Stewart for the utilization of this space are as favorable as the amounts we could receive from an unaffiliated party for utilization of the same space.



     W.P. Stewart & Co., Ltd. owns 40% of Bowen Asia Limited. Ms. Lisa M. Stewart, the daughter of Mr. William P. Stewart, and Mr. Charles G.R. Target, Ms. Stewart's husband and a Deputy Managing Director of W.P. Stewart & Co., Ltd., together own a majority of the stock of Bowen Asia Limited. We have been granted an option exercisable in 2004 to expand our ownership of Bowen Asia Limited to a majority interest. In addition to payments in connection with our investment in Bowen Asia Limited, we pay solicitation, sub-advisory and research fees to Bowen Asia Limited. Such fees were, in the aggregate, $387,957, $491,000, $218,000 and $483,000, for the nine months ended September 30, 2000, and for the years ended December 31, 1999, 1998, and 1997, respectively. We believe that the solicitation, sub-advisory and research fees that we pay to Bowen Asia Limited are as favorable as the fees we would pay to an unaffiliated party for similar services. We have entered into an agreement with Bowen Capital Management, an affiliate of Bowen Asia Limited, which will entitle us to receive solicitation fees for client referrals to Bowen Capital Management. We have not yet received any fees under the terms of this agreement.



     During the period from 1996 until April 30, 1999, we were a party to an Aviation Services Agreement with Shamrock Aviation, Inc. pursuant to which Shamrock Aviation, Inc. provided us with use of airplanes owned by it at a fee in the amount of approximately $175,000 per month. Since April 30, 1999, we have continued to use one airplane owned by Shamrock Aviation, Inc. and have compensated Shamrock Aviation, Inc. for its use by paying charter fees that we believe are more favorable to the Stewart Group than the fees that would be paid to an unaffiliated charterer. Shamrock Aviation, Inc. is owned by Mr. William P. Stewart and trusts for the benefit of the four adult children of Mr. Stewart; Mr. Stewart serves as President, and Mr. Gregory S. Stewart, his son, serves as Vice President, of Shamrock Aviation, Inc. We paid fees to Shamrock Aviation, Inc. in the amount of $1,724,000, $3,352,700, $2,747,000 and $2,308,000 for the
nine
months ended September 30, 2000 and for the years ended December 31, 1999, 1998 and 1997, respectively. In February 1999, we entered into an agreement with Shamrock Aviation, Inc. in which Shamrock Aviation, Inc. has agreed that it will delay the sale of an airplane owned by Shamrock Aviation, Inc. so that such airplane will continue to be available for use in our business. At the same time, Shamrock Aviation, Inc. agreed to release W.P. Stewart & Co., Inc. from any and all obligations to participate in the purchase of an additional airplane for approximately $37 million, delivery of which is scheduled for early 2001. In return, we have agreed to indemnify Shamrock Aviation, Inc. for any loss in value of the airplane that Shamrock Aviation, Inc. has agreed not to sell during the period from the time the agreement was made until that airplane is sold or replaced (which is currently expected to occur in 2001). The value of that Shamrock Aviation, Inc. airplane as of the date of its agreement with us is estimated to be $27 million. As of November 15, 2000, the estimated value of the airplane was $27 million.


     In 1998, Shamrock Aviation, Inc. assigned to WPS Aviation Holdings, LLC, a limited liability company wholly-owned by the Stewart Group, all of Shamrock Aviation, Inc.'s interest in an agreement to purchase a Challenger 604 aircraft. Prior to its assignment of the agreement to WPS Aviation Holdings, LLC, Shamrock Aviation, Inc. had made progress payments aggregating $6.7 million pursuant to such agreement. As consideration for such assignment to WPS Aviation Holdings, LLC, we released Shamrock Aviation, Inc. from its obligation to repay indebtedness to us in the amount of $6.7 million representing amounts we advanced to Shamrock Aviation, Inc. that were paid by Shamrock Aviation, Inc. as progress payments under such purchase agreement. As a result of such forgiveness, the amount which we were required to pay for the airplane was reduced by the amount of such progress payments. The total purchase price for such aircraft was approximately $22.5 million. W.P. Stewart & Co., Ltd. and W.P. Stewart & Co., Inc. are co-guarantors of WPS Aviation Holdings, LLC's financing for such purchase.


     The Company has entered into an agreement pursuant to which an entity affiliated with Shamrock Aviation, Inc. provides operational and maintenance services at cost for that Challenger aircraft. Total fees amounted to $1,628,000 and $1,683,900 for the nine months ended September 30, 2000 and for the year ended December 31, 1999, respectively. We believe that the terms of this transaction are more favorable to us than the terms that we could obtain from an unaffiliated party in a comparable transaction.


     Prior to 1998, the Stewart Group paid to Europa Securities, Inc., a broker-dealer principally owned by Mr. Jeffrey R. Stewart, a son of Mr. William
P. Stewart, fees in respect of securities trading services and solicitation of new accounts. Such fees were, in the aggregate, $209,542 in 1997. In addition, the Stewart Group paid solicitation fees to Europa Funds Limited, a fund umbrella company principally owned by Mr. Jeffrey Stewart, from the fee received by the Stewart Group for its services as investment adviser to one of Europa Funds Limited's funds. The Stewart Group paid such fees in the amount of $34,925 and $27,070 in 1998 and 1997, respectively. As consideration for the acquisition by the Stewart Group of three Europa Funds Limited funds in 1998, including the fund referred to above, the Stewart Group issued 67,952 shares of stock to Europa International Ltd., an affiliate of Europa Funds Limited, as of January 1, 1999. We believe that the fees that we paid to Europa Securities, Inc. and Europa Funds Limited were as favorable as the fees we would have paid to an unaffiliated party for the provision of similar services.


     W.P. Stewart Fund Management Limited serves as the investment manager to an Irish fund solely managed by WPS Investissements S.A., a Swiss investment management firm. WPS Investissements S.A. is principally owned by Mr. William P. Stewart III, one of Mr. William P. Stewart's sons. The Stewart Group has no ownership interest in either the Irish fund or WPS Investissements S.A. W.P. Stewart Fund Management Limited collects and remits to WPS Investissements S.A. all of the advisory fees in respect of such fund. In addition, we pay to WPS Investissements S.A. a portion of the brokerage commissions earned by us from securities transactions for such fund. Such fees and commissions amounted to $324,982, $1,243,500,


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


$558,726 and $13,476 for the nine months ended September 30, 2000 and for the years ended December 31, 1999, 1998 and 1997, respectively. We believe that the fees and commissions that we pay to WPS Investissements S.A. are as favorable as the fees and commissions we would pay to an unaffiliated party in a similar transaction.



     W.P. Stewart & Co., Ltd. believes, upon advice of Nixon Peabody LLP, special tax counsel, that at the time of our merger with our U.S. predecessor company, WPS II, Inc. qualified as an S corporation and our U.S. predecessor company qualified as a "qualified subchapter S subsidiary" for U.S. federal income tax purposes and that, accordingly, W.P. Stewart & Co., Ltd. incurred no U.S. tax liability as a result of the Bermuda merger. Notwithstanding such belief, WPS II, Inc. has agreed to indemnify W.P. Stewart & Co., Ltd. for any harm suffered by W.P. Stewart & Co., Ltd. arising from any U.S. tax liability imposed upon W.P. Stewart & Co., Ltd. as a result of our merger with our U.S. predecessor company. In addition, certain stockholders of WPS II, Inc. have agreed to severally guarantee their proportionate shares of the indemnity obligation of WPS II, Inc. based on their interests in WPS II, Inc. at the time of the merger, representing an aggregate of approximately 92% of the amount which may be payable by WPS II, Inc. under the indemnity.


     The Company has accrued a contribution of approximately $484,000 for the year ended December 31, 1999, which was paid on March 15, 2000, and contributed $1.7 million on December 31, 1998 to the W.P. Stewart & Co. Foundation, Inc. (the "Foundation"), a private charitable foundation incorporated on December 7, 1998. The Foundation makes charitable grants at the discretion of a committee appointed by the Foundation's board from members of the board of directors of W.P. Stewart & Co., Inc. and W.P. Stewart & Co., Ltd. This committee has been created to monitor and direct the Company's charitable activities.


     The Company pays TPRS fees for marketing services. These fees amounted to approximately $3,967,521 and $1,840,000 for the nine months ended September 30, 2000 and for the year ended December 31, 1999. Inter-company eliminations of approximately $1,983,760 and $920,000 resulting from the Company's 50% ownership in TPRS result in a net expense to the Company of $1,554,000 and $920,000 for the nine months ended September 30, 2000 and for the year ended December 31, 1999.


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

                          DESCRIPTION OF CAPITAL STOCK


     The authorized share capital of W.P. Stewart & Co., Ltd. consists of 125,000,000 common shares. As of the date of this prospectus, there are 47,319,618 common shares outstanding and with the exception of common shares to be issued to employees of the Stewart Group in the ordinary course of our business, such number will remain unchanged upon completion of the offerings. Set forth below is a description of the common shares, including summaries of material relevant provisions of W.P. Stewart & Co., Ltd.'s memorandum of association, bye-laws and the Companies Act 1981 of Bermuda. These summaries do not purport to be complete and are qualified in their entirety by reference to the full memorandum of association and bye-laws which have been filed as exhibits to the Registration Statement of which this prospectus forms a part and to the Companies Act 1981.


GENERAL

     As of the date of this prospectus, all the issued common shares are validly issued, fully paid and non-assessable. Authorized but unissued common shares may be issued at any time and at the discretion of the board of directors without the approval of the shareholders of W.P. Stewart & Co., Ltd. The common shares offered pursuant to this prospectus will be represented by certificates. The common shares are issued in registered form. The shareholders are not entitled to any preemptive, sinking fund or redemption rights.

VOTING RIGHTS

     Subject to the provisions set forth below and any other special rights or restrictions as to voting for the time being attached to any class of shares by or in accordance with the bye-laws, at any general meeting on a poll, every shareholder who is present in person or by proxy shall have one vote for every common share of which such person is the holder. Most matters to be approved by holders of common shares require approval by a simple majority vote of the common shares represented at the shareholders' meeting. A resolution passed by the holders of a majority of the issued common shares voting either in person or by proxy at a general meeting is required to approve a merger or amalgamation with another company. Shareholders do not have cumulative voting rights. Shareholders have the power to elect directors, appoint auditors and make changes in the amount of authorized share capital of W.P. Stewart & Co., Ltd. Any change in the rights relating to the common shares requires the adoption of a resolution by the holders of a majority of the common shares at a duly held meeting of the shareholders of W.P. Stewart & Co., Ltd. or, if by written consent, the consent of the holders of not less than 75% of the common shares. Voting at any meeting of shareholders is by a poll.

     The quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy representing not less than one-third in nominal value of the total issued common shares. Shareholders' meetings are convened upon advance notice of at least 14 days.

     Our bye-laws limit the voting power of natural persons to 5% of all votes attributable to outstanding shares (including the common shares) and the voting power of entities, groups and persons, other than natural persons, to 9.5% of the votes attributable to our outstanding shares. These limitations apply regardless of how many of our shares are actually owned or controlled by a shareholder. For purposes of applying this restriction, our bye-laws provide that a person, entity or group shall be deemed to own:

     - all shares which such person is deemed to constructively own directly or indirectly pursuant to rules defining a controlled foreign corporation under the Internal Revenue Code, see "Certain Income Tax
       Considerations -- United States -- Taxation of Holders"; and

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

     - all shares which such person is deemed to beneficially own directly or indirectly (other than ownership attributable to WPS II, Inc.) as a result of the possession of sole or shared voting power within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder.

     Our bye-laws provide that the votes that could have been cast by shareholders who are subject to these voting restrictions will be allocated to the other shareholders pro rata, based on their share ownership and voting power pursuant to a formula specified in our bye-laws. However, no shareholder will be allocated any additional voting rights to the extent that the allocation of such additional voting rights to that shareholder will cause the total voting power of that shareholder to exceed 5%, in the case of a natural person, or 9.5%, in the case of an entity, group or person other than a natural person. These restrictions do not, however, apply to:

     - WPS II, Inc.;

     - Other shareholders or groups of shareholders who were shareholders of W.P. Stewart & Co., Ltd. immediately before the offerings; and

     - Additional persons, entities or groups that are designated by our board of directors either before or after the offerings.

These voting limitations were put in place to reduce the likelihood that W.P. Stewart & Co., Ltd. could become a controlled foreign corporation under the Internal Revenue Code for U.S. tax purposes.

     Our bye-laws also limit the voting power of all persons, entities or groups to 20% of the total number of all votes attributable to our outstanding shares (including the common shares). These limitations apply regardless of how many shares of our capital stock are already owned or controlled by a shareholder and regardless of whether the voting restrictions described in the previous paragraph apply to that shareholder. These restrictions, however, will not apply to:

     - WPS II, Inc. or its affiliates;

     - Direct or indirect subsidiaries at W.P. Stewart & Co. Ltd.;

     - New or existing employee benefit plans of W.P. Stewart & Co., Ltd., as may be designated by our board of directors either before or after the offerings; and

     - Other persons, entities or groups that are designated by our board of directors either before or after the offerings.

This voting limitation is in place to reduce the likelihood, under certain circumstances, of inadvertent terminations of the Stewart Group's advisory agreements as a result of deemed "assignments" of such contracts under the Advisers Act. See "Risk Factors -- Our Bye-Laws Restrict Shareholders' Voting Rights" and "-- A Change of Control of the Stewart Group Would Give Our Clients the Right to Terminate Their Investment Advisory Agreements with Us".

DIVIDENDS

     The holders of our common shares are entitled to receive on a pro rata basis such dividends when, as and if declared by our board of directors. Dividends may be paid only in accordance with the Companies Act 1981 of Bermuda which provides that dividends and other distributions to shareholders may not be paid if there are reasonable grounds for believing that:

     - W.P. Stewart & Co., Ltd. is, or would after the dividend payment be, unable to pay its liabilities as they become due; or

     - the realizable value of W.P. Stewart & Co., Ltd.'s assets after such payment would be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

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

W.P. Stewart & Co., Ltd.'s ability to declare dividends on the common shares may also be limited by regulatory restrictions derived from the net capital rules of various regulatory bodies applicable to W.P. Stewart & Co., Ltd. and its subsidiaries. Rights to dividends and distributions that have not been claimed within six years after the date on which they were declared revert to W.P. Stewart & Co., Ltd.

WINDING UP

     If W.P. Stewart & Co., Ltd. is wound up, the liquidator may, with the sanction of a resolution of shareholders, divide among the shareholders in kind the whole or any part of our assets and may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the shareholders as the liquidator thinks fit, provided that a shareholder shall not be compelled to accept any securities or other assets which would subject such shareholder to liability.

MISCELLANEOUS

     Common shares registered in the names of two or more persons may be delivered to any one of them named in the share register, and if two or more such persons tender a vote, the votes of the person whose name first appears in the share register will be accepted to the exclusion of any other. All notices to joint shareholders and, save as otherwise directed by the joint holders of common shares, all checks or warrants for dividend payments, will be sent to the joint holder whose name stands first in the register of members. Under Bermuda law and our memorandum of association and bye-laws, shareholders do not have preemptive rights.


     Our principal transfer agent and registrar in Bermuda will be The Bank of Bermuda Limited and our U.S. transfer agent and registrar for the common shares will be EquiServe. The Bank of Bermuda Limited will act as transfer agent and registrar for transfers outside the U.S. and EquiServe, which is registered with the SEC, will act as transfer agent and registrar for transfers within the U.S.


LISTING

     We expect that on or prior to the consummation of the offerings, the common shares will be admitted for trading on the New York Stock Exchange under the symbol "WPL", and, by way of secondary listing, on the Bermuda Stock Exchange under the symbol "WPS", subject, in each case, to official notice of issuance. Prior to the offerings, there was no public market for the common shares.

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

                       CERTAIN INCOME TAX CONSIDERATIONS

GENERAL

     The following summary describes the principal tax consequences under U.S. federal income tax law and the laws of Bermuda and the United Kingdom of our operations (whether directly or indirectly through our U.S. and non-U.S. subsidiaries) and of the purchase, ownership and disposition of the common shares, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to your decision to purchase the common shares. In addition, except where otherwise noted, this summary does not describe any tax consequences arising under the law of any State, locality or taxing jurisdiction other than Bermuda, the United Kingdom or the U.S. federal government.

     Our income is not subject to tax in Bermuda, which currently has no corporate income tax. We pay income tax in the United States and the United Kingdom on a portion of our income, as described below. As a consequence, the overall effective tax rate on our earnings was 10.7% for 1998 and 8.2% for 1999. We believe that the overall tax rate will not exceed 10% for 2000. The discussion below is based upon the nature and conduct of our business, which may change, and upon our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law (which may have retroactive effect).

BERMUDA

   TAXATION OF THE STEWART GROUP AND HOLDERS

     Under current Bermuda law, W.P. Stewart & Co., Ltd. is not subject to tax in Bermuda on income or capital gains. Furthermore, we have obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 (as amended), an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of such tax will not be applicable to us or to any of our operations, or the shares, debentures or other obligations of W.P. Stewart & Co., Ltd., until March 28, 2016. This undertaking does not, however, prevent the imposition of property taxes on any company owning real property or leasehold interests in Bermuda. Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed upon the issue, transfer or sale of the common shares or on any payments thereunder.

UNITED STATES

     This summary is based on the Internal Revenue Code, Treasury regulations and rulings promulgated thereunder and judicial decisions in effect or available on the date of this prospectus. All of the foregoing are subject to change with or without retroactive effect, which could affect the continued accuracy of this summary. No advance rulings have been or will be sought from the IRS regarding the matters discussed in this prospectus. Accordingly, you are urged to consult your tax adviser to determine the U.S. federal, state, local and foreign income and other tax consequences to you of acquiring, holding and disposing of common shares.

   TAXATION OF THE STEWART GROUP

     In general, W.P. Stewart & Co., Ltd. and its non-U.S. subsidiaries, including W.P. Stewart Asset Management Ltd., our Bermuda-based investment adviser subsidiary, are subject to federal income taxation by the United States only to the extent their income is "effectively connected with the conduct of a trade or business in the United States". U.S. source services income, determined on the basis of where the services are performed, is effectively connected

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

with the conduct of a U.S. business and therefore fully subject to U.S. income tax at regular corporate tax rates.

     W.P. Stewart & Co., Inc. is subject to U.S. federal, state and local income tax on its income. Under Section 482 of the Internal Revenue Code, the IRS may apportion or allocate income and deductions among W.P. Stewart & Co., Inc. and the non-U.S. corporations in the Stewart Group to the extent "necessary in order to prevent evasion of taxes or clearly reflect the income" of such corporations. Treasury regulations provide that the general rule for establishing prices for services provided by a member of a commonly controlled group shall be "an arm's length charge" equal to "the amount which was charged or would have been charged for the same or similar services in independent transactions with or between unrelated parties under similar circumstances considering all the relevant facts". There are various possible methodologies that may be employed to determine an appropriate arm's length charge.


     W.P. Stewart & Co., Inc. pays U.S. income tax on its taxable income, consisting of fees received from W.P. Stewart & Co., Ltd. and W.P. Stewart Asset Management Ltd. for sub-advisory and research services less applicable expenses. W.P. Stewart Asset Management (NA), Inc. and its subsidiaries pay U.S. income tax on their net solicitation fee income. W.P. Stewart & Co., Ltd. and W.P. Stewart Asset Management Ltd. have paid U.S. income tax on the approximately 5% of their combined earnings for 1998 and 1999, and expect to pay U.S. income tax on the approximately 10% of their combined earnings for 2000 (as computed under U.S. GAAP), in each case which are, or are expected to be, derived from activities directly carried on in the United States. No portion of the income of W.P. Stewart Securities Limited, W.P. Stewart & Co. (Europe), Ltd., NS Money Management Ltd. or TPRS Services N.V. should be subject to U.S. income tax.


     The IRS, New York State and/or New York City may disagree with the Stewart Group's positions and assert that:

     - the fees paid to W.P. Stewart & Co., Inc. (50 basis points on accounts for which W.P. Stewart & Co., Inc. provides subadvisory services and $1.2 million annually for research relating to other accounts) or W.P. Stewart Asset Management (NA), Inc. and its subsidiaries understate their taxable income; and/or

     - the net income of W.P. Stewart & Co., Ltd., W.P. Stewart Asset Management Ltd. or any of W.P. Stewart & Co., Ltd.'s other non-U.S. subsidiaries from business that they carry on directly in the United States represents more than the amount reported on their U.S. income tax returns.

     We believe that the fees to be paid by W.P. Stewart & Co., Ltd. and W.P. Stewart Asset Management Ltd. to W.P. Stewart & Co., Inc. and W.P. Stewart Asset Management(NA), Inc. and its subsidiaries satisfy the arm's length standard of the treasury regulations. As noted above, however, the IRS or other U.S. taxing authorities may challenge these positions and attempt to allocate some of W.P. Stewart & Co., Ltd.'s or W.P. Stewart Asset Management Ltd.'s investment advisory income to W.P. Stewart & Co., Inc. or increase the solicitation fee income of W.P. Stewart Asset Management(NA), Inc. and its subsidiaries. There can be no assurance that such a challenge would not be successful. If successful, such a challenge could materially increase the U.S. income tax liability of W.P. Stewart & Co., Inc. and W.P. Stewart Asset Management(NA), Inc. and its subsidiaries.

     In addition, the IRS or other U.S. taxing authorities may contend that the net income of W.P. Stewart & Co., Ltd., W.P. Stewart Asset Management Ltd. or its other non-U.S. subsidiaries from business that they carry on (or are treated by such taxing authorities as carrying on) directly in the United States represents more than the amount reported by W.P. Stewart & Co.,

Ltd., W.P. Stewart Asset Management Ltd. or such subsidiaries on their U.S. income tax returns. Such a contention may be based upon:

     - the nature of W.P. Stewart & Co., Inc.'s activities;

     - the nature and extent of activities in the United States of employees or agents of W.P. Stewart & Co., Ltd., W.P. Stewart Asset Management Ltd. or its other non-U.S. subsidiaries; or

     - the treatment of W.P. Stewart & Co., Inc. and/or W.P. Stewart Asset Management(NA), Inc. and its subsidiaries as an agent of W.P. Stewart & Co., Ltd. or W.P. Stewart Asset Management Ltd. for purposes of determining whether and the extent to which W.P. Stewart & Co., Ltd. or W.P. Stewart Asset Management Ltd. is engaged in business in the United States.

While we believe that existing authorities support our position on these matters, there can be no assurance that we will be successful in the event of an IRS challenge to our positions. If successful such a challenge could materially increase the U.S. tax liability of W.P. Stewart & Co., Ltd., W.P. Stewart Asset Management Ltd. and/or W.P. Stewart & Co., Ltd.'s other non-U.S. subsidiaries.

     Any additional net income attributed to W.P. Stewart & Co., Inc., W.P. Stewart Asset Management(NA), Inc. and its subsidiaries or to the directly-conducted U.S. business of W.P. Stewart & Co., Ltd., W.P. Stewart Asset Management Ltd. or any other non-U.S. subsidiary would be subject to U.S. taxes, including state and local taxes, at a current combined rate (including a 30% withholding tax imposed on additional net after tax income attributed to W.P. Stewart & Co., Inc. or W.P. Stewart Asset Management(NA), Inc. and its subsidiaries and a 30% "branch profits" tax on additional net after tax income attributed to the directly-conducted U.S. business of W.P. Stewart & Co., Ltd., W.P. Stewart Asset Management Ltd. or W.P. Stewart & Co., Ltd.'s non-U.S. subsidiaries) of up to 62.62%.

   TAXATION OF HOLDERS

     U.S. HOLDERS. As used in this section, the term "U.S. person" means for U.S. federal income tax purposes:

     - a citizen or resident of the United States or any political subdivision thereof;

     - a corporation or partnership created or organized in the United States or under the laws of the United States or of any State; or

     - an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term "U.S. holder" means a person, a holder or a beneficial owner of common shares who is a U.S. person. A "non-U.S. holder" is any holder who is not a U.S. holder.

     In general, U.S. holders will include dividends in income, in accordance with their method of accounting, as ordinary income. Assuming the common shares are held as a capital asset, gain or loss on a subsequent sale or other taxable disposition of the stock will be a capital gain or loss, which will be long term if such stock is held for more than one year. At least a portion of any dividend will constitute foreign source dividend income, which may be relevant for a U.S. holder's foreign tax credit limit computation.

     PASSIVE FOREIGN INVESTMENT COMPANY RULES. W.P. Stewart & Co., Ltd., based on the nature of its assets and income, does not believe it should currently be classified as a "passive foreign investment company" (as defined below). However, it is possible, though W.P. Stewart & Co., Ltd. believes it unlikely, that W.P. Stewart & Co., Ltd. could be classified as a passive foreign investment company in the future.

     A foreign corporation will be treated as a passive foreign investment company if either 75% or more of its gross income is "passive income" or at least 50% of the average percentage of its assets are assets which produce or are held for the production of "passive income" (hereinafter "passive assets"). "Passive income" is generally defined as any income included in the definition of "foreign personal holding company income" under Section 954(c) of the Internal Revenue Code. Among these items are income consisting of:

     - dividends, interest, rent, royalties; and

     - gains and losses from the sale of property giving rise to the income described in the preceding item, as well as other types of income not here relevant.

For these purposes, cash held by a foreign corporation generally constitutes a passive asset, but trade or service receivables resulting from a business which produces non-passive income does not. Intangibles that produce identifiable types of income (including goodwill) are similarly characterized in terms of the type of income they produce. A foreign corporation owning at least 25% by value of the stock of another corporation is treated, for purposes of passive foreign investment company classification, as if it held its proportionate share of such corporate assets and received directly its proportional share of such corporation's income.

     If a foreign corporation constitutes a passive foreign investment company, any U.S. person holding any amount of stock in such corporation will generally be subject to an interest charge on "excess distributions" of the passive foreign investment company. Alternatively, such U.S. person may elect to be taxed currently on its share of passive foreign investment company income by being treated as receiving a distribution of its pro rata share of the passive foreign investment company earnings and profits. A U.S. person may also make a "mark-to-market" election with respect to "marketable" passive foreign investment company stock to recognize (at the close of each taxable year) any excess of the fair market value of such stock over its adjusted basis as ordinary income and any excess of the adjusted basis of such stock over its fair market value as ordinary loss.

     CONTROLLED FOREIGN CORPORATION RULES. Our bye-laws contain provisions which attempt to prevent us from becoming a "controlled foreign corporation". Specifically, the provisions restrict the voting rights associated with voting stock in the case of any shareholder who acquires sufficient stock to become a U.S. Shareholder (as defined below) if the effect of such acquisition would be to cause us to become a controlled foreign corporation. In any event, the controlled foreign corporation rules will not apply to a U.S. holder that never owns 10% or more of the common shares.

     In general, a foreign corporation will constitute a controlled foreign corporation if more than 50% of the shares of the corporation, measured by reference to combined voting power or value, is held, directly or indirectly, by "U.S. Shareholders". A "U.S. Shareholder", for this purpose, is any person that is a U.S. person for U.S. federal income tax purposes that possesses 10% or more of the combined voting power of all classes of shares of a corporation. After the offerings, neither W.P. Stewart & Co., Ltd. nor any of its foreign affiliates will be a controlled foreign corporation.

     If W.P. Stewart & Co., Ltd. (or any foreign affiliate) were in the future to constitute a controlled foreign corporation, a U.S. Shareholder of W.P. Stewart & Co., Ltd. would be treated, subject to certain exceptions, as receiving a dividend at the end of our taxable year in an amount equal to that person's pro rata share of the "subpart F income" and certain U.S. source income of W.P. Stewart & Co., Ltd. (or any controlled foreign corporation foreign affiliate), whether or not distributed. Among other items, and subject to certain exceptions, "subpart F income" includes dividends, interest, annuities, gains from the sale of shares and securities, certain gains from commodities transactions, certain types of insurance income and income from certain transactions with related parties. If W.P. Stewart & Co., Ltd. (or any foreign affiliate) were in the future to constitute a controlled foreign corporation, we believe only a relatively small portion of our income would be subpart F income.

     In addition, however, if a U.S. person owning 10% or more of the combined voting power of all classes of stock entitled to vote of a controlled foreign corporation sells or exchanges such stock, the gain recognized is treated as ordinary dividend income (and not capital gain) to the extent of the earnings and profits of such corporation accumulated after December 31, 1962 and during the period(s) the stock was held by such U.S. person while such foreign corporation was a controlled foreign corporation.

     If W.P. Stewart & Co., Ltd. were treated as a controlled foreign corporation, a U.S. Shareholder of W.P. Stewart & Co., Ltd. would be taxable on the subpart F income of W.P. Stewart & Co., Ltd. under rules described in the preceding paragraph and not under the passive foreign investment company rules previously described.

     BACKUP WITHHOLDING. A U.S. holder of common shares may, under certain circumstances, be subject to "backup withholding" at the rate of 31% with respect to dividends paid on the common shares or the proceeds of sale, exchange or redemption of common shares unless such U.S. holder:

     - is a corporation or comes within certain other exempt categories, and, when required, demonstrates this fact; or

     - provides a correct taxpayer identification number, certifies that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under these rules will be creditable against the U.S. holder's U.S. federal income tax liability. A U.S. holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. Assuming proper shareholder information is provided, we believe that back-up withholding will not be required.

     NON-U.S. HOLDERS. Dividends paid by foreign corporations are treated as income from U.S. sources and subject to withholding at a rate of 30% if 25% or more of the foreign corporation's gross income for the three-year period (or such part of the period such corporation was in existence) ending with the close of its taxable year preceding the declaration of such dividend was effectively connected (or treated as effectively connected) with the conduct of a U.S. trade or business, but only in an amount that bears the same ratio to the dividend as the gross income which is effectively connected with a U.S. trade or business bears to the foreign corporation's gross income from all sources. The Internal Revenue Code provides, however, that if a foreign corporation is "subject to" the branch profits tax, then the above-described withholding tax does not apply.

     Accordingly, because W.P. Stewart & Co., Ltd. and W.P. Stewart Asset Management Ltd., if more than 25% of their gross income were deemed connected with the United States, will be subject to the branch profits tax we do not believe that non-U.S. holders will be subject to the 30% withholding tax.

     Moreover, gains and losses on the sale or exchange of common shares generally will not be subject to U.S. income or withholding tax unless:

     - in the case of a non-U.S. holder who is an individual, such non-U.S. holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of disposition (in which case such individual may be taxed as a U.S. holder in any event); or

     - any gain is effectively connected with the non-U.S. holder's trade or business in the United States.

     The value of common shares should not be includible in the gross estate of any individual non-U.S. holder for purposes of determining such non-U.S. holder's liability, if any, for U.S. estate tax on non-resident alien individuals.

UNITED KINGDOM

     The following statements are intended as a general guide only to the position under current UK legislation and Inland Revenue practice as of the date of this document. The statements summarize certain limited aspects of the UK taxation treatment of corporations. The statements summarize the future position of holders of common shares who (unless express reference is made to non-UK resident holders of common shares) will be resident or ordinarily resident in the United Kingdom for tax purposes and who hold their common shares as an investment. The taxation position of special classes of taxpayers such as banks, insurance companies and collective investment schemes is not considered.

     Any future holder of common shares who is in any doubt about his or her own taxation position, or who is subject to taxation in a jurisdiction other than the United Kingdom should consult an independent professional adviser immediately.

  TAXATION OF W.P. STEWART & CO., LTD.

     In general, a corporation not resident in the United Kingdom is taxable on its income by the United Kingdom only to the extent that such income arises from any property in the United Kingdom or from any trade, profession or vocation exercised within the United Kingdom.

  TAXATION OF UNITED KINGDOM RESIDENT SUBSIDIARIES

     In general, a corporation resident in the United Kingdom is taxable on its profits or gains from any trade, whether carried on in the UK or elsewhere. In general, such a United Kingdom resident corporation will pay UK corporation tax on its taxable income, which would include any fees received for advisory and research services, any commission income and interest income, less deductible expenses, at a rate of 30%. W.P. Stewart & Co. (Europe), Ltd. will pay taxes in the United Kingdom on its net income consisting of fees received from W.P. Stewart & Co., Ltd. and W.P. Stewart Asset Management Ltd. for sub-advisory and research services less applicable expenses.

     No tax will be withheld by a UK resident company when it pays a dividend on or after April 6, 1999. The UK resident subsidiaries of the Stewart Group will not have to account for advance corporation tax in respect of dividends paid on or after April 6, 1999.

  TAXATION OF UNITED KINGDOM RESIDENT HOLDERS OF COMMON SHARES

     An individual UK resident holder of common shares will be liable to income tax on any dividend received from W.P. Stewart & Co., Ltd. and a UK resident corporate holder of common shares will be liable to corporation tax on any dividend received from W.P. Stewart & Co., Ltd.

     When a dividend from W.P. Stewart & Co., Ltd. is paid or credited to an account with a UK bank, the bank is generally required to deduct from the dividend (and to account to the Inland Revenue for) an amount equal to the lower rate of UK income tax (currently 20%).

     In ascertaining the eventual liability to UK tax on a dividend received by a UK resident holder of common shares, credit will be given for any UK tax withheld from it.

  UNITED KINGDOM ISSUE AND TRANSFER TAXES

     No UK stamp duty or UK Stamp Duty Reserve Tax will generally be payable in respect of the issue of common shares.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offerings, W.P. Stewart & Co., Ltd. will have 47,319,618 common shares outstanding. Of these common shares, approximately 17,715,715 common shares (approximately 19,396,317 common shares if the underwriters' over-allotment option is exercised in full), including the common shares sold in the offerings, will be freely tradeable within the United States without restriction or further registration under the Securities Act by persons other than "affiliates" of the Stewart Group as that term is defined in Rule 144 under the Securities Act. The remaining common shares may be sold in the United States public market only if registered or if they qualify for an exemption from registration under the Securities Act.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares whose public transferability is restricted under the Securities Act for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - 1% of the number of common shares then outstanding (which will equal approximately 473,196 common shares immediately after the offerings); or


     - the average weekly trading volume of the common shares on the New York Stock Exchange during the four calendar weeks preceding the filing of notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about W.P. Stewart & Co., Ltd. and may be effected only through unsolicited brokers' transactions. Under Rule 144(k), a person who is not deemed to have been an affiliate of W.P. Stewart & Co., Ltd. at any time during the 90 days preceding a sale, and who has beneficially owned the common shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 under the Securities Act.


     Upon completion of the offerings, approximately 76% of the outstanding common shares (72% if the Underwriters' over-allotment option is exercised in full) will be owned by individuals and entities who have signed a 540-day lock-up agreement. See "Underwriting". WPS II, Inc. has additionally agreed to retain at least 7,000,000 common shares for the longer of three years or until the expiration of its indemnity obligation relating to tax liabilities resulting from the merger with our U.S. predecessor. See "Certain Relationships and Related Transactions". In addition, 2,702,942 common shares owned by our employees and directors were unvested as of September 30, 2000 pursuant to purchase agreements between the shareholders and the Stewart Group which provide, among other things, that the common shares vest in equal quarterly installments over a seven-year period and that unvested common shares may not be transferred and under certain conditions may be repurchased by W.P. Stewart & Co., Ltd. The Board of Directors of W.P. Stewart & Co., Ltd., in its sole discretion, may accelerate the vesting of those common shares.


     Shareholders of W.P. Stewart & Co., Ltd. who currently own or control approximately 20% of the outstanding common shares have certain demand and piggyback registration rights with respect to their common shares. The demand registration rights will only be available if:

     - a sufficient number of shareholders with similar rights join in the request so that at least 15% of the outstanding common shares are to be registered; and

     - the offerings will be firm commitment underwritten offerings.

                     CERTAIN FOREIGN ISSUER CONSIDERATIONS

     W.P. Stewart & Co., Ltd. has been designated as non-resident of Bermuda for exchange control purposes by the Bermuda Monetary Authority and is required to obtain the permission of the Bermuda Monetary Authority for the free issue and transferability of its shares.

     The Bermuda Monetary Authority has given its consent for the transfer of all of the common shares to be sold in the offerings for the purposes of the proposed sale to the public, and for free transferability of all common shares of W.P. Stewart & Co., Ltd. subsequent to such public sale, subject to the common shares being listed on the New York Stock Exchange. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to the performance of W.P. Stewart & Co., Ltd. or its credit worthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or the default of W.P. Stewart & Co., Ltd. or its business or for the correctness of any opinions or statements expressed in this prospectus.

     The transfer of common shares and the issue of common shares within the current authorized share capital of W.P. Stewart & Co., Ltd. after the completion of the offerings to or by such persons may be effected without specific consent under the Exchange Control Act of 1972 and regulations thereunder subject to such common shares being listed on the New York Stock Exchange. Because we have been designated as non-resident of Bermuda for exchange control purposes, there are no restrictions on our ability to transfer funds in and out of Bermuda or to pay dividends to non-Bermuda residents who are holders of our shares, other than in local Bermuda currency.

     Share certificates will be issued in respect of the common shares offered pursuant to this prospectus. In the case of an applicant acting in a special capacity (for example, as trustee), the share register may not record the capacity in which the applicant is acting. We are not bound to investigate or incur any responsibility in respect to the proper administration of any such trust. We will take no notice of any trust applicable to any of our common shares whether or not we have notice of such trust.

     As an exempted company, W.P. Stewart & Co., Ltd. is exempted from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians, but as an exempted company, we may not, except with the express authorization of the Bermuda legislature or under a license granted by the Minister of Finance of Bermuda, participate in certain business transactions including:

     - the acquisition or holding of land in Bermuda (except that required for our business and held by way of lease or tenancy for terms of not more than 50 years or, with the consent of the Minister of Finance of Bermuda, that required to provide accommodation or recreational facilities for our employees and held by way of lease or tenancy for terms of not more than 21 years);

     - the taking of mortgages on land in Bermuda to secure an amount in excess of BD$50,000 without the consent of the Minister of Finance of Bermuda;

     - the acquisition of any bonds or debentures secured on any land in Bermuda except bonds or debentures issued by the Bermuda government or a public authority; or

     - the carrying on of business of any kind in Bermuda other than with persons outside Bermuda, except in certain limited circumstances such as doing business with another exempted company in furtherance of the business of W.P. Stewart & Co., Ltd. carried on outside Bermuda.

     This prospectus has been filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act 1981 of Bermuda. In accepting this prospectus for filing, the Registrar of Companies accepts no responsibility for the financial soundness of any proposals or for the correctness of any statements made or opinions expressed with regard to such proposals or statements.

                                  UNDERWRITING


     W. P. Stewart & Co., Ltd., the selling shareholders and the underwriters for the U.S. offering named below have entered into an underwriting agreement with respect to the common shares being offered in the United States. Subject to certain conditions, each U.S. underwriter has severally agreed to purchase the number of common shares indicated in the following table. Goldman, Sachs & Co., Lazard Freres & Co. LLC, Bear, Stearns & Co. Inc. and Salomon Smith Barney Inc. are the representatives of the U.S. underwriters.



                      Underwriters                        Number of Shares
                      ------------                        ----------------
Goldman, Sachs & Co. ...................................
Lazard Freres & Co. LLC.................................
Bear, Stearns & Co., Inc. ..............................
Salomon Smith Barney Inc. ..............................
                                                             ---------
     Total..............................................     8,963,212
                                                             =========



     If the U.S. underwriters sell more common shares than the total number set forth in the table above, the U.S. underwriters have an option to buy up to an additional 1,344,482 common shares from WPS II, Inc. to cover such sales. They may exercise that option for 30 days from the date of this prospectus. If any common shares are purchased pursuant to this option, the U.S. underwriters will severally purchase common shares in approximately the same proportions as set forth in the table above.



     The following table shows the per share and total underwriting discounts and commissions to be paid to the U.S. underwriters by the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the U.S. underwriters' option to purchase 1,344,482 additional common shares.


                                                            Paid by the Selling Shareholders
                                                            --------------------------------
                                                            No Exercise        Full Exercise
                                                            -----------        -------------
Per Share.................................................   $                   $
Total.....................................................   $                   $

     Common shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any common shares sold by the underwriters to securities dealers may
be sold at a discount of up to $          per share from the initial public
offering price. Any such securities dealers may resell any common shares purchased from the underwriters to certain other brokers or dealers at a
discount of up to $        per share from the initial public offering price. If
all of the common shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.


     W. P. Stewart & Co., Ltd. and the selling shareholders have entered into an underwriting agreement with the international underwriters for the sale of 2,240,803 common shares outside of the United States. The terms and conditions of both offerings are the same and the sale of shares in both offerings are conditioned on each other. Goldman Sachs International, Lazard Capital Markets, Bear, Stearns International Limited and Salomon Brothers International Limited are representatives of the underwriters for the international offering. WPS II, Inc. has granted the international underwriters an option similar to that described above to purchase up to an additional 336,120 common shares.


     The underwriters for both of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer common shares as a part of the distribution of the common shares. The underwriters have also agreed that they may sell common shares between the underwriting groups.


     W.P. Stewart & Co., Ltd., certain of its employees and certain of the selling shareholders have agreed with the underwriters not to dispose of or hedge any of their common shares or securities convertible into or exercisable or exchangeable for similar securities of WPS & Co., Ltd. during the period from the date of this prospectus continuing through the date 540 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. This agreement does not apply to the sale of common shares by W.P. Stewart & Co., Ltd. to employees and employees of its affiliates consistent with past practices and the redemption by W.P. Stewart & Co., Ltd. of employee shares which fail to vest in accordance with agreements in effect on the date of this prospectus. In addition, W.P. Stewart & Co., Ltd., in its discretion, will be permitted to utilize current earnings not used in the payment of dividends to repurchase common shares from shareholders who are employees of W.P. Stewart & Co., Ltd. or its affiliates who wish to sell common shares at the then-current market price. WPS II, Inc. has additionally agreed to retain at least 7,000,000 common shares for the longer of three years or until the expiration of its indemnity obligation relating to tax liabilities resulting from the merger with our U.S. predecessor. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.


     The representatives of the underwriters have informed us that they do not expect sales to accounts over which the underwriters exercise discretionary authority to exceed five percent of the total number of common shares offered by them. In addition, pursuant to the requirements of NASD Conduct Rule 2720(l), no sales will be made to discretionary accounts without prior specific written approval of the holders of the accounts.

     Prior to the offerings, there has been no public market for the common shares. The initial public offering price will be negotiated among W.P. Stewart & Co., Ltd., the selling shareholders and the representatives of the U.S. underwriters and the international underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be W.P. Stewart's historical performance, estimates of its business potential and earning prospects, an assessment of its management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     W.P. Stewart & Co., Ltd. intends to list the common shares on the New York Stock Exchange under the symbol "WPL" and, by way of secondary listing, on the Bermuda Stock Exchange under the symbol "WPS". In order to meet one of the requirements for listing the common shares on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more common shares to a minimum of 2,000 beneficial holders.

     In connection with the offerings, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in the offerings. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional common shares from the selling shareholders in the offerings. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offerings. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offerings.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common shares and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


     Of the total expenses of the offerings, excluding underwriting discounts and commissions, approximately $2.0 million will be borne ratably by the selling shareholders. The remainder of such expenses, estimated to be $3.5 million, will be borne by W.P. Stewart & Co., Ltd.


     The selling shareholders and W.P. Stewart & Co., Ltd. have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the common shares, including sales of common shares initially sold by the international underwriters in the international offering, to persons located in the United States.

     One of the underwriters and its affiliates have performed, and may in the future perform, services for W.P. Stewart & Co., Ltd. in the ordinary course of business for which it received, and may receive, customary compensation.

                           VALIDITY OF COMMON SHARES

     The validity of the common shares offered hereby will be passed upon for the Stewart Group by Appleby Spurling & Kempe, Hamilton, Bermuda, and for the underwriters by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters as to U.S. law will be passed upon for the Stewart Group by Dorsey & Whitney LLP, New York, New York and for the underwriters by Sullivan & Cromwell, New York, New York. Certain legal matters as to U.S. tax law will be passed upon for the Stewart Group by Nixon Peabody, LLP, New York, New York.

                                    EXPERTS

     The combined/consolidated financial statements of W.P. Stewart & Co., Ltd. as of December 31, 1999, 1998, and 1997 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     With respect to the unaudited consolidated financial statements of W.P. Stewart & Co., Ltd. as of and for the nine months ended September 30, 2000 and 1999, included in this prospectus, PricewaterhouseCoopers reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 17, 2000 appearing herein states that they did not audit and they do not express an opinion on the unaudited consolidated financial statements. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial statements because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers within the meaning of Sections 7 and 11 of the Securities Act.



     The performance record for the period January 1, 1989 through September 30, 2000, including the three, five and ten year periods ended September 30, 2000, attached to this prospectus as Annex 1 has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in performing examinations of performance calculations in accordance with standards established by the American Institute of Certified Public Accountants.


                             AVAILABLE INFORMATION

     Upon completion of the offerings, W.P. Stewart & Co., Ltd. will be required to file annual and current reports and other information with the SEC. You may read and copy any documents filed by W.P. Stewart & Co., Ltd. at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the common shares will be listed. After the offerings, we expect to provide annual reports to our shareholders that include financial information reported on by our independent public accountants. As a foreign private issuer, we are not required to furnish proxy statements or report insider purchases and sales.

     We have filed a Registration Statement on Form F-1 with the SEC. This prospectus is a part of the Registration Statement and does not contain all of the information in the Registration Statement. Whenever a reference is made in this prospectus to a contract or other document of the Stewart Group, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the Registration Statement at the SEC's public reference room in Washington, D.C.

                        ENFORCEMENT OF CIVIL LIABILITIES

     W.P. Stewart & Co., Ltd. is organized pursuant to the laws of Bermuda. In addition, less than a majority of the directors and officers of W.P. Stewart & Co., Ltd. reside within the United States and a substantial portion of the assets of W.P. Stewart & Co., Ltd. and of certain of its directors and officers are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or W.P. Stewart & Co., Ltd. judgments of courts of the United States, including judgments predicated upon civil liabilities under the U.S. federal securities laws or the securities laws of any State of the United States. We have been advised by our legal counsel in Bermuda, Appleby Spurling & Kempe, that there is doubt as to the enforcement in Bermuda, in original proceedings or in actions for enforcement, of judgments of U.S. courts, of liabilities predicated upon the U.S. federal securities laws or the securities laws of any State of the United States, although Bermuda courts will enforce foreign judgments for a judgment awarding a sum of money in civil matters subject to certain conditions and exceptions. We have irrevocably appointed W.P. Stewart & Co., Inc. as our agent to receive service of process in actions against us arising out of or in connection with violations of the U.S. federal securities laws in any federal or state court in the United States.

                         INDEX TO COMBINED/CONSOLIDATED
                              FINANCIAL STATEMENTS


                                                                  PAGE
Combined/Consolidated Financial Statements as of and for the
  three years ended December 31, 1999, 1998, and 1997
Report of Independent Accountants...........................           F-2
Combined/Consolidated Statements of Financial Condition.....           F-3
Combined/Consolidated Statements of Operations..............           F-4
Combined/Consolidated Statement of Changes in Shareholders'
  Equity....................................................           F-5
Combined/Consolidated Statements of Cash Flows..............           F-6
Notes to Combined/Consolidated Financial Statements.........   F-7 to F-19
Unaudited Consolidated Financial Statements as of and for
  the nine month periods ended September 30, 2000 and 1999

Review Report of Independent Accountants....................          F-20
Unaudited Consolidated Statements of Financial Condition....          F-21
Unaudited Consolidated Statements of Operations.............          F-22
Unaudited Consolidated Statement of Changes in Shareholders'
  Equity....................................................          F-23
Unaudited Consolidated Statements of Cash Flows.............          F-24
Notes to Unaudited Consolidated Financial Statements........  F-25 to F-37

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of W.P. Stewart & Co., Ltd.

In our opinion, the accompanying combined/consolidated statements of financial condition and the related combined/consolidated statements of operations and changes in shareholders' equity and of cash flows appearing on pages F-3 through F-19 of this Registration Statement on Form F-1 present fairly, in all material respects, the financial position of W.P. Stewart & Co., Ltd. and its subsidiaries and predecessors (the "Company" (see Note 1)) at December 31, 1999, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers

Hamilton, Bermuda
February 18, 2000

                            W.P. STEWART & CO., LTD.

            COMBINED/CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                        DECEMBER 31, 1999, 1998 AND 1997


                                                                 1999           1998           1997
                                                                 ----           ----           ----
ASSETS:
Cash and cash equivalents..................................  $ 24,791,813   $  9,132,255   $  8,246,191
Fees receivable............................................     3,395,646      4,506,461      4,031,363
Receivable from broker-dealer..............................     2,187,133      2,326,223        392,180
Investments in unconsolidated affiliates (net of
  accumulated amortization of $135,334, $0, and $0 for
  1999, 1998 and 1997, respectively).......................     7,402,508      1,473,980        691,340
Receivables from affiliates, net...........................        36,479             --        346,858
Investments owned, at market(cost $571,840, $571,840 and
  $2,933,720, for 1999, 1998 and 1997, respectively).......       589,710        607,580      2,542,750
Investment in aircraft (net of accumulated depreciation of
  $3,208,316, $0 and $0 for 1999, 1998 and 1997,
  respectively)............................................    19,243,159     20,682,075             --
Goodwill (net of accumulated amortization of $97,714)......     2,900,472             --             --
Customer list (net of accumulated amortization of
  $54,107).................................................     3,561,775             --             --
Furniture, equipment and leasehold improvements (net of
  accumulated depreciation and amortization of $676,273,
  $349,440 and $1,695,596 for 1999, 1998 and 1997,
  respectively)............................................     3,709,851      1,855,948      1,401,773
Interest receivable on shareholders' notes.................       536,365        380,155        274,608
Other assets...............................................     4,365,947      2,380,809        580,051
                                                             ------------   ------------   ------------
                                                             $ 72,720,858   $ 43,345,486   $ 18,507,114
                                                             ============   ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
  Loans payable............................................  $ 19,157,645   $ 17,340,000             --
  Employee compensation and benefits payable...............     1,781,169             --             --
  Marketing fees payable...................................     3,858,554      1,970,757   $    973,698
  Taxes payable............................................     2,102,072      3,404,000        308,500
  Professional fees payable................................     2,832,234      2,389,685        371,612
  Dividend payable.........................................        59,853             --             --
  Accrued expenses and other liabilities...................     4,028,149      1,074,351      1,236,473
  Payables to affiliates, net..............................            --         87,061             --
                                                             ------------   ------------   ------------
                                                               33,819,676     26,265,854      2,890,283
                                                             ------------   ------------   ------------
Commitments and contingencies
Shareholders' Equity:
  Common stock (Notes 1 and 2)
    W.P. Stewart & Co., Ltd. $.001 par value (125,000,000
      shares authorized, 47,225,336 and 43,255,656 shares
      issued and outstanding for 1999 and 1998,
      respectively)........................................        47,225         43,256
    Capital Managers Limited $.01 par value (120,000,000
      shares authorized, 10,496,934 shares issued and
      outstanding).........................................                                     104,969
    Historic WPS $.001 par value (5,000,000 shares
      authorized, 3,498,978 shares issued and
      outstanding).........................................                                       3,499
  Additional paid-in-capital...............................    81,646,968     37,069,794     28,358,002
  Contingently returnable shares...........................   (28,061,175)
  Accumulated other comprehensive income...................       (13,920)            --             --
  Retained earnings........................................    10,922,661      1,998,118      6,712,981
                                                             ------------   ------------   ------------
                                                               64,541,759     39,111,168     35,179,451
Less: shareholders' notes receivable.......................   (25,640,577)   (22,031,536)   (19,562,620)
                                                             ------------   ------------   ------------
                                                               38,901,182     17,079,632     15,616,831
                                                             ------------   ------------   ------------
                                                             $ 72,720,858   $ 43,345,486   $ 18,507,114
                                                             ============   ============   ============


The accompanying notes are an integral part of these combined/consolidated financial statements.

                            W.P. STEWART & CO., LTD.

                 COMBINED/CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                    1999            1998           1997
                                                    ----            ----           ----
Revenues:
  Fees........................................  $153,306,676    $121,043,040    $88,580,148
  Commissions.................................    35,510,982      27,574,389     20,379,346
  Interest and other..........................     4,500,782       3,662,084      1,719,099
                                                ------------    ------------    -----------
                                                 193,318,440     152,279,513    110,678,593
                                                ------------    ------------    -----------
Expenses:
  Employee compensation and benefits..........    37,385,006      29,718,220     34,446,134
  Marketing fees..............................    13,915,886      11,480,163      6,572,310
  Commissions, clearance and trading..........     7,973,290       7,743,118      5,815,498
  Research and administration.................    16,111,292      11,194,758      9,468,197
  Depreciation and amortization...............     3,917,782         493,581        552,793
  Other operating.............................    10,850,651      10,429,558      4,300,021
                                                ------------    ------------    -----------
                                                  90,153,907      71,059,398     61,154,953
                                                ------------    ------------    -----------
Income before taxes...........................   103,164,533      81,220,115     49,523,640
Provision for taxes...........................     8,409,958       8,654,000      3,854,292
                                                ------------    ------------    -----------
Net income....................................  $ 94,754,575    $ 72,566,115    $45,669,348
                                                ============    ============    ===========
Earnings Per Share:
  Basic Earnings Per Share....................  $       2.37    $       1.89    $      1.26
                                                ============    ============    ===========
  Diluted Earnings Per Share..................  $       2.21    $       1.80    $      1.23
                                                ============    ============    ===========


The accompanying notes are an integral part of these combined/consolidated financial statements.

                            W.P. STEWART & CO., LTD.

       COMBINED/CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                           ACCUMULATED
                                         COMMON STOCK        CONTINGENTLY   ADDITIONAL        OTHER
                                    ----------------------    RETURNABLE      PAID-IN     COMPREHENSIVE     RETAINED
                                      SHARES      AMOUNT        SHARES        CAPITAL        INCOME         EARNINGS
                                      ------      ------     ------------   ----------    -------------     --------
Balance at December 31, 1996......   6,898,346   $ 106,999                  $13,152,887     $     --      $  4,305,962
 Issuance of common stock, at $.03
   par value Capital Managers
   Limited........................      47,250       1,417
 Capital Managers stock split: 3
   for 1..........................   6,997,956
 Net income.......................                                                                          45,669,348
 Dividends and distributions......                                                                         (43,262,329)
 Issuance of common stock, at
   $.001 par value Historic WPS
   Cash...........................      52,360          52                      223,756
   Notes receivable...............                                            2,623,820
 Issuance of Capital Managers
   Limited notes receivable.......                                           12,357,539
 Proceeds from notes receivable
   for common stock...............
                                    ----------   ---------   ------------   -----------     --------      ------------
Balance at December 31, 1997......  13,995,912     108,468                   28,358,002           --         6,712,981
 W.P. Stewart & Co., Inc. retired
   shares.........................  (3,498,978)     (3,499)                       3,499
 Issuance of common stock, at
   $.001 par value W.P. Stewart &
   Co., Ltd.......................  29,321,436      29,321                      (29,321)
 Issuance of common stock, at $.01
   par value Capital Managers
   Limited
   Cash...........................   3,407,371      34,074                      367,774
   Notes receivable...............                                            5,248,871
 Capital Managers merger common
   stock par value adjustment.....                (125,138)                     125,138
 W.P. Stewart & Co., Inc. merger..                                            2,995,831                     (2,995,831)
 Net income.......................                                                                          72,566,115
 Dividends and distributions......                                                                         (74,285,147)
 Issuance of common stock, at
   $.001 par value W.P. Stewart &
   Co., Ltd.......................      29,915          30
 Proceeds from notes receivable
   for common stock...............
                                    ----------   ---------   ------------   -----------     --------      ------------
Balance at December 31, 1998......  43,255,656      43,256                   37,069,794           --         1,998,118
 Issuance of common stock, at
   $.001 par value W.P. Stewart &
   Co., Ltd.
   Acquisitions...................   3,346,552       3,346                   35,840,937
   Cash...........................      60,717          60                      708,807
   Notes receivable...............   1,144,500       1,145                   12,735,700
 Cancellation of common stock, at
   $.001 par value W.P. Stewart &
   Co., Ltd. .....................    (582,089)       (582)                  (4,708,270)
 Contingently returnable shares...                           $(28,061,175)
 Net income.......................                                                                          94,754,575
 Dividends........................                                                                         (85,830,032)
 Other comprehensive income.......                                                           (13,920)
 Proceeds from notes receivable
   for common stock...............
                                    ----------   ---------   ------------   -----------     --------      ------------
Balance at December 31, 1999......  47,225,336   $  47,225   $(28,061,175)  $81,646,968     $(13,920)     $ 10,922,661
                                    ==========   =========   ============   ===========     ========      ============


                                       NOTES
                                     RECEIVABLE       TOTAL
                                     ----------       -----
Balance at December 31, 1996......  $(10,640,164)  $  6,925,684
 Issuance of common stock, at $.03
   par value Capital Managers
   Limited........................                        1,417
 Capital Managers stock split: 3
   for 1..........................                           --
 Net income.......................                   45,669,348
 Dividends and distributions......                  (43,262,329)
 Issuance of common stock, at
   $.001 par value Historic WPS
   Cash...........................                      223,808
   Notes receivable...............    (2,874,830)      (251,010)
 Issuance of Capital Managers
   Limited notes receivable.......   (12,357,539)            --
 Proceeds from notes receivable
   for common stock...............     6,309,913      6,309,913
                                    ------------   ------------
Balance at December 31, 1997......   (19,562,620)    15,616,831
 W.P. Stewart & Co., Inc. retired
   shares.........................                           --
 Issuance of common stock, at
   $.001 par value W.P. Stewart &
   Co., Ltd.......................                           --
 Issuance of common stock, at $.01
   par value Capital Managers
   Limited
   Cash...........................                      401,848
   Notes receivable...............    (5,248,871)            --
 Capital Managers merger common
   stock par value adjustment.....                           --
 W.P. Stewart & Co., Inc. merger..                           --
 Net income.......................                   72,566,115
 Dividends and distributions......                  (74,285,147)
 Issuance of common stock, at
   $.001 par value W.P. Stewart &
   Co., Ltd.......................                           30
 Proceeds from notes receivable
   for common stock...............     2,779,955      2,779,955
                                    ------------   ------------
Balance at December 31, 1998......   (22,031,536)    17,079,632
 Issuance of common stock, at
   $.001 par value W.P. Stewart &
   Co., Ltd.
   Acquisitions...................                   35,844,283
   Cash...........................                      708,867
   Notes receivable...............   (12,736,845)            --
 Cancellation of common stock, at
   $.001 par value W.P. Stewart &
   Co., Ltd. .....................     4,708,852             --
 Contingently returnable shares...                  (28,061,175)
 Net income.......................                   94,754,575
 Dividends........................                  (85,830,032)
 Other comprehensive income.......                      (13,920)
 Proceeds from notes receivable
   for common stock...............     4,418,952      4,418,952
                                    ------------   ------------
Balance at December 31, 1999......  $(25,640,577)  $ 38,901,182
                                    ============   ============


The accompanying notes are an integral part of these combined/consolidated financial statements.

                            W.P. STEWART & CO., LTD.

                 COMBINED/CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                 1999           1998           1997
                                                                 ----           ----           ----
Cash flows from operating activities:
  Net income...............................................  $ 94,754,575   $ 72,566,115   $ 45,669,348
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization..........................     3,917,782        493,581        552,793
    Equity in income adjustment in unconsolidated
      affiliates...........................................      (445,150)            --             --
    Changes in operating assets and liabilities:
    Fees receivable........................................     1,110,815       (475,098)    (2,140,362)
    Receivable from broker-dealer..........................       139,090     (1,934,043)      (392,180)
    Investments owned, at market...........................        17,870      1,935,170      3,198,150
    Other assets...........................................    (1,714,946)    (1,800,758)      (220,603)
    Employee compensation and benefits payable.............     1,781,169             --             --
    Marketing fees payable.................................     1,887,797        997,059         12,045
    Taxes payable..........................................    (1,301,928)     3,095,500        178,427
    Professional fees payable..............................       442,549      2,018,073        191,303
    Accrued expenses and other liabilities.................     2,953,798       (162,092)      (585,052)
    Payable to broker-dealer...............................            --             --       (758,600)
                                                             ------------   ------------   ------------
      Net cash provided by operating activities............   103,543,421     76,733,507     45,705,269
                                                             ------------   ------------   ------------
Cash flows (used in) investing activities:
  Investments in unconsolidated affiliates.................      (929,963)      (782,640)      (410,460)
  Purchase of intangible assets............................    (3,789,900)            --             --
  Receivables from affiliates, net.........................       (36,479)       346,858       (131,858)
  Investment in aircraft...................................    (1,769,400)   (20,682,075)            --
  Purchase of furniture, equipment and leasehold
    improvements...........................................    (2,276,215)      (947,756)    (1,253,275)
  Payables to affiliates, net..............................       (87,061)        87,061       (180,392)
                                                             ------------   ------------   ------------
      Net cash (used in) investing activities..............    (8,889,018)   (21,978,552)    (1,975,985)
                                                             ------------   ------------   ------------
Cash flows (used for) financing activities:
  Proceeds from loans payable..............................     2,280,000     17,340,000             --
  Payments on loans payable................................      (462,355)            --             --
  Proceeds from issuance of common stock...................       708,867        401,848        225,225
  Payment to shareholder for notes receivable..............            --             --       (251,010)
  Proceeds from notes receivable for common stock..........     4,418,952      2,779,955      6,309,913
  Interest receivable on shareholders' notes...............      (156,210)      (105,547)      (199,608)
  Distributions and dividends to shareholders..............   (85,770,179)   (74,285,147)   (43,262,329)
                                                             ------------   ------------   ------------
      Net cash (used for) financing activities.............   (78,980,925)   (53,868,891)   (37,177,809)
Effect of exchange rate changes in cash....................       (13,920)            --             --
                                                             ------------   ------------   ------------
Net increase in cash and cash equivalents..................    15,659,558        886,064      6,551,475
Cash and cash equivalents, beginning of year...............     9,132,255      8,246,191      1,694,716
                                                             ------------   ------------   ------------
Cash and cash equivalents, end of year.....................  $ 24,791,813   $  9,132,255   $  8,246,191
                                                             ============   ============   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
  CASH PAID DURING THE PERIOD FOR:
  Income taxes.............................................  $  7,773,786   $  5,849,535   $  3,676,240
                                                             ============   ============   ============
  Interest expense.........................................  $  1,301,584             --             --
                                                             ============   ============   ============


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:


As discussed in Note 2, in 1999 the Company issued shares of common stock with a fair value of $1,939,675, $2,589,600, $2,486,016 and $299,628 to acquire its investments in NS Money Management (Bermuda) Limited, First Long Island Investors, Inc., TPRS Services N.V. and Bowen Asia Limited, respectively.


As discussed in Note 10, the Company issued common stock for notes receivable for the years ended December 31, 1999, 1998 and 1997, in the amounts of $12,736,845, $5,248,871 and $15,232,369, respectively, and cancelled outstanding notes of $4,708,852 for the year ended December 31, 1999.

At December 31, 1999, the Company had dividends payable to shareholders of $59,853.

The accompanying notes are an integral part of these combined/consolidated financial statements.

            NOTES TO THE COMBINED/CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  BASIS OF PRESENTATION

The accompanying combined and consolidated financial statements of W.P. Stewart & Co., Ltd. ("WPS & Co., Ltd." and, together with its subsidiaries and predecessors, the "Company") are presented on a combined and consolidated basis and include the historical operations of the Company.

For the year ended December 31, 1997, the Company's combined/consolidated financial statements include the financial statements of W.P. Stewart & Co., Inc. combined with the consolidated financial statements of W.P. Stewart & Co., Ltd. (formerly Global Reach Limited).

For the year ended December 31, 1998, the Company's combined/consolidated statement of operations includes the statement of operations of W.P. Stewart & Co., Inc. for the period from January 1, 1998 through June 30, 1998 and the consolidated statement of operations of W.P. Stewart & Co., Ltd. for the period from July 1, 1998 through December 31, 1998 combined with the consolidated statement of operations of Capital Managers Limited (formerly W.P. Stewart & Co., Ltd.) for the period from January 1, 1998 through October 31, 1998. (See Background and Organization: Note 2).

NOTE 2:  BACKGROUND AND ORGANIZATION

For the years ended December 31, 1999, 1998 and 1997 the combined/consolidated Company consisted of several affiliated entities worldwide under common control which provide investment advisory and related securities brokerage services. The background and organization of the entities presented in the Company's combined/consolidated financial statements is as follows:

W.P. Stewart & Co., Inc. ("Historic WPS") was incorporated in Delaware on August 2, 1973. Historic WPS was a registered investment adviser under the Investment Advisors Act of 1940 and provided investment management services to high net-worth individuals and institutions from its inception until it ceased operations on June 30, 1998. In addition, through June 30, 1997, it was a registered broker-dealer under the Securities and Exchange Act of 1934.

W.P. Stewart & Company, Limited, was incorporated on July 10, 1995 as an exempt company under the laws of Bermuda. W.P. Stewart & Company, Limited, currently known as "W.P. Stewart Asset Management Ltd." ("WPSAM"), is an investment adviser for clients throughout the world.

Global Reach Limited ("Global Reach"), a Bermuda holding company, was incorporated as an exempt company under the laws of Bermuda on August 16, 1996. Global Reach acquired effective control of W.P. Stewart & Company, Limited on August 26, 1996 and accordingly since such date W.P. Stewart & Company, Limited has been reflected on a consolidated basis in the financial statements of Global Reach.

W.P. Stewart Securities Limited, ("WPSSL") was incorporated as an exempt company by the Bermuda Office of the Registrar of Companies on January 2, 1996. Initially it was a subsidiary of W.P. Stewart & Company, Limited (currently known as WPSAM), and was acquired by Global Reach on July 1, 1997. WPSSL acts as an introducing broker, clearing all transactions with, and for, customers of its affiliates on a fully disclosed basis through an independent clearing broker.

On October 21, 1997, Global Reach changed its name to W.P. Stewart & Co., Ltd. ("WPSCL") and W.P. Stewart & Company, Limited changed its name to W.P. Stewart Asset Management Ltd.

W.P. Stewart Fund Management Limited ("WPS Dublin"), a wholly-owned subsidiary of WPSAM was incorporated in Ireland on January 27, 1997. The primary business of WPS Dublin is providing management and administrative services to investment funds. WPS Dublin is the manager of WP Stewart Funds plc and WP Stewart Global Fund plc, two umbrella type open ended investment companies regulated by the Central Bank of Ireland.

WPS & Co., Ltd. was originally formed on June 29, 1998 and became a wholly-owned subsidiary of WPS II, Inc. on June 30, 1998 and is an exempt company under the laws of Bermuda. WPS & Co., Ltd. is a registered investment adviser under the Investment Advisers Act of 1940. WPS II, Inc. is a holding company that is owned ratably by the former shareholders of Historic WPS.

WPS III, Inc. (currently known as W.P. Stewart & Co., Inc. ("WPSI")), was incorporated in Delaware on May 15, 1998 and became a wholly-owned subsidiary of WPS & Co., Ltd. on June 30, 1998. WPSI is also a registered investment adviser under the Investment Advisers Act of 1940. Its principal business is to provide investment research and sub-advisory services to the Company.

WPS Aviation Holdings LLC ("WPS Aviation") was formed in Delaware on November 12, 1998, and is a wholly-owned subsidiary of WPSI.

On March 13, 1998, WPSCL changed its name to Capital Managers Limited ("Capital Managers").

W.P. Stewart & Co. (Europe), Ltd. ("WPS Europe"), formerly known as W.P. Stewart Global Management, Ltd. ("WPSGM") was formed on September 14, 1998 in the United Kingdom under the laws of England and Wales, as a private limited company. WPS Europe is registered with the Investment Management Regulatory Organisation Limited (IMRO). Its principal business is to provide investment research and sub-advisory services to the Company.

Global Consolidation Activities

On June 30, 1998, the shareholders of Historic WPS exchanged all 3,498,978 of their shares for 29,321,436 shares (an exchange ratio of 8.38:1) of WPS II, Inc. Tendered shares of Historic WPS were retired, and WPS II, Inc. thus became the sole shareholder of Historic WPS.

In an amalgamation and merger effective July 1, 1998, WPS II, Inc. transferred all of its net operating assets and the continuing investment management business of Historic WPS to WPS & Co., Ltd., the surviving entity. In exchange, WPS II, Inc. received 29,321,436 shares of WPS & Co., Ltd.

On October 30, 1998, Capital Managers merged into WPS & Co., Ltd. WPS & Co., Ltd. exchanged its shares on a one-for-one basis, for all outstanding shares of Capital Managers and remained in existence as the surviving entity. As a result of the merger, on October 30, 1998, WPS & Co., Ltd. became the sole owner of all of the subsidiary entities of Capital Managers.


On May 19, 1999, the Company consummated its acquisition of 50% of the capital stock of TPRS Services NV ("TPRS"), a newly formed Curacao company that is engaged in marketing of investment services in exchange for 1,152,000 common shares of the Company, subject to repurchase provisions (See Note 6).



On June 1, 1999, the Company consummated its acquisition of all of the outstanding capital stock of NS Money Management (Bermuda) Limited ("NSMM"), a Bermuda holding company, in exchange for 898,831 common shares of the Company, subject to repurchase provisions. NSMM operates as an investment adviser for clients located throughout the world.



On October 1, 1999, the Company consummated its acquisition of all of the capital stock of First Long Island Investors, Inc., a newly formed company engaged in marketing of investment services, in consideration for 1,200,000 common shares of the Company, subject to repurchase provisions. Operations of this entity continue under the name W.P. Stewart Asset Management (NA), Inc.

Eighty percent of the aggregate shares issued in each acquisition is subject to repurchase by the Company, at par value, up to a maximum of 20% per year, on January 1 of each of the first four years following the date of acquisition should the assets under management decrease below an amount specified in each acquisition agreement.



The purchase price for each acquisition is determined by the sum of:



     1.the number of shares that are subject to repurchase at each anniversary date multiplied by the fair value of those shares at that date and



     2.the cash dividends paid on the remaining shares subject to repurchase.



The shares subject to repurchase are reported in shareholders' equity at their initial issuance price as share capital and as a contra-equity account captioned contingently returnable shares. On the dates on which shares cease to be subject to repurchase, the contra-equity account is relieved and any difference between the initial issue price and the then current fair value of the shares no longer subject to repurchase is charged or credited to additional paid-in-capital. Cash dividends on shares no longer subject to repurchase are recorded as a reduction of shareholders' equity.



The following table shows information for each acquisition as of and for the year ended December 31, 1999.



                                                             CASH DIVIDENDS
                       AGGREGATE   SHARES NOT     SHARES     PAID ON SHARES
                       NUMBER OF   SUBJECT TO   SUBJECT TO     SUBJECT TO          PURCHASE         INTANGIBLE
ACQUISITION             SHARES     REPURCHASE   REPURCHASE     REPURCHASE      PRICE ALLOCATION    AMORTIZATION
 TPRS                  1,152,000    230,400      921,600       $1,327,104         $4,389,120         $135,334
 NSMM                    898,831    179,766      719,065       $1,035,453         $2,547,591         $ 74,305
 FLII                  1,200,000    240,000      960,000       $  432,000         $3,598,288         $ 54,107


NOTE 3:  ACCOUNTING POLICIES

The combined/consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America. The functional currency for the Company and its affiliates is U.S. dollars.

The process of preparing combined/consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the combined/consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting periods. Actual results may differ from those estimates.

Principles of Consolidation

The Company consolidates all affiliated entities in which it has a majority ownership interest or maintains effective control. All material inter-company transactions have been eliminated.


Business Combinations



The Company's policy is to account for purchase business combinations as of the date the acquisitions are consummated.

Cash and Cash Equivalents

The Company considers cash in banks and short-term highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company had cash at a certain bank in excess of United States federally insurable limits and is exposed to credit risk resulting from this concentration of cash.

Investments in Unconsolidated Affiliates

The Company's investments in unconsolidated affiliates which are not majority owned or controlled are accounted for using the equity method.

Investments Owned, at Market

Investments consist of securities as classified in accordance with Statement of Financial Accounting Standards 115, "Accounting for Certain Investments in Debt and Equity Securities", and as such are recorded at quoted market values. Transactions are recorded on a trade date basis with the resulting unrealized gains and losses recorded in income.

Furniture, Equipment, Leasehold Improvements and Investment in Aircraft

Furniture, equipment, leasehold improvements and investment in aircraft are stated at cost less accumulated depreciation and amortization. Depreciation is computed using straight line and accelerated methods over the estimated useful lives of the assets. Software costs are amortized over a three year period. Leasehold improvements are amortized over the shorter of the lease term or the estimated life of the improvements.

Revenue Recognition

     Fees

     Fees for management of customer accounts are based on terms stated in client contracts and are based upon a percentage of assets under management determined as of the last day of the quarter as specified in the contracts.

     Commissions

     Commissions on brokerage activities and related trading costs are recorded on a trade date basis.

Income Taxes

The Company uses the asset and liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" to record income taxes. Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. A valuation allowance is established to reduce deferred tax assets to amounts that are expected to be realized.

Foreign Currency Translation

The Company accounts for foreign currency translation in accordance with Statement of Financial Accounting Standards No. 52. Assets and liabilities are translated at the exchange rate in effect at year end, and revenue and expenses are translated at the average rates of exchange prevailing during the year. Gains or losses resulting from foreign currency transactions are included in net income. The U.S. dollar effect that arises from translating the net assets of WPS Europe is recorded in accumulated other comprehensive income, a separate component of shareholder's equity.

Customer List and Goodwill

Customer list is amortized on a straight-line basis over 15 years. Goodwill arising on the acquisition of investments accounted for by the purchase method is amortized on a straight-line basis over 20 years. Intangible assets are periodically assessed for impairment by management. Considerations include qualitative factors, evaluations of the related assets and undiscounted cash flow techniques. Impairments are charged to operations in the period in which they occur.

Earnings Per Share

Basic earnings per share are calculated using the weighted average number of shares outstanding. Diluted earnings per share are calculated using the treasury stock method.

NOTE 4:  EARNINGS PER SHARE


                                             1999           1998           1997
                                             ----           ----           ----
Basic Earnings Per Share:
Net Income..............................  $94,754,575    $72,566,115    $45,669,348
                                          ===========    ===========    ===========
Weighted average basic
  shares outstanding....................   40,035,574     38,374,290     36,349,060
                                          -----------    -----------    -----------
Net Income Per Share....................  $      2.37    $      1.89    $      1.26
                                          ===========    ===========    ===========
Diluted Earnings Per Share:
  Net Income............................  $94,754,575    $72,566,115    $45,669,348
                                          ===========    ===========    ===========
  Weighted average basic shares
     outstanding........................   40,035,574     38,374,290     36,349,060
  Add: Unvested and restricted shares...    2,827,964      2,041,286        865,618
                                          -----------    -----------    -----------
  Weighted average diluted shares
     outstanding........................   42,863,538     40,415,576     37,214,678
                                          -----------    -----------    -----------
Net Income Per Share....................  $      2.21    $      1.80    $      1.23
                                          ===========    ===========    ===========


Basic earnings per share is computed by dividing the net income applicable to common shares outstanding by the weighted average number of shares outstanding, excluding unvested and restricted shares. Diluted earnings per share is computed using the same method as basic earnings per share but also reflects the impact of unvested and restricted shares using the treasury stock method.

On December 31, 1999, 47,225,336 shares were issued and outstanding. The shareholders of record are entitled to full voting rights and dividends on these shares; 3,797,477 of these shares were unvested.

NOTE 5:  COMPREHENSIVE INCOME

The following table details the components of comprehensive income as described in Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income".


                                                     1999           1998           1997
                                                     ----           ----           ----
Net income......................................  $94,754,575    $72,566,115    $45,669,348
Other comprehensive income, net of tax:
  Foreign currency translation adjustment.......      (13,920)            --             --
                                                  -----------    -----------    -----------
Comprehensive income............................  $94,740,655    $72,566,115    $45,669,348
                                                  ===========    ===========    ===========


NOTE 6:  INVESTMENTS IN UNCONSOLIDATED AFFILIATES

Investments in unconsolidated affiliates include the following:


                                                         1999           1998         1997
                                                         ----           ----         ----
Investment in TPRS Services, N.V. ..................  $ 4,698,936
Investment in Bowen Asia Limited....................    1,629,591    $  400,000    $400,000
Investment in Kirk Management Ltd. .................    1,073,981     1,073,980
Investment in Stewart Notz Stucki Limited...........           --            --     291,340
                                                      -----------    ----------    --------
     Total..........................................  $ 7,402,508    $1,473,980    $691,340
                                                      ===========    ==========    ========


In 1994, Historic WPS purchased for $250,000 a 10% interest in Bowen Asia Limited ("Bowen"), a company incorporated in the British Virgin Islands. In 1996, an additional 1% interest in Bowen was purchased for $25,000, and, during 1997 an additional 11.5% interest was purchased for $125,000, increasing the total investment to a 22.5% interest. During the year ended December 31, 1999, the Company purchased an additional interest in Bowen for $1,229,591 ($929,963 and 27,769 shares of the Company's stock), increasing the Company's investment to 40%.


In July 1998, Capital Managers purchased a 40% interest in Kirk Management Ltd., a real estate joint venture entity incorporated in Bermuda. Kirk Management Ltd. owns Trinity Hall, a building located in Hamilton, Bermuda which is leased by the Company from the joint venture, and serves as the Company's headquarters.



In connection with our acquisition of TPRS (see Note 2), TPR & Partners N.V. and TPR Curacao N.V. (the sellers) signed a promissory note to WPSAM in the amount of $2,750,000. The note bears interest at the rate of 6.625% per annum and is collateralized by shares of W.P. Stewart & Co., Ltd. common stock issued in the acquisition. The terms of the repayment provide for quarterly installments of principal and interest commencing on October 20, 1999. The final installment, including any outstanding principal and interest, is due no later than July 30, 2001. The amount outstanding at December 31, 1999 is included in other assets.


In December 1996, Global Reach Limited purchased a 49% interest in Stewart Notz Stucki Limited for $5,880. This investment was disposed of during 1998.

NOTE 7:  RELATED PARTY TRANSACTIONS

Research and administrative expenses include travel expenses of approximately $3,352,700, $2,747,000, and $2,308,000 for the years ended December 31, 1999,
1998, and 1997, respectively, paid to Shamrock Aviation, Inc. ("Shamrock"), a company owned by principal shareholders of the Company (see Note 8). The terms of an operating agreement with Shamrock in effect during the period from 1996 until April 30, 1999 provided that the Company would pay to Shamrock approximately $175,000 per month for the use of airplanes owned by Shamrock. Since April 30, 1999, the Company has continued to use one airplane owned by Shamrock and has compensated Shamrock for its use by paying charter fees.

The Company has entered into an agreement pursuant to which an entity affiliated with Shamrock has agreed to provide operational and maintenance services at cost for the Challenger aircraft owned by the Company (see Note 8). Research and administration expenses include approximately $1,683,900 paid to this entity.

Included in other assets at December 31, 1998, is a non-interest bearing advance in the amount of $1,630,000 which is due from Shamrock in connection with an aircraft purchase made at the request of WPSI for the use of WPSI. This amount was repaid in full in June 1999.

The lease agreement related to the office space located in New York includes space occupied by several affiliated companies. WPSI is reimbursed on a monthly basis for rent and other costs associated with the space. Such costs approximated $257,400, $237,000 and $17,500 for the years ended December 31, 1999, 1998 and 1997, respectively.

WPS Dublin serves as the investment manager to an Irish fund solely managed by WPS Investissements S.A., a Swiss investment management firm. WPS Investissements S.A. is principally owned by Mr. William P. Stewart III, a beneficial owner of a minority interest in the Company. The Company has no ownership interest in either the Irish fund or WPS Investissements S.A. WPS Dublin collects and remits to WPS Investissements S.A. all of the advisory fees in respect of such fund. In addition, the Company pays to WPS Investissements S.A. a portion of the brokerage commissions earned by the Company from securities transactions for such fund. Such fees and commissions amounted to $1,243,500, $558,726 and $13,476 in 1999, 1998 and 1997, respectively.

The Company pays Bowen, a principal owner of which is a beneficial owner of a minority interest in the Company, fees for solicitation, sub-advisory, and research services. Such costs approximated $491,000, $218,000 and $483,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Prior to 1998, the Company paid Europa Securities Inc., a member of the New York Stock Exchange, a principal owner of which is a beneficial owner of a minority interest of the Company, fees relating to trading services and solicitation of new accounts. Such costs approximated $209,500 for the year ended December 31, 1997.

The Company has accrued a contribution of approximately $484,000 for the year ended December 31, 1999 and contributed $1.7 million on December 31, 1998. These contributions fund the activities of W.P. Stewart & Co. Foundation, Inc. (the "Foundation"), a private charitable foundation incorporated on December 7, 1998. The Foundation makes charitable grants at the discretion of a committee appointed by the Foundation's Board from members of the Board of Directors of WPSI and WPS & Co., Ltd. This committee has been created to monitor and direct the Company's charitable activities.


The Company pays TPRS fees for marketing services. For the year ended December 31, 1999, these fees amounted to approximately $1,840,000. Inter-company eliminations of approximately $920,000 resulting from the Company's 50% ownership in TPRS result in a net expense to the Company of $920,000.

NOTE 8:  LONG-TERM DEBT

On December 16, 1998, WPS Aviation assumed from Shamrock Aviation, all the rights and obligations of a purchase agreement ("Challenger Purchase Agreement") dated July 8, 1998, relating to the purchase of a Canadair 604 aircraft. On December 17, 1998, WPS Aviation entered into a ten-year, amortizing loan agreement with General Electric Capital Corporation to finance the obligations of the Challenger Purchase Agreement. The loan was for the principal sum of $17,340,000 at a fixed interest rate of 6.87% to be paid in one hundred and twenty monthly installments of principal and interest of $133,326 and a final installment of $11,621,076 plus any outstanding principal and interest. The first monthly periodic installment was due and paid on January 17, 1999 and the following installments and the final installment due are payable on the same day of each succeeding month.

In addition, in accordance with the Challenger Purchase Agreement, additional amounts of $891,037 and $891,038 were paid in February 1999 and April 1999, respectively. Additional amounts, as discussed below, were borrowed to finance these payments. The aircraft was placed in service on April 8, 1999.

On February 10, 1999, WPS Aviation entered into an additional ten year, amortizing loan agreement with General Electric Capital Corporation for the principal sum of $757,382 at a fixed interest rate of 6.89% to be paid in an initial installment of $1,015 and one hundred and eighteen monthly installments of principal and interest of $5,869 and a final installment of $507,635 plus any outstanding principal and interest. The first monthly periodic installment was paid on March 17, 1999 and the remaining installments due are payable on the same day of each succeeding month.

On March 30, 1999, WPS Aviation entered into an additional ten year, amortizing loan agreement with General Electric Capital Corporation for the principal sum of $1,522,618 at a fixed interest rate of 7.35% to be paid in an initial installment of $5,285 and one hundred and sixteen monthly installments of principal and interest of $12,380 and a final installment of $1,021,114 plus any outstanding principal and interest. The first monthly periodic installment was paid on May 17, 1999 and the remaining installments due are payable on the same day of each succeeding month.

Future principal payments on the loans as of December 31, 1999 are as follows:

2000........................................................  $   511,307
2001........................................................      547,769
2002........................................................      586,833
2003........................................................      628,683
2004........................................................      673,519
Thereafter..................................................   16,209,534
                                                              -----------
                                                              $19,157,645
                                                              ===========

All loans are collateralized by the Challenger aircraft.

Interest expense on these loans totaled $1,301,584 for the year ended December 31, 1999.

The fair value of these loans based on discounted cash flow techniques as of December 31, 1999, amounts to $18 million.

Provisions of the loan agreements require the Company to maintain certain financial ratios and a minimum level of $15 million of tangible net worth (as defined in the loan agreements).

NOTE 9:  COMMITMENTS AND CONTINGENCIES

At December 31, 1999, the Company was contingently liable on three irrevocable standby letters of credit. One letter of credit was in the amount of $1,000,000 in favor of Wachovia Corporate Services Inc. ("Wachovia") which collateralizes amounts received from clients that Wachovia wires daily to the Company's account at The Bank of Bermuda. The second letter of credit is in the amount of $41,335, in favor of WPSI's landlord. The third letter of credit is in the amount of $699,033 in favor of WPS Europe's landlord. This amount is guaranteed by the Company, and is collateralized by a fixed deposit cash account, which will remain intact over the term of the lease. This amount is reflected in other assets at December 31, 1999.

In February 1999, the Company entered into an agreement with Shamrock in which Shamrock has agreed that it will delay the sale of an aircraft owned by Shamrock so that such aircraft will continue to be available for use in the Company's business. At the same time, Shamrock agreed to release WPSI from any and all obligations to participate in the purchase of an additional aircraft for approximately $37 million, delivery of which is scheduled for early 2001. In return, the Company has agreed to indemnify Shamrock for any loss in value of the aircraft Shamrock has agreed not to sell from the time the agreement was made until the aircraft is sold or replaced (which is currently expected to occur in March 2001). The value of that aircraft as of the date of Shamrock's agreement with the Company was estimated to be $27,000,000. Based upon that appraisal received, management does not believe that this agreement will have any material adverse effect on the Statement of Financial Condition or results of operations of the Company.

NOTE 10:  NOTES RECEIVABLE FOR COMMON STOCK

Historic WPS

On January 1, 1993, Historic WPS issued 366,100 shares of common stock to certain employees in exchange for collateralized promissory notes totaling $8,833,830. The notes are full recourse, bear interest at 6.5% per annum and are secured by the shares issued. The principal amount of such notes are payable in quarterly installments until paid in full. Each principal payment, as defined in each of the promissory notes, is paid in an equal amount equal to one fifteenth of the original purchase amount reduced by any prepaid principal amount. However, if the amount of the distributions, as defined in the pledge and assignment agreement between the borrower and Historic WPS, payable to the borrowers for the calendar quarter immediately preceding the relevant payment date, is not sufficient to pay the principal payments and interest payments due, the borrowers will make a principal payment equal to the greater of the amount equal to the assigned payment, as defined, less the interest payment due or an amount equal to one twenty-third of the original principal amount reduced by any prepaid principal amount.

On January 1, 1996, Historic WPS issued 97,750 shares of common stock to an employee in exchange for cash and an installment note totaling $4,371,771. The note is full recourse, bears interest at 10% per annum and is collateralized by the shares issued.

During 1997, Historic WPS issued an additional 52,360 shares of common stock in exchange for cash, a short-term, non-interest bearing note of $27,006 and installment notes totaling $2,847,824. The installment notes are full recourse, bear interest at 10% per annum and are collateralized by the shares issued.

Upon the global consolidation of Historic WPS at June 30, 1998, all of the outstanding common stock of Historic WPS was exchanged for shares of common stock of WPS II, Inc. As a result of this exchange, the outstanding notes receivable for common stock were transferred to WPS II, Inc. Simultaneously with the exchange of shares, WPS II, Inc. entered into a promissory note with the Company, the terms of which match the notes receivable for common stock transferred to WPS II, Inc.

Pursuant to the Purchase Agreement, in the event a purchaser, as defined, is not in the employment of, or does not serve as a director of the Company or any of its affiliates, the purchaser, as defined, shall forfeit to the Company all rights to shares that have not vested at the time of such termination. The remaining balance of the outstanding notes receivable related to the unvested shares will be cancelled.

Capital Managers Limited

On October 15, 1997, Capital Managers accepted subscriptions for 2,579,862 shares of common stock, to be issued on January 1, 1998, to employees of the Company in exchange for cash and secured promissory notes totaling $12,357,539. These notes are full recourse, bear interest at 10% per annum and are collateralized by the shares issued. Each principal payment, as defined in each of the promissory notes, is equal to one twenty-eighth of the total outstanding note receivable.

On April 1, 1998, Capital Managers issued an additional 761,810 shares of common stock for installment notes totaling $5,248,871. The installment notes are full recourse, bear interest at 10% per annum and are collateralized by the shares issued. The repayment terms associated with these notes are the same as for the notes issued in 1997.

In connection with the merger of Capital Managers into WPS & Co., Ltd. on October 31, 1998, all of the Capital Managers outstanding notes receivable for common stock were transferred to WPS & Co., Ltd.

W.P. Stewart & Co., Ltd.

During the year ended December 31, 1999, W.P. Stewart & Co., Ltd. issued an additional 1,144,500 shares of common stock, to certain employees and employees of affiliated entities, for installment notes totaling $12,736,845. The installment notes are full recourse, bear interest at 10% per annum and are collateralized by the shares issued. Each principal payment, as defined in each of the promissory notes, is equal to one twenty-eighth of the total outstanding note receivable. The repayment terms associated with these notes are the same as described for all notes issued in prior years.

In addition, pursuant to the terms of the purchase agreements, during the year ended December 31, 1999, 582,089 unvested common shares of former employees were repurchased and their installment notes totaling $4,708,852 were cancelled.

All the notes discussed above are collateralized by the respective common stock issued, and are subject to vesting and repurchase provisions.

The total amounts outstanding on December 31, 1999, 1998 and 1997 for each of the above transactions are as follows:

                           ORIGINAL
      HISTORIC WPS        LOAN AMOUNT      1999          1998          1997
      ------------        -----------      ----          ----          ----
  1993..................  $8,833,830                                $ 1,041,314
  1996..................   4,371,771                                  3,867,439
  1997..................   2,874,830                                  2,776,467
                                        -----------   -----------   -----------
                                                 --            --     7,685,220
                                        -----------   -----------   -----------
      WPS II, INC.
      ------------
  June 30, 1998.........  16,080,431    $ 4,935,159   $ 6,530,334
                                        -----------   -----------
    CAPITAL MANAGERS
    ----------------
  1997..................  12,357,539      8,287,992    10,611,256    11,877,400
  1998..................   5,248,871      2,813,083     4,889,946            --
                                        -----------   -----------   -----------
                                         11,101,075    15,501,202    11,877,400
                                        -----------   -----------   -----------

W.P. STEWART & CO., LTD.
------------------------
  1999..................  12,736,845      9,604,343            --            --
                                        -----------   -----------   -----------
                                        $25,640,577   $22,031,536   $19,562,620
                                        ===========   ===========   ===========

Future minimum payments expected to be received on the notes, as of December 31, 1999, are as follows:

2000........................................................  $ 4,240,910
2001........................................................    4,332,820
2002........................................................    4,415,972
2003........................................................    4,507,754
2004........................................................    4,609,066
Thereafter (through 2006)...................................    3,534,055
                                                              -----------
                                                              $25,640,577
                                                              ===========

Interest income on the notes was $2,667,825, $2,181,830 and $1,243,785 for the years ended December 31, 1999, 1998 and 1997, respectively.

NOTE 11:  SHAREHOLDERS' VOTING RIGHTS

The Company's Bye-Laws limit the voting power of natural persons to 5%, and the voting power of other entities, "groups" (as defined in the Exchange Act) and persons other than natural persons (legal persons) to 9.5%, of the votes attributable to the outstanding capital shares of the Company regardless of how many shares of capital stock (including common shares) they own or control. This restriction does not apply to parties who were shareholders immediately before the offerings, including WPS II, Inc. and certain individuals designated by the Company's Board of Directors who are currently affiliated with the Company. Votes that could have been cast by shareholders but for these voting restrictions are allocated to the other holders of the common shares pro-rata based on the number of shares they hold, except that no shareholder subject to the restrictions may be allocated more than 5% (for natural persons) or 9.5% (for legal persons, entities or groups) of the total voting power. The Company's Board of Directors may approve the exemption of other persons or groups from this restriction.

In addition, the Bye-Laws provide that no person or group (other than WPS II, Inc. or its affiliates, direct or indirect subsidiaries of WPS & Co., Ltd., certain employee benefit plans designated by the Board of Directors which may be established by WPS & Co., Ltd. or as otherwise exempted by the Board of Directors) deemed to be a beneficial owner of the common shares may vote more than 20% of the total number of votes attributable to the common shares outstanding.

NOTE 12:  INCOME TAXES

Under current Bermuda law, the Company and its Bermuda subsidiaries are not required to pay any taxes on their income or capital gains. The Company and its Bermuda subsidiaries will be exempt from taxation until March 2016.

Income from the Company's operations in the United States and from U.S. subsidiaries of the Company is subject to income taxes imposed by U.S. authorities.

The provision for income taxes detailed below represents the Company's estimate of taxes on income applicable to U.S. jurisdictions and is calculated at rates equal to the statutory income tax rate in each jurisdiction.

The income tax provision for the years ended December 31, 1999, 1998 and 1997 is as follows:

                                                        1999          1998          1997
                                                        ----          ----          ----
Federal............................................  $6,190,927    $3,112,000    $       --
State and Local....................................   2,219,031     5,542,000     3,854,292
                                                     ----------    ----------    ----------
                                                     $8,409,958    $8,654,000    $3,854,292
                                                     ==========    ==========    ==========
A reconciliation of the statutory Bermuda rate and the effective rate is as follows:

                                                              1999    1998    1997
                                                              ----    ----    ----
Statutory Bermuda rate......................................  0.0%    0.0%    0.0%
Earnings in jurisdictions taxed at rates different from the
  statutory Bermuda rate....................................  8.2%    10.7    7.8
                                                              ---     ----    ---
                                                              8.2%    10.7%   7.8%
                                                              ===     ====    ===

Prior to June 30, 1998, Historic WPS operated as an S Corporation under the provisions of the United States Internal Revenue Code and, accordingly, was not subject to U.S. federal income tax; however, it was subject to certain state and local income taxes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 1999, a deferred tax asset of $422,000, arising from currently non-deductible charitable contributions, is fully subject to a valuation allowance due to uncertainty regarding the extent to which such contributions will be deductible in the five-year carryover period provided by U.S. law.

NOTE 13:  PENSION BENEFITS

The Company sponsors a defined contribution profit-sharing plan covering substantially all employees. Contributions to the profit-sharing plan are determined quarterly by the Board of Directors. In addition, on January 1, 1997 the Company started a defined contribution money-purchase plan. This plan covers substantially all employees who meet the minimum age and service requirements. Contributions cannot exceed $30,000 annually, per employee.

Total employer contributions amounted to $867,304, $942,838 and $948,156 for the years ended December 31, 1999, 1998, and 1997, respectively. Participants are immediately vested in their account balance.

NOTE 14:  LEASE COMMITMENTS

The Company has several lease agreements in various locations including Bermuda, New York, Maine and London. The lease agreements are for various periods through December 31, 2020. The leases are subject to escalation charges based on increases in real estate taxes and maintenance costs.

Future minimum rental commitments under non-cancellable operating leases in effect as of December 31, 1999 are as follows:

2000........................................    $ 1,747,303
2001........................................      2,008,743
2002........................................      2,008,743
2003........................................      2,029,277
2004........................................      2,013,857
Thereafter..................................     11,810,792
                                                -----------
                                                $21,618,715
                                                ===========

Total rent expense for all operating leases were $1,640,838, $1,341,508 and $1,184,270, for the years ended December 31, 1999, 1998 and 1997, respectively.

NOTE 15:  GEOGRAPHIC AREA DATA

The Stewart Group's primary business, investment advisory services provided to clients located throughout the world, consists of two geographic segments, as follows:


                                                        FEE REVENUE
                                        -------------------------------------------
                                            1999            1998           1997
                                            ----            ----           ----
U.S. .................................  $115,187,546    $ 94,620,595    $72,547,396
Non U.S. .............................    38,119,130      26,422,445     16,032,752
                                        ------------    ------------    -----------
          Total.......................  $153,306,676    $121,043,040    $88,580,148
                                        ============    ============    ===========

                    REVIEW REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of W.P. Stewart & Co., Ltd.


We have reviewed the accompanying consolidated statements of financial condition of W.P. Stewart & Co., Ltd. and its subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the nine-month periods then ended appearing on pages F-21 through F-37 of this Registration Statement on Form F-1. These financial statements are the responsibility of the Company's management.


We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers

Hamilton, Bermuda
November 17, 2000

                            W.P. STEWART & CO., LTD.



                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                          SEPTEMBER 30, 2000 AND 1999


                                  (UNAUDITED)



                                                                  2000           1999
                                                                  ----           ----
ASSETS:
Cash and cash equivalents...................................  $ 39,139,483   $ 33,047,031
Fees receivable.............................................     4,818,865      2,469,488
Receivable from broker-dealer...............................     1,387,714      3,189,328
Investments in unconsolidated affiliates (net of accumulated amortization of $481,754 and $69,040 for 2000 and 1999,
  respectively).............................................    11,775,504      7,078,706
Receivables from affiliates, net............................        61,162      3,006,457
Investments owned, at market (cost $571,840 for 2000 and
  1999).....................................................       879,435        619,196
Investment in aircraft (net of accumulated depreciation of
  $7,332,090 and $2,138,877 for 2000 and 1999,
  respectively).............................................    15,119,385     20,312,598
Goodwill (net of accumulated amortization of $295,341 and
  $53,583 for 2000 and 1999, respectively)..................     5,835,334      2,573,901
Customer list (net of accumulated amortization of $419,959
  and $0 for 2000 and 1999, respectively)...................     7,390,329             --
Furniture, equipment and leasehold improvements (net of
  accumulated depreciation and amortization of $1,140,504
  and $584,039 for 2000 and 1999, respectively).............     5,048,838      3,572,669
Interest receivable on shareholders' notes..................       608,135      1,091,096
Other assets................................................     4,253,772        601,744
                                                              ------------   ------------
                                                              $ 96,317,956   $ 77,562,214
                                                              ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
  Loans payable.............................................  $ 18,777,160   $ 19,280,090
  Employee compensation and benefits payable................     5,759,222      7,105,774
  Marketing fees payable....................................     4,168,243      4,355,700
  Taxes payable.............................................     2,240,742      7,351,314
  Professional fees payable.................................     3,591,938      2,825,603
  Dividends payable.........................................         6,627        115,158
  Accrued expenses and other liabilities....................     5,915,894      3,101,056
                                                              ------------   ------------
                                                                40,459,826     44,134,695
                                                              ------------   ------------
COMMITMENTS AND CONTINGENCIES
Shareholders' Equity:
  Common stock (see Notes 1 and 2)
     $.001 par value (125,000,000 shares authorized,
       47,291,118 and 45,971,836 shares issued and
       outstanding for 2000 and 1999, respectively).........        47,291         45,972
  Additional paid-in-capital................................    84,066,155     69,744,458
  Contingently returnable shares............................   (21,045,884)   (17,702,773)
  Accumulated other comprehensive income....................      (245,655)            --
  Retained earnings.........................................    15,003,738     10,071,236
                                                              ------------   ------------
                                                                77,825,645     62,158,893
                                                              ------------   ------------
Less: shareholders' notes receivable........................   (21,967,515)   (28,731,374)
                                                              ------------   ------------
                                                                55,858,130     33,427,519
                                                              ------------   ------------
                                                              $ 96,317,956   $ 77,562,214
                                                              ============   ============



             See accompanying notes and accountants' review report.

                            W.P. STEWART & CO., LTD.



                     CONSOLIDATED STATEMENTS OF OPERATIONS


             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                  (UNAUDITED)



                                                                  2000            1999
                                                                  ----            ----
Revenue:
  Fees......................................................  $113,209,560    $116,988,025
  Commissions...............................................    33,494,326      27,858,316
  Interest and other........................................     4,798,384       3,663,107
                                                              ------------    ------------
                                                               151,502,270     148,509,448
                                                              ------------    ------------
Expenses:
  Employee compensation and benefits........................    28,635,480      29,487,390
  Marketing fees............................................     7,999,444      10,340,872
  Commissions, clearance and trading........................     6,849,552       6,377,071
  Research and administration...............................    11,082,587       8,858,826
  Depreciation and amortization.............................     5,513,789       2,564,322
  Other operating...........................................    10,842,348      11,462,643
                                                              ------------    ------------
                                                                70,923,200      69,091,124
                                                              ------------    ------------

Income before taxes.........................................    80,579,070      79,418,324
Provision for taxes.........................................     8,008,361       9,564,000
                                                              ------------    ------------
Net income..................................................  $ 72,570,709    $ 69,854,324
                                                              ============    ============
Earnings Per Share:
  Basic Earnings Per Share..................................  $       1.74    $       1.75
                                                              ============    ============
  Diluted Earnings Per Share................................  $       1.61    $       1.62
                                                              ============    ============



             See accompanying notes and accountants' review report.

                            W.P. STEWART & CO., LTD.



           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                  (UNAUDITED)


                                                                                            ACCUMULATED
                                           COMMON STOCK       CONTINGENTLY   ADDITIONAL        OTHER
                                           ------------        RETURNABLE      PAID-IN     COMPREHENSIVE     RETAINED
                                         SHARES     AMOUNT       SHARES        CAPITAL        INCOME         EARNINGS
                                         ------     ------    ------------   ----------    -------------     --------
BALANCE AT DECEMBER 31, 1999.........  47,225,336   $47,225   $(28,061,175)  $81,646,968     $ (13,920)    $ 10,922,661
 Issuance of common stock, at $.001
   par value W.P. Stewart & Co., Ltd.
   Cash..............................      59,189        59                      770,582
   Notes receivable..................      78,093        78                    1,016,693
   Contingently returnable shares....                            7,015,291     1,449,870
 Repurchase of common stock, at $.001
   par value W.P. Stewart & Co.,
   Ltd...............................      (7,714)       (7)                    (100,433)
 Cancellation of common stock, at
   $.001 par value W.P. Stewart &
   Co., Ltd..........................     (63,786)      (64)                    (717,525)
 Net income..........................                                                                        72,570,709
 Dividends...........................                                                                       (68,489,632)
 Other comprehensive income..........                                                         (231,735)
 Proceeds from notes receivable for
   common stock......................
                                       ----------   -------   ------------   -----------     ---------     ------------
BALANCE AT SEPTEMBER 30, 2000........  47,291,118   $47,291   $(21,045,884)  $84,066,155     $(245,655)    $ 15,003,738
                                       ==========   =======   ============   ===========     =========     ============
BALANCE AT DECEMBER 31, 1998.........  43,255,656   $43,256                  $37,069,794     $      --     $  1,998,118
 Issuance of common stock, at $.001
   par value W.P. Stewart & Co., Ltd.
   Acquisitions......................   2,146,552     2,146                   22,894,136
   Cash..............................       8,217         8                      118,234
   Notes receivable..................   1,122,000     1,122                   13,829,658
   Contingently returnable shares....                          (17,702,773)
   Cancellation of common stock, at
     $.001 par value W.P. Stewart &
     Co., Ltd. ......................    (560,589)     (560)                  (4,398,907)
   Non cash compensation.............                                            231,543
   Net income........................                                                                        69,854,324
Dividends............................                                                                       (61,781,206)
Proceeds from notes receivable for
 common stock........................
                                       ----------   -------   ------------   -----------     ---------     ------------
BALANCE AT SEPTEMBER 30, 1999........  45,971,836   $45,972   $(17,702,773)  $69,744,458     $      --     $ 10,071,236
                                       ==========   =======   ============   ===========     =========     ============


                                          NOTES
                                        RECEIVABLE       TOTAL
                                        ----------       -----
BALANCE AT DECEMBER 31, 1999.........  $(25,640,577)  $ 38,901,182
 Issuance of common stock, at $.001
   par value W.P. Stewart & Co., Ltd.
   Cash..............................                      770,641
   Notes receivable..................    (1,016,771)            --
   Contingently returnable shares....                    8,465,161
 Repurchase of common stock, at $.001
   par value W.P. Stewart & Co.,
   Ltd...............................                     (100,440)
 Cancellation of common stock, at
   $.001 par value W.P. Stewart &
   Co., Ltd..........................       717,589             --
 Net income..........................                   72,570,709
 Dividends...........................                  (68,489,632)
 Other comprehensive income..........                     (231,735)
 Proceeds from notes receivable for
   common stock......................     3,972,244      3,972,244
                                       ------------   ------------
BALANCE AT SEPTEMBER 30, 2000........  $(21,967,515)  $ 55,858,130
                                       ============   ============
BALANCE AT DECEMBER 31, 1998.........  $(22,031,536)  $ 17,079,632
 Issuance of common stock, at $.001
   par value W.P. Stewart & Co., Ltd.
   Acquisitions......................                   22,896,282
   Cash..............................                      118,242
   Notes receivable..................   (13,830,780)            --
   Contingently returnable shares....                  (17,702,773)
   Cancellation of common stock, at
     $.001 par value W.P. Stewart &
     Co., Ltd. ......................     4,399,467             --
   Non cash compensation.............                      231,543
   Net income........................                   69,854,324
Dividends............................                  (61,781,206)
Proceeds from notes receivable for
 common stock........................     2,731,475      2,731,475
                                       ------------   ------------
BALANCE AT SEPTEMBER 30, 1999........  $(28,731,374)  $ 33,427,519
                                       ============   ============



             See accompanying notes and accountants' review report.

                            W.P. STEWART & CO., LTD.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                  (UNAUDITED)



                                                                  2000            1999
                                                                  ----            ----
Cash flows from operating activities:
  Net income................................................  $ 72,570,709    $ 69,854,324
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     5,513,789       2,564,322
    Equity in income adjustment in unconsolidated
     affiliates.............................................      (675,895)       (864,440)
    Non cash compensation...................................            --         231,543
    Acquisition adjustment NSMM.............................            --         270,192
  Changes in operating assets and liabilities:
    Fees receivable.........................................    (1,423,219)      2,036,973
    Receivable from broker-dealer...........................       799,419        (863,105)
    Investments owned, at market............................      (289,725)        (11,616)
    Other assets............................................       112,175       1,779,065
    Employee compensation and benefits payable..............     3,978,053       7,105,774
    Marketing fees payable..................................       309,689       2,384,943
    Taxes payable...........................................       138,670       3,947,314
    Professional fees payable...............................       759,704         435,918
    Accrued expenses and other liabilities..................     1,887,745       2,026,705
                                                              ------------    ------------
        Net cash provided by operating activities...........    83,681,114      90,897,912
                                                              ------------    ------------
Cash flows (used in) investing activities:
  Investments in unconsolidated affiliates..................            --        (618,242)
  Purchase of intangible assets.............................    (2,945,247)     (1,895,253)
  Receivables from affiliates, net..........................       (24,683)     (3,006,457)
  Investment in aircraft....................................            --      (1,769,400)
  Purchase of furniture, equipment and leasehold
    improvements............................................    (1,779,105)     (2,019,540)
  Payables to affiliates, net...............................            --         (87,061)
                                                              ------------    ------------
        Net cash (used in) investing activities.............    (4,749,035)     (9,395,953)
                                                              ------------    ------------
Cash flows (used for) financing activities:
  Proceeds from loans payable...............................            --       2,280,000
  Payments on loans payable.................................      (380,485)       (339,911)
  Proceeds from issuance of common stock....................       770,641         118,242
  Repurchase of common stock................................      (100,440)             --
  Proceeds from notes receivable for common stock...........     3,972,244       2,731,475
  Interest receivable on shareholders' notes................       (71,770)       (710,941)
  Dividends to shareholders.................................   (68,542,864)    (61,666,048)
                                                              ------------    ------------
        Net cash (used for) financing activities............   (64,352,674)    (57,587,183)
Effect of exchange rate changes in cash.....................      (231,735)             --
                                                              ------------    ------------
Net increase in cash and cash equivalents...................    14,347,670      23,914,776
Cash and cash equivalents, beginning of period..............    24,791,813       9,132,255
                                                              ------------    ------------
Cash and cash equivalents, end of period....................  $ 39,139,483    $ 33,047,031
                                                              ============    ============
Supplemental Disclosures of Cash Flows Information
Cash Paid During the Period for:
  Income taxes..............................................  $  6,195,376    $  5,616,686
                                                              ============    ============
  Interest expense..........................................  $    983,688    $    970,379
                                                              ============    ============



Supplemental Schedule of Noncash Investing and Financing Activities:


As discussed in Note 2, for the nine months ended September 30, 1999, the Company issued shares of common stock with a fair value of $1,939,675, $2,486,016 and $299,628 to acquire its investment in NS Money Management (Bermuda) Limited, TPRS Services N.V. and Bowen Asia Limited, respectively.



For the nine months ended September 30, 2000, the Company issued shares of common stock with a fair value of $2,340,553, $3,124,800 and $2,999,808 to acquire its investment in NS Money Management (Bermuda) Limited, First Long Island Investors, Inc. and TPRS Services N.V., respectively.



As discussed in Note 10, the Company issued common stock for notes receivable for the nine months ended September 30, 2000 and 1999, in the amounts of $1,016,771 and $13,830,780, respectively, and cancelled outstanding notes of $717,589 and $4,399,647 for the nine months ended September 30, 2000 and 1999, respectively.



At September 30, 2000 and 1999, the Company had dividends payable to shareholders of $6,627 and $115,158, respectively.


             See accompanying notes and accountants' review report.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1:  BASIS OF PRESENTATION

The accompanying consolidated financial statements of W.P. Stewart & Co., Ltd. ("WPS & Co., Ltd." and, together with its subsidiaries and predecessors, the "Company") are presented on a consolidated basis and include the historical operations of the Company.


In our opinion, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position and results of operations. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of results that may be expected for the entire year or any other period.


NOTE 2:  BACKGROUND AND ORGANIZATION


For the nine months ended September 30, 2000 and 1999, the consolidated Company consisted of several affiliated entities worldwide under common control which provide investment advisory and related securities brokerage services. The background and organization of the entities presented in the Company's consolidated financial statements is as follows:


W.P. Stewart & Co., Inc. ("Historic WPS") was incorporated in Delaware on August 2, 1973. Historic WPS was a registered investment adviser under the Investment Advisers Act of 1940 and provided investment management services to high net worth individuals and institutions from its inception until it ceased operations on June 30, 1998.

W.P. Stewart & Company, Limited, was incorporated on July 10, 1995 as an exempt company under the laws of Bermuda. W.P. Stewart & Company, Limited, currently known as "W.P. Stewart Asset Management Ltd." ("WPSAM"), is an investment adviser for clients throughout the world.

Global Reach Limited ("Global Reach"), a Bermuda holding company, was incorporated as an exempt company under the laws of Bermuda on August 16, 1996. Global Reach acquired effective control of W.P. Stewart & Company, Limited on August 26, 1996 and, accordingly, since such date W.P. Stewart & Company, Limited has been reflected on a consolidated basis in the financial statements of Global Reach.


W.P. Stewart Securities Limited ("WPSSL") was incorporated as an exempt company under the laws of Bermuda on January 2, 1996. Initially it was a subsidiary of W.P. Stewart & Company, Limited (currently known as WPSAM), and was acquired by Global Reach on July 1, 1997. WPSSL acts as an introducing broker, clearing all transactions with, and for, customers of its affiliates on a fully disclosed basis through an independent clearing broker.


On October 21, 1997, Global Reach changed its name to W.P. Stewart & Co., Ltd. ("WPSCL") and W.P. Stewart & Company, Limited changed its name to W.P. Stewart Asset Management Ltd.

W.P. Stewart Fund Management Limited ("WPS Dublin"), a wholly-owned subsidiary of WPSAM, was incorporated in Ireland on January 27, 1997. The primary business of WPS Dublin is providing management and administrative services to investment funds. WPS Dublin is the manager of WP Stewart Funds plc and WP Stewart Global Fund plc, two umbrella type open-ended investment companies regulated by the Central Bank of Ireland.

WPS & Co., Ltd. was originally formed on June 29, 1998 and became a wholly-owned subsidiary of WPS II, Inc. on June 30, 1998 and is an exempt company under the laws of Bermuda. WPS & Co., Ltd. is a registered investment adviser under the Investment Advisers Act of 1940. WPS II, Inc. is a holding company that is owned ratably by the former shareholders of Historic WPS.

WPS III, Inc. (currently known as W.P. Stewart & Co., Inc. ("WPSI")) was incorporated in Delaware on May 15, 1998 and became a wholly-owned subsidiary of WPS & Co., Ltd. on

                                  (UNAUDITED)

June 30, 1998. WPSI is also a registered investment adviser under the Investment Advisers Act of 1940. Its principal business is to provide investment research and sub-advisory services to the Company.

WPS Aviation Holdings LLC ("WPS Aviation") was formed in Delaware on November 12, 1998, and is a wholly-owned subsidiary of WPSI.

On March 13, 1998, WPSCL changed its name to Capital Managers Limited ("Capital Managers").

W.P. Stewart & Co. (Europe), Ltd. ("WPS Europe") formerly known as W.P. Stewart Global Management, Ltd. ("WPSGM") was formed on September 14, 1998 in the United Kingdom under the laws of England and Wales, as a private limited company. WPS Europe is registered with the Investment Management Regulatory Organisation Limited (IMRO). Its principal business is to provide investment research and sub-advisory services to the Company.

Global Consolidation Activities

On June 30, 1998, the shareholders of Historic WPS exchanged all 3,498,978 of their shares for 29,321,436 shares (an exchange ratio of 8.38:1) of WPS II, Inc. Tendered shares of Historic WPS were retired, and WPS II, Inc. thus became the sole shareholder of Historic WPS.

In an amalgamation and merger effective July 1, 1998, WPS II, Inc. transferred all of its net operating assets and the continuing investment management business of Historic WPS to WPS & Co., Ltd., the surviving entity. In exchange, WPS II, Inc. received 29,321,436 shares of WPS & Co., Ltd.

On October 30, 1998, Capital Managers merged into WPS & Co., Ltd. WPS & Co., Ltd. exchanged its shares on a one-for-one basis, for all outstanding shares of Capital Managers and remained in existence as the surviving entity. As a result of the merger, on October 30, 1998, WPS & Co., Ltd. became the sole owner of all of the subsidiary entities of Capital Managers.


On May 19, 1999, the Company consummated its acquisition of 50% of the capital stock of TPRS Services NV ("TPRS"), a newly formed Curacao company that is engaged in marketing of investment services in exchange for 1,152,000 common shares of the Company, subject to repurchase provisions.



On June 1, 1999, the Company consummated its acquisition of all of the outstanding capital stock of NS Money Management (Bermuda) Limited, currently known as NS Money Management Ltd., ("NSMM"), a Bermuda holding company, in exchange for 898,831 common shares of the Company, subject to repurchase provisions. NSMM operates as an investment adviser for clients located throughout the world.



On October 1, 1999, the Company consummated its acquisition of all of the capital stock of First Long Island Investors, Inc., a newly formed company engaged in marketing of investment services, in consideration for 1,200,000 common shares of the Company, subject to repurchase provisions. Operations of this entity continue under the name W.P. Stewart Asset Management (NA), Inc.



Eighty percent of the aggregate shares issued in each acquisition is subject to repurchase by the Company, at par value, up to a maximum of 20% per year, on January 1 of each of the first four years following the date of acquisition should the assets under management decrease below an amount specified in each acquisition agreement.

                                  (UNAUDITED)


The purchase price for each acquisition is determined by the sum of:



     1.the number of shares that are subject to repurchase at each anniversary date multiplied by the fair value of those shares at that date and



     2.the cash dividends paid on the remaining shares subject to repurchase.



The shares subject to repurchase are reported in shareholders' equity at their initial issuance price as share capital and as a contra-equity account captioned contingently returnable shares. On the dates on which shares cease to be subject to repurchase, the contra-equity account is relieved and any difference between the initial issue price and the then current fair value of the shares no longer subject to repurchase is charged or credited to additional paid-in-capital. Cash dividends on shares no longer subject to repurchase are recorded as a reduction of shareholders' equity.



The following table shows information for each acquisition as of and for the nine months ended September 30, 2000.



                                                                    CASH DIVIDENDS
                       AGGREGATE     SHARES NOT        SHARES       PAID ON SHARES
                       NUMBER OF     SUBJECT TO      SUBJECT TO       SUBJECT TO          PURCHASE         INTANGIBLE
ACQUISITION             SHARES       REPURCHASE      REPURCHASE       REPURCHASE      PRICE ALLOCATION    AMORTIZATION
 TPRS                  1,152,000      460,800          691,200        $1,043,712         $8,432,640         $346,419
 NSMM                    898,831      359,532          539,299        $  814,341         $5,702,485         $220,070
 FLII                  1,200,000      480,000          720,000        $1,087,200         $7,810,288         $365,852


NOTE 3:  ACCOUNTING POLICIES

The consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America. The functional currency for the Company and its affiliates is the U.S. dollar with the exception of WPS Europe for which the pound sterling is the functional currency.

The process of preparing consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting periods. Actual results may differ from those estimates.

Principles of Consolidation

The Company consolidates all affiliated entities in which it has a majority ownership interest or maintains effective control. All material inter-company transactions have been eliminated.


Business Combinations



The Company's policy is to account for purchase business combinations as of the date the acquisitions are consummated.


Cash and Cash Equivalents

The Company considers cash in banks and short-term highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company

                                  (UNAUDITED)

had cash at a certain bank in excess of United States federally insurable limits and is exposed to credit risk resulting from this concentration of cash.

Investments in Unconsolidated Affiliates

The Company's investments in unconsolidated affiliates which are not majority owned or controlled are accounted for using the equity method.

Investments Owned, at Market

Investments in equity securities have been classified in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and as such are recorded at quoted market values. Transactions are recorded on a trade date basis with the resulting unrealized gains and losses recorded in income.

Furniture, Equipment, Leasehold Improvements and Investment in Aircraft

Furniture, equipment, leasehold improvements and investment in aircraft are stated at cost less accumulated depreciation and amortization. Depreciation is computed using straight line and accelerated methods over the estimated useful lives of the assets. Software costs are amortized over a three year period. Leasehold improvements are amortized over the shorter of the lease term or the estimated life of the improvements. The aircraft is depreciated on an accelerated method over 7 years.

Revenue Recognition

     Fees

     Fees for management of customer accounts are based on terms stated in client contracts and are based upon a percentage of assets under management determined as of the last day of the quarter as specified in the contracts. Fees are recognized in the period in which they are earned.

     Commissions

     Commissions on brokerage activities and related trading costs are recorded on a trade date basis.

Income Taxes

The Company uses the asset and liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" to record income taxes. Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. A valuation allowance is established to reduce deferred tax assets to amounts that are expected to be realized.

Foreign Currency Translation

The Company accounts for foreign currency translation in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". Assets and liabilities are translated at the exchange rate in effect at year-end, and revenue and expenses are translated at the average rates of exchange prevailing during the year. Gains or losses resulting from foreign currency transactions are included in net income. The United States dollar effect that arises from translating the net assets of WPS Europe is recorded in accumulated other comprehensive income, a separate component of shareholder's equity.

                                  (UNAUDITED)

Customer List and Goodwill

Customer list is amortized on a straight-line basis over 15 years. Goodwill arising on the acquisition of investments accounted for by the purchase method is amortized on a straight-line basis over 20 years. Intangible assets are periodically assessed for impairment by management. Considerations include qualitative factors, evaluations of the related assets and undiscounted cash flow techniques. Impairments are charged to operations in the period in which they occur.

Earnings Per Share

Basic earnings per share are calculated using the weighted average number of shares outstanding. Diluted earnings per share are calculated using the treasury stock method.

NOTE 4:  EARNINGS PER SHARE


                                                            2000           1999
                                                            ----           ----
Basic Earnings Per Share:
Net income.............................................  $72,570,709    $69,854,324
                                                         ===========    ===========
Weighted average basic shares outstanding..............   41,838,622     39,864,025
                                                         -----------    -----------
Net income per share...................................  $      1.74    $      1.75
                                                         ===========    ===========
Diluted Earnings Per Share:
Net income.............................................  $72,570,709    $69,854,324
                                                         ===========    ===========
Weighted average basic shares outstanding..............   41,838,622     39,864,025
Add: Unvested and restricted shares....................    3,388,746      3,299,445
                                                         -----------    -----------
Weighted average diluted shares outstanding............   45,227,368     43,163,470
                                                         -----------    -----------
Net income per share...................................  $      1.61    $      1.62
                                                         ===========    ===========


Basic earnings per share is computed by dividing the net income applicable to common shares outstanding by the weighted average number of shares outstanding, excluding unvested and restricted shares. Diluted earnings per share is computed using the same method as basic earnings per share but also reflects the impact of unvested and restricted shares using the treasury stock method.


On September 30, 2000 and 1999, respectively, 47,291,118 and 45,971,836 shares were issued and outstanding. The shareholders of record are entitled to full voting rights (see note 11) and dividends on these shares; 3,339,077 and 4,166,891 of these shares were unvested on September 30, 2000 and 1999, respectively.


NOTE 5:  COMPREHENSIVE INCOME

The following table details the components of comprehensive income as described in Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income".


                                                                 2000           1999
                                                                 ----           ----
Net income..................................................  $72,570,709    $69,854,324
Other comprehensive income, net of tax
     Foreign currency translation adjustment................     (231,735)            --
                                                              -----------    -----------
Comprehensive income........................................  $72,338,974    $69,854,324
                                                              ===========    ===========

                                  (UNAUDITED)

NOTE 6:  INVESTMENTS IN UNCONSOLIDATED AFFILIATES

Investments in unconsolidated affiliates include the following:


                                                                 2000           1999
                                                                 ----           ----
Investment in TPRS Services, N.V. ..........................  $ 8,412,793    $4,686,856
Investment in Bowen Asia Limited............................    2,391,387     1,317,870
Investment in Kirk Management Ltd. .........................      971,324     1,073,980
                                                              -----------    ----------
Total.......................................................  $11,775,504    $7,078,706
                                                              ===========    ==========


In 1994, Historic WPS purchased, for $250,000, a 10% interest in Bowen Asia Limited ("Bowen"), a company incorporated in the British Virgin Islands. In 1996, an additional 1% interest in Bowen was purchased for $25,000, and, during 1997 an additional 11.5% interest was purchased for $125,000, increasing the total investment to a 22.5% interest. During the year ended December 31, 1999, the Company purchased an additional interest in Bowen for $1,229,591 ($929,963 and 27,769 shares of the Company's stock), increasing the Company's investment to 40%.

In July 1998, Capital Managers purchased a 40% interest in Kirk Management Ltd., a real estate joint venture entity incorporated in Bermuda. Kirk Management Ltd. owns Trinity Hall, a building located in Hamilton, Bermuda which is leased by the Company from the joint venture, and serves as the Company's headquarters.


In connection with our acquisition of TPRS (see Note 2), TPR & Partners N.V. and TPR Curacao N.V. (the sellers) signed a promissory note to WPSAM in the amount of $2,750,000. The note bears interest at the rate of 6.625% per annum and is collateralized by shares of W.P. Stewart & Co., Ltd. common stock issued in the acquisition. The terms of the repayment provide for quarterly installments of principal and interest commencing on October 20, 1999. The final installment, including any outstanding principal and interest, is due no later than July 30, 2001. The amount outstanding at September 30, 2000 of $1,375,000 is included in other assets.


NOTE 7:  RELATED PARTY TRANSACTIONS


Research and administrative expenses include travel expenses of approximately $1,724,000 and $2,076,000 for the nine months ended September 30, 2000 and 1999, respectively, paid to Shamrock Aviation, Inc. ("Shamrock"), a company owned by principal shareholders of the Company (see Note 8). The terms of an operating agreement with Shamrock in effect during the period from 1996 until April 30, 1999 provided that the Company would pay to Shamrock approximately $175,000 per month for the use of airplanes owned by Shamrock. Since April 30, 1999, the Company has continued to use one airplane owned by Shamrock and has compensated Shamrock for its use by paying charter fees.



The Company has entered into an agreement pursuant to which an entity affiliated with Shamrock has agreed to provide operational and maintenance services at cost for the Challenger aircraft owned by the Company (see Note 8). Research and administrative expenses include approximately $1,628,000 and $1,090,000 for the nine months ended September 30, 2000 and 1999, respectively.



The lease agreement related to the office space located in New York includes space occupied by several affiliated companies. WPSI is reimbursed on a monthly basis for rent and other costs associated with the space. Such costs approximated $148,000 and $206,000 for the nine months ended September 30, 2000 and 1999, respectively.

                                  (UNAUDITED)


WPS Dublin serves as the investment manager to an Irish fund solely advised by WPS Investissements S.A., a Swiss investment money management firm. WPS Investissements S.A. is principally owned by Mr. William P. Stewart III, a beneficial owner of a minority interest in the Company. The Company has no ownership interest in either the Irish fund or WPS Investissements S.A. WPS Dublin collects and remits to WPS Investissements S.A. all of the advisory fees in respect of such fund. In addition, the Company pays to WPS Investissements S.A. a portion of the brokerage commissions earned by the Company from securities transactions for such fund. Such fees and commissions amounted to $324,982 and $411,832 for the nine months ended September 30, 2000 and 1999, respectively.



The Company pays Bowen, a principal owner of which is a beneficial owner of a minority interest in the Company, fees for solicitation, sub-advisory, and research services. Such costs approximated $387,957 and $339,319 for the nine months ended September 30, 2000 and 1999, respectively. The Company entered into an agreement with Bowen Capital Management, an affiliate of Bowen Asia Limited, which will entitle the Company to receive solicitation fees for client referrals to Bowen Capital Management. The Company not yet received any fees under the terms of this agreement.



WPSI has accrued a contribution of approximately $1,000,000 for the nine months ended September 30, 1999. These contributions fund the activities of W.P. Stewart & Co. Foundation, Inc. (the "Foundation"), a private charitable foundation incorporated on December 7, 1998. The Foundation makes charitable grants at the discretion of a committee appointed by the Foundation's Board from members of the Board of Directors of WPSI and WPS & Co., Ltd. This committee has been created to monitor and direct the Company's charitable activities.



The Company pays TPRS fees for marketing services. These fees amounted to approximately $3,967,521 and $1,729,000 for the nine months ended September 30, 2000 and 1999, respectively. Inter-company eliminations of approximately $1,983,760 and $864,500 resulting from the Company's 50% ownership in TPRS result in a net expense to the Company of $1,983,760 and $864,500 for the nine months ended September 30, 2000 and 1999, respectively.


NOTE 8:  LONG-TERM DEBT

On December 16, 1998, WPS Aviation assumed from Shamrock Aviation, all the rights and obligations of a purchase agreement ("Challenger Purchase Agreement") dated July 8, 1998, relating to the purchase of a Canadair 604 Aircraft. On December 17, 1998, WPS Aviation entered into a ten year, amortizing loan agreement with General Electric Capital Corporation to finance the obligations of the Challenger Purchase Agreement. The loan was for the principal sum of $17,340,000 at a fixed interest rate of 6.87% to be paid in one hundred and twenty monthly installments of principal and interest of $133,326 and a final installment of $11,621,076 plus any outstanding principal and interest. The first monthly periodic installment was due and paid on January 17, 1999 and the remaining installments due are payable on the same day of each succeeding month.

In addition, in accordance with the Challenger Purchase Agreement, additional amounts of $891,037 and $891,038 were paid in February 1999 and April 1999, respectively. Additional amounts, as discussed below, were borrowed to finance these payments. The aircraft was placed in service on April 8, 1999.

On February 10, 1999, WPS Aviation entered into an additional ten year, amortizing loan agreement with General Electric Capital Corporation for the principal sum of $757,382 at a fixed interest rate of 6.89% to be paid in an initial installment of $1,015 and one hundred and eighteen monthly installments of principal and interest of $5,869 and a final installment of $507,635 plus

                                  (UNAUDITED)

any outstanding principal and interest. The first monthly periodic installment was paid on March 17, 1999 and the remaining installments due are payable on the same day of each succeeding month.

On March 30, 1999, WPS Aviation entered into an additional ten year, amortizing loan agreement with General Electric Capital Corporation for the principal sum of $1,522,618 at a fixed interest rate of 7.35% to be paid in an initial installment of $5,285 and one hundred and sixteen monthly installments of principal and interest of $12,380 and a final installment of $1,021,114 plus any outstanding principal and interest. The first monthly periodic installment was paid on May 17, 1999 and the remaining installments due are payable on the same day of each succeeding month.


Future principal payments on the loans as of September 30, 2000 are as follows:



2000 (3 months).............................................  $   130,822
2001........................................................      547,769
2002........................................................      586,833
2003........................................................      628,683
2004........................................................      673,519
Thereafter (through 2009)...................................   16,209,534
                                                              -----------
                                                              $18,777,160
                                                              ===========


All loans are collateralized by the Challenger aircraft.


Interest expense on these loans totaled $983,688 and $970,379 for the nine months ended September 30, 2000 and 1999, respectively.



The fair value of these loans based on discounted cash flow techniques as of September 30, 2000 amounts to $16 million.


Provisions of the loan agreements require the Company to maintain certain financial ratios and a minimum level of $15 million of tangible net worth (as defined in the loan agreements).

NOTE 9:  COMMITMENTS AND CONTINGENCIES


At September 30, 2000, the Company was contingently liable on three irrevocable standby letters of credit. One letter of credit was in the amount of $1,000,000 in favor of Wachovia Corporate Services Inc. ("Wachovia") which collateralizes amounts received from clients that Wachovia wires daily to the Company's account at The Bank of Bermuda. The second letter of credit is in the amount of $41,335, in favor of WPSI's landlord. The third letter of credit is in the amount of $699,033 in favor of WPS Europe's landlord. This amount is guaranteed by the Company, and is secured by a fixed deposit cash account, which will remain intact over the term of the lease. This amount is reflected in other assets at September 30, 2000.


In February 1999, the Company entered into an agreement with Shamrock in which Shamrock agreed to delay the sale of an aircraft owned by Shamrock so that such aircraft will continue to be available for use in the Company's business. At the same time, Shamrock agreed to release WPSI from any and all obligations to participate in the purchase of an additional aircraft of approximately $37 million, delivery of which is scheduled for early 2001. In return, the Company has agreed to indemnify Shamrock for any loss in value of the aircraft Shamrock has agreed not to sell from the time the agreement was made until the aircraft is sold or replaced (which is currently expected to occur in March 2001). The value of that aircraft as of the date of

                                  (UNAUDITED)

Shamrock's agreement with the Company is estimated to be $27,000,000. Based upon that appraisal received, management does not believe that this agreement will have any material adverse effect on the financial condition or results of operations of the Company.


The Company has accepted subscriptions from employees to purchase 310,000 shares of common stock, at a purchase price of $13.02 per share. Pursuant to the Subscription Agreement, the employee's right to receive shares may not be sold, assigned or transferred. All shares will be issued on February 1, 2001.


NOTE 10:  NOTES RECEIVABLE FOR COMMON STOCK

Historic WPS

On January 1, 1993, Historic WPS issued 366,100 shares of common stock to certain employees in exchange for collateralized promissory notes totaling $8,833,830. The notes are full recourse, bear interest at 6.5% per annum and are collateralized by the shares issued. The principal amount of such notes are payable in quarterly installments until paid in full. Each principal payment, as defined in each of the promissory notes, is paid in an equal amount equal to one-fifteenth of the original purchase amount reduced by any prepaid principal amount paid. However, if the amount of the distributions, as defined in the pledge and assignment agreement between the borrower and Historic WPS, payable to the borrowers for the calendar quarter immediately preceding the relevant payment date, is not sufficient to pay the principal payments and interest payments due, the borrowers will make a principal payment equal to the greater of the amount equal to the assigned payment, as defined, less the interest payment due or an amount equal to one twenty-third of the original principal amount reduced by any prepaid principal amount.

On January 1, 1996, Historic WPS issued 97,750 shares of common stock to an employee in exchange for cash and an installment note totaling $4,371,771. The note is full recourse, bears interest at 10% per annum and is collateralized by the shares issued.

During 1997, Historic WPS issued an additional 52,360 shares of common stock in exchange for cash, a short-term, non-interest bearing note of $27,006 and installment notes totaling $2,847,824. The installment notes are full recourse, bear interest at 10% per annum and are collateralized by the shares issued.

Upon the global consolidation of Historic WPS at June 30, 1998, all of the outstanding common stock of Historic WPS was exchanged for shares of common stock of WPS II, Inc. As a result of this exchange, the outstanding notes receivable for common stock were transferred to WPS II, Inc. Simultaneously with the exchange of shares, WPS II, Inc. entered into a promissory note with the Company, the terms of which match the notes receivable for common stock transferred to WPS II, Inc.

Pursuant to the purchase agreement, for shares of common stock, in the event a purchaser, as defined, is not in the employment of, or does not serve as a director of the Company or any of its affiliates, the purchaser, as defined, shall forfeit to the Company all rights to shares that have not vested at the time of such termination. The remaining balance of the outstanding notes receivable related to the unvested shares will be cancelled.

Capital Managers Limited

On October 15, 1997, Capital Managers accepted subscriptions for 2,579,862 shares of common stock, to be issued on January 1, 1998, to employees of the Company in exchange for cash and secured promissory notes totaling $12,357,539. These notes are full recourse, bear interest at

                                  (UNAUDITED)

10% per annum and are collateralized by the shares issued. Each principal payment, as defined in each of the promissory notes, is equal to one twenty-eighth of the total outstanding note receivable.

On April 1, 1998, Capital Managers issued an additional 761,810 shares of common stock for installment notes totaling $5,248,871. The installment notes are full recourse, bear interest at 10% per annum and are collateralized by the shares issued. The repayment terms associated with these notes are the same as for the notes issued in 1997.

In connection with the merger of Capital Managers into WPS & Co., Ltd. on October 31, 1998, all of the Capital Managers outstanding notes receivable for common stock were transferred to WPS & Co., Ltd.

W.P. Stewart & Co., Ltd.

During the year ended December 31, 1999, W.P. Stewart & Co., Ltd. issued an additional 1,144,500 shares of common stock, to certain employees and employees of affiliated entities, for installment notes totaling $12,736,845. The installment notes are full recourse, bear interest at 10% per annum and are collateralized by the shares issued. Each principal payment, as defined in each of the promissory notes, is equal to one twenty-eighth of the total outstanding note receivable. The repayment terms associated with these notes are the same as described for all notes issued in prior years.

In addition, pursuant to the terms of the purchase agreements, during the year ended December 31, 1999, 582,089 unvested common shares of former employees were repurchased and their installment notes totaling $4,708,852 were cancelled.


During the nine months ended September 30, 2000, W.P. Stewart & Co., Ltd. issued an additional 78,093 shares of common stock, to certain employees and employees of affiliated entities, for installment notes totaling $1,016,771. The installment notes are full recourse, bear interest at 10% per annum and are collateralized by the shares issued. Each principal payment, as defined in each of the promissory notes, is equal to one twenty-eighth of the total outstanding note receivable. The repayment terms associated with these notes are the same as described for all notes issued in prior years.



In addition, pursuant to the terms of the purchase agreements, during the nine months ended September 30, 2000, 63,786 unvested common shares of former employees were repurchased and their installment notes totaling $717,589 were cancelled.



All the notes discussed above are collateralized by the respective common shares issued, and are subject to vesting and repurchase provisions.

                                  (UNAUDITED)


The total amounts outstanding on September 30, 2000 and 1999, for each of the above transactions are as follows:



                           ORIGINAL
      WPS II, INC.        LOAN AMOUNT      2000          1999
      ------------        -----------      ----          ----
     June 30, 1998        $16,080,331   $ 3,943,076   $ 5,729,833
                                        -----------   -----------
    CAPITAL MANAGERS
    ----------------
          1997            12,357,539      7,108,980     8,679,716
          1998             5,248,871      2,416,640     2,940,378
                                        -----------   -----------
                                          9,525,620    11,620,094
                                        -----------   -----------
W.P. STEWART & CO., LTD.
------------------------
          1999            12,736,845      7,534,993    11,381,547
          2000             1,016,771        963,826            --
                                        -----------   -----------
                                          8,498,819    11,381,547
                                        -----------   -----------
                                        $21,967,515   $28,731,474
                                        ===========   ===========



Future minimum payments expected to be received on the notes as of September 30, 2000 are as follows:




2000 (3 months).............................................    $   746,160
2001........................................................      3,903,387
2002........................................................      4,438,884
2003........................................................      4,535,687
2004........................................................      4,642,542
Thereafter (through 2007)...................................      3,700,855
                                                                -----------
                                                                $21,967,515
                                                                ===========



Interest income on the notes was $2,214,036 and $2,380,323 for the nine months ended September 30, 2000 and 1999, respectively.


NOTE 11:  SHAREHOLDERS' VOTING RIGHTS


The Company's Bye-Laws limit the voting power of natural persons to 5%, and the voting power of other entities, "groups" (as defined in the U.S. Exchange Act) and persons other than natural persons (legal persons) to 9.5%, of the votes attributable to the outstanding shares of the Company regardless of how many of our shares (including common shares) they own or control. This restriction does not apply to parties who were shareholders immediately before the offerings, including WPS II, Inc. and certain individuals designated by the Company's Board of Directors who are currently affiliated with the Company. Votes that could have been cast by shareholders but for these voting restrictions are allocated to the other holders of the common shares pro-rata based on the number of shares they hold, except that no shareholder subject to the restrictions may receive an allocation to the extent that it would result in the shareholder holding more than 5% (for natural persons) or 9.5% (for legal persons, entities or groups) of the total voting power. The Company's Board of Directors may approve the exemption of other persons or groups from this restriction.



In addition, the Bye-Laws provide that no person or group (other than WPS II, Inc. or its affiliates, direct or indirect subsidiaries of the Company, certain employee benefit plans

                                  (UNAUDITED)


designated by the Board of Directors which may be established by the Company or as otherwise exempted by the Board of Directors) deemed to be a beneficial owner of common shares may vote more than 20% of the total number of votes attributable to the common shares outstanding.


NOTE 12:  INCOME TAXES


Under current Bermuda law, the Company and its Bermuda subsidiaries are not required to pay any Bermuda taxes on their income or capital gains. The Company and its Bermuda subsidiaries will be exempt from such forms of taxation in Bermuda until March 2016.


Income from the Company's operations in the United States and from U.S. subsidiaries of the Company is subject to income taxes imposed by U.S. authorities.

The provision for income taxes detailed below represents the Company's estimate of taxes on income applicable to U.S. jurisdictions and is calculated at rates equal to the statutory income tax rate in each jurisdiction.


The income tax provision for the nine months ended September 30, 2000 and 1999 is as follows:



                                                               2000          1999
                                                               ----          ----
Federal...................................................  $5,910,107    $6,142,386
State and Local...........................................   2,098,254     3,421,614
                                                            ----------    ----------
                                                            $8,008,361    $9,564,000
                                                            ==========    ==========
A reconciliation of the statutory Bermuda rate and the effective rate is as follows:



                                                               2000          1999
                                                               ----          ----
Statutory Bermuda rate....................................      0%            0%
Earnings in jurisdictions taxed at rates different from
  the statutory Bermuda rate..............................     10%           12%
                                                               --            --
                                                               10%           12%
                                                               ==            ==



Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At September 30, 2000, a deferred tax asset of $432,000, arising from currently non-deductible charitable contributions, is fully subject to a valuation allowance due to uncertainty regarding the extent to which such contributions will be deductible in the five-year carryover period provided by U.S. law.


NOTE 13:  PENSION BENEFITS


The Company sponsors a defined contribution profit-sharing plan (including a 401-K feature), covering substantially all employees. Contributions to the profit-sharing plan are determined quarterly by the Board of Directors. On January 1, 1997, the Company started a defined contribution money-purchase plan. In addition, on January 1, 2000, the company started a defined contribution Bermuda pension plan. These plans cover substantially all employees who meet the minimum age and service requirements. Contributions cannot exceed $30,000 annually, per employee.

                                  (UNAUDITED)


Total employer contributions amounted to $979,360 and $730,882 for the nine months ended September 30, 2000 and 1999, respectively. Participants are immediately vested in their account balance.


NOTE 14:  LEASE COMMITMENTS

The Company has several lease agreements in various locations including Bermuda, New York, Maine and London. The lease agreements are for various periods through December 31, 2021. The leases are subject to escalation charges based on increases in real estate taxes and maintenance costs.


Future minimum rental commitments under non-cancellable operating leases in effect as of September 30, 2000 were as follows:



2000 (3 months).............................    $   511,087
2001........................................      2,105,447
2002........................................      2,105,447
2003........................................      2,121,805
2004........................................      2,093,857
Thereafter (through 2021)...................     13,299,945
                                                -----------
                                                $22,237,588
                                                ===========



Total rent expense for all operating leases were $1,435,381 and $1,247,907, for the nine months ended September 30, 2000 and 1999, respectively.


NOTE 15:  GEOGRAPHIC AREA DATA

The Company's primary business is the provision of investment advisory services to clients located throughout the world, in primarily two geographic areas, as follows:


                                                               FEE REVENUE
                                                       ----------------------------
                                                           2000            1999
                                                           ----            ----
U.S. ................................................  $ 86,915,230    $ 87,568,688
Non-U.S. ............................................    26,294,330      29,419,337
                                                       ------------    ------------
Total................................................  $113,209,560    $116,988,025
                                                       ============    ============


NOTE 16: SUBSEQUENT EVENTS


The Company has agreed in principle to acquire the 50% of TPRS Services N.V. that it does not presently own in exchange for 814,000 common shares and 75% of TPR & Partners N.V. in exchange for 330,000 shares. The closing of this transaction and the issuance of the common shares are expected to occur on or prior to December 31, 2000. Under the terms of the agreement in principle, the remaining 25% of TPR & Partners N.V. would be acquired on December 31, 2004 at a price determined on the basis of the performance of TPR & Partners N.V. for the year 2004. TPR & Partners N.V. is an asset gathering firm based in The Netherlands.



On October 1, 2000, the Company issued 30,500 common shares to employees at a purchase price of $13.02 per share, for installment notes totaling $397,110.



On November 20, 2000, the Company declared and paid a dividend of $3,310,378 to the shareholders of record as of September 30, 2000.

                                                                         ANNEX 1

                            W.P. STEWART & CO., LTD.
                                EQUITY COMPOSITE

                        FOR THE INVESTMENT PERIODS FROM

                   JANUARY 1, 1989 THROUGH SEPTEMBER 30, 2000

           INDEX TO EQUITY COMPOSITE FOR THE INVESTMENT PERIODS FROM
                   JANUARY 1, 1989 THROUGH SEPTEMBER 30, 2000


                                                               PAGE(S)
                                                               -------
Report of Independent Accountants...........................         A-3
Equity Composite............................................  A-4 to A-5
Accompanying Notes..........................................  A-6 to A-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of W.P. Stewart & Co., Ltd.:


We have examined the accompanying Equity Composite performance presentation of W.P. Stewart & Co., Ltd. (the "Company") for the investment periods from January 1, 1989 through September 30, 2000. The determination of the accounts comprising the Equity Composite and the calculation and presentation of its performance are the responsibility of the Company's management. Our responsibility is to express an opinion based on our examination. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.



In our opinion, the performance results of the Equity Composite of W.P. Stewart & Co., Ltd. for the investment periods from January 1, 1989 through September 30, 2000 referred to above have been prepared and presented, in all material respects, in conformity with the measurement and disclosure criteria set forth in the accompanying notes.


PricewaterhouseCoopers LLP

New York, New York

November 15, 2000

                            W.P. STEWART & CO., LTD.

                                EQUITY COMPOSITE


                                                                                    TOTAL ASSETS      NUMBER OF
                                          GROSS RATE     NET RATE      S&P 500      IN COMPOSITE    PORTFOLIOS IN
PERIOD                                     OF RETURN     OF RETURN   INDEX (2)(3)   (IN MILLIONS)     COMPOSITE
------                                   -------------   ---------   ------------   -------------   -------------
ANNUALIZED RETURNS:
 Last 10 years.........................       21.0%         19.7%         19.4%
 Last 5 years..........................       22.8%         21.5%         21.7%
 Last 3 years..........................       16.1%         14.8%         16.5%
QUARTERLY AND ANNUAL RETURNS FOR THE
 PERIOD ENDED:
 March 31, 1989........................        5.1%          4.8%          7.1%        $   578            101
 June 30, 1989.........................       10.2%          9.9%          8.8%            633            101
 September 30, 1989....................       12.1%         11.8%         10.7%            710            101
 December 31, 1989.....................        4.9%          4.6%          2.0%            736            101
 Year ended December 31, 1989(1).......       36.1%         34.8%         31.7%

 March 31, 1990........................       (1.7)%        (2.0)%        (3.0)%           911            162
 June 30, 1990.........................       16.3%         16.0%          6.3%          1,054            159
 September 30, 1990....................      (12.2)%       (12.5)%       (13.7)%           909            155
 December 31, 1990.....................       12.8%         12.5%          9.0%          1,195            152
 Year ended December 31, 1990(1).......       13.2%         11.7%         (3.1)%

 March 31, 1991........................       18.3%         18.0%         14.5%          1,442            176
 June 30, 1991.........................        0.8%          0.5%         (0.2)%         1,443            175
 September 30, 1991....................        8.2%          7.9%          5.4%          1,516            175
 December 31, 1991.....................       19.3%         18.9%          8.4%          2,566            173
 Year ended December 31, 1991(1).......       54.1%         52.7%         30.5%

 March 31, 1992........................       (6.4)%        (6.7)%        (2.5)%         2,382            350
 June 30, 1992.........................        2.8%          2.5%          1.9%          2,429            350
 September 30, 1992....................        4.6%          4.3%          3.2%          2,516            349
 December 31, 1992.....................        6.3%          6.0%          5.0%          2,694            349
 Year ended December 31, 1992(1).......        7.1%          5.7%          7.6%

 March 31, 1993........................       (0.8)%        (1.1)%         4.4%          3,077            502
 June 30, 1993.........................       (7.1)%        (7.5)%         0.4%          2,776            497
 September 30, 1993....................        0.0%         (0.3)%         2.6%          2,784            482
 December 31, 1993.....................        6.4%          6.2%          2.4%          2,988            457
 Year ended December 31, 1993(1).......       (2.1)%        (3.1)%        10.1%

                                           PORTFOLIO SIZE
                                            (IN MILLIONS)
                                         -------------------
PERIOD                                   LARGEST    SMALLEST   DISPERSION
------                                   --------   --------   ----------
ANNUALIZED RETURNS:
 Last 10 years.........................
 Last 5 years..........................
 Last 3 years..........................
QUARTERLY AND ANNUAL RETURNS FOR THE
 PERIOD ENDED:
 March 31, 1989........................  $  34.96    $ 0.82
 June 30, 1989.........................     35.05      0.88
 September 30, 1989....................     39.57      0.99
 December 31, 1989.....................     41.67      1.03
 Year ended December 31, 1989(1).......                            2.78%
 March 31, 1990........................     56.46      0.42
 June 30, 1990.........................     65.29      0.50
 September 30, 1990....................     56.81      0.43
 December 31, 1990.....................     63.95      0.61
 Year ended December 31, 1990(1).......                            2.65%
 March 31, 1991........................     81.65      1.10
 June 30, 1991.........................     82.53      0.96
 September 30, 1991....................     89.08      1.08
 December 31, 1991.....................    114.28      1.00
 Year ended December 31, 1991(1).......                            6.79%
 March 31, 1992........................     70.49      0.94
 June 30, 1992.........................     74.95      0.93
 September 30, 1992....................     78.46      0.57
 December 31, 1992.....................     83.91      0.81
 Year ended December 31, 1992(1).......                            1.59%
 March 31, 1993........................     84.30      0.55
 June 30, 1993.........................     98.67      0.45
 September 30, 1993....................    106.38      0.45
 December 31, 1993.....................    115.04      0.48
 Year ended December 31, 1993(1).......                            1.93%


---------------

(1) Compounded periodic return

(2) Market index information not covered by Report of Independent Accountants
(3) Includes reinvestment of dividends

           PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE PERFORMANCE.
                             SEE ACCOMPANYING NOTES

                            W.P. STEWART & CO., LTD.
                        EQUITY COMPOSITE -- (CONTINUED)


                                                                                                    PORTFOLIO SIZE
                                                        S&P 500   TOTAL ASSETS      NUMBER OF       (IN MILLIONS)
                             GROSS RATE     NET RATE     INDEX    IN COMPOSITE    PORTFOLIOS IN   ------------------
PERIOD                        OF RETURN     OF RETURN   (2)(3)    (IN MILLIONS)     COMPOSITE     LARGEST   SMALLEST   DISPERSION
------                      -------------   ---------   -------   -------------   -------------   -------   --------   ----------
QUARTERLY AND ANNUAL
 RETURNS FOR THE PERIOD
 ENDED:
 March 31, 1994...........       (3.2)%        (3.5)%     (3.8)%     $2,839            518        $110.89    $ 0.42
 June 30, 1994............       (2.2)%        (2.5)%      0.4%       2,605            484         106.78      0.36
 September 30, 1994.......        6.4%          6.2%       4.9%       2,733            477         114.23      0.29
 December 31, 1994........        2.4%          2.1%       0.0%       3,014            477          99.51      0.27
 Year ended December 31,
   1994(1)................        3.2%          2.0%       1.3%                                                           1.43%

 March 31, 1995...........       10.1%          9.8%       9.8%       3,303            474         109.11      0.94
 June 30, 1995............       11.2%         10.9%       9.6%       3,606            467         119.70      1.09
 September 30, 1995.......        4.7%          4.4%       7.9%       3,746            461         123.78      1.14
 December 31, 1995........        5.1%          4.8%       6.0%       3,581            454         128.20      1.02
 Year ended December 31,
   1995(1)................       34.7%         33.4%      37.6%                                                           3.21%

 March 31, 1996...........        5.3%          5.0%       5.4%       4,336            616         136.63      0.57
 June 30, 1996............       11.6%         11.3%       4.5%       4,792            604         152.41      0.37
 September 30, 1996.......        9.1%          8.9%       3.1%       5,119            599         168.43      0.39
 December 31, 1996........        6.1%          5.8%       8.4%       5,190            587         175.28      0.43
 Year ended December 31,
   1996(1)................       36.0%         34.6%      23.0%                                                           2.75%

 March 31, 1997...........       (1.5)%        (1.8)%      2.7%       5,637            760         172.07      0.85
 June 30, 1997............       20.1%         19.8%      17.5%       6,754            758         234.52      0.99
 September 30, 1997.......        5.7%          5.5%       7.5%       7,024            757         268.23      0.12
 December 31, 1997........        5.7%          5.5%       2.9%       7,057            741         300.92      0.99
 Year ended December 31,
   1997(1)................       32.2%         30.9%      33.4%                                                           2.47%

 March 31, 1998...........       19.1%         18.8%      13.9%       8,748            970         375.94      0.89
 June 30, 1998............        2.3%          2.0%       3.3%       8,765            963         411.69      0.93
 September 30, 1998.......       (9.0)%        (9.4)%     (9.9)%      7,798            949         399.87      0.57
 December 31, 1998........       19.7%         19.6%      21.3%       9,030            934         478.18      0.51
 Year ended December 31,
   1998(1)................       32.7%         31.3%      28.6%                                                           4.99%

 March 31, 1999...........        8.5%          8.2%       5.0%      10,153          1,211         531.76      0.87
 June 30, 1999............       (2.5)%        (2.8)%      7.0%       9,563          1,198         524.26      0.69
 September 30, 1999.......       (3.9)%        (4.2)%     (6.2)%      8,898          1,175         474.07      0.60
 December 31, 1999........       10.0%          9.8%      14.9%       9,409          1,150         479.22      0.49
 Year ended December 31,
   1999(1)................       11.8%         10.5%      21.0%                                                           3.77%
 March 31, 2000...........        1.0%          0.7%       2.3%       9,587          1,358         422.03      0.60
 June 30, 2000............        4.0%          3.7%      (2.7)%      9,471          1,327         448.34      0.60
 September 30, 2000.......       (5.0)%        (5.3)%     (1.0)%      8,694          1,302         430.79      0.50
 Nine Months ended
   September 30,
   2000(1)................       (0.2)%        (1.1)%     (1.4)%


---------------

(1) Compounded periodic return

(2) Market index information not covered by Report of Independent Accountants
(3) Includes reinvestment of dividends

           PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE PERFORMANCE.
                             SEE ACCOMPANYING NOTES

                            W.P. STEWART & CO., LTD.
                                EQUITY COMPOSITE

                               ACCOMPANYING NOTES

1.  BASIS OF PRESENTATION


The performance results displayed herein represent the investment performance record for a composite of equity-oriented accounts (the "Composite") managed by W.P. Stewart & Co., Ltd. (and its predecessor, W.P. Stewart & Co., Inc.), an investment adviser registered under the Investment Advisors Act of 1940, and W.P. Stewart Asset Management Ltd., a Bermuda company, for the period from January 1, 1989 through September 30, 2000. W.P. Stewart & Co., Ltd. and W.P. Stewart Asset Management Ltd. are collectively referred to herein as the "Firm".


2.  COMPOSITE CRITERIA

The Firm's investment objective is to invest its clients' funds in the equity of companies that are considered to be of high quality and generally involved in non-cyclical businesses. The Firm's goal is to double the value of its clients' investments every five years, for an average return of about 15% per annum.

The Composite is comprised of all actual, fee-paying client accounts for which the Firm acts with complete discretionary authority, in accordance with the aforementioned objective.

The minimum account size for inclusion in the Composite is $1,000,000. Fully discretionary accounts which equal or exceed this minimum are included in the Composite on January 1st of each year. New or existing accounts which exceed the minimum account size for inclusion in the Composite during the year are added to the Composite as of the beginning of the following year. Accounts are subtracted from the Composite as of the end of the last full quarter prior to their termination. Accounts that are included in the Composite which fall below the minimum account size for inclusion in the Composite during the year are removed from the Composite as of the beginning of the following year.

3.  CALCULATION OF RATES OF RETURN

An account's assets are comprised of cash, securities, and accrued interest and dividends. Each security is valued at the end of each month at the then quoted market price. Total investment returns include realized and unrealized gains and losses, dividends and interest, and transaction costs. Substantially all securities transactions are executed through a related-party broker-dealer.

Individual accounts' investment returns are calculated monthly in accordance with the "time-weighted" rate of return method, such that contributions and withdrawals of capital are weighted based on the amount of time such capital is held in the account during the period.


For periods prior to January 1, 1993, the Composite's investment returns are calculated in accordance with the "equal-weighted" rate of return method, such that all accounts included in the Composite are given equal weighting in the calculation of the return of the Composite. For periods from January 1, 1993 through September 30, 2000, the Composite's investment returns are calculated in accordance with the "asset-weighted" rate of return method, such that all accounts included in the Composite are weighted based upon their beginning of period market values in the calculation of the return of the Composite.


The monthly rates of return are linked to derive the periodic returns reflected on the Composite.

                            W.P. STEWART & CO., LTD.
                                EQUITY COMPOSITE

                       ACCOMPANYING NOTES -- (CONTINUED)

Securities transactions are accounted for on a trade-date basis. Dividends are recorded as of the ex-dividend date. Interest income is recorded on the accrual basis.

Dispersion is a measure of the consistency of the returns of the individual accounts within the Composite. The measure of dispersion reflected for a particular period represents the standard deviation of the gross returns of the accounts in the Composite which have been managed for the full applicable year.

The investment performance rates of return are presented both before the deduction of advisory fees ("Gross Rate of Return") and after the deduction of such fees ("Net Rate of Return") (see Note 4).

4.  ADVISORY FEES

All accounts within the Composite are subject to quarterly advisory fees, based upon the terms of each individual management agreement. Such fees are based upon the market value of the accounts, as determined by the Firm, generally at the following standard annual rates:

AMOUNT UNDER                                                      STANDARD
MANAGEMENT                                                      ADVISORY FEE
------------                                                    ------------
First $25 Million...........................................        1.50%
Balance.....................................................        1.25%

5.  COMPARISON WITH MARKET INDEX

The unmanaged market index returns presented are provided to represent the investment environment existing during the time periods shown. Periodic performance for this index has been linked in the same manner as the periodic returns for the Composite. The returns for this unmanaged index do not include the effects of transaction costs, advisory fees or other costs. The unmanaged market index returns are not covered by the Report of Independent Accountants.

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy the securities offered hereby but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                           -------------------------

                               TABLE OF CONTENTS

                                        Page
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    7
Forward Looking Statements............   13
Capitalization........................   14
Dividend Policy.......................   15
Selected Financial and Unaudited Other
  Data................................   16
Consolidated Pro Forma Financial
  Data................................   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   23
Corporate History.....................   28
Business..............................   31
Management............................   46
Principal and Selling Shareholders....   50
Certain Relationships and Related
  Transactions........................   55
Description of Capital Stock..........   58
Certain Income Tax Considerations.....   61
Shares Eligible for Future Sale.......   67
Certain Foreign Issuer
  Considerations......................   68
Underwriting..........................   70
Validity of Common Shares.............   73
Experts...............................   73
Available Information.................   73
Enforcement of Civil Liabilities......   74
Index to Combined/Consolidated
  Financial Statements................  F-1
Statement of Composite and Performance
  Calculations........................  A-1

     Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               11,204,015 Shares


                            W.P. STEWART & CO., LTD.


                                 Common Shares


                              [W.P. STEWART LOGO]
                              GOLDMAN, SACHS & CO.
                                     LAZARD

                            BEAR, STEARNS & CO. INC.


                              SALOMON SMITH BARNEY


                      Representatives of the Underwriters
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered which will be paid solely by W.P. Stewart & Co., Ltd. All the amounts shown are estimates, except the Securities and Exchange Commission registration fee and the NASD filing fee:


SEC Registration Fee........................................  $ 69,687
NASD Filing Fees............................................  $ 26,270
NYSE Fees...................................................  $107,350
BSX Fees....................................................  $ 30,000
Transfer Agent and Registrar Fees and Expenses..............         *
Printing Expenses...........................................         *
Legal Fees and Expenses.....................................         *
Accounting Fees and Expenses................................         *
Blue Sky Fees and Expenses..................................  $ 15,000
Miscellaneous Expenses......................................         *
                                                              --------
     Total..................................................  $      *
                                                              ========


---------------
* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     No provision is made in Bermuda statutory law for indemnification of officers and directors. Section 98 of the Companies Act 1981 of Bermuda provides generally that a Bermudian company may indemnify its directors, officers and auditors against any liability which may be imposed by virtue of any rule of law which would otherwise attach to them, except in cases where such liability arises from the fraud or dishonesty of which such director, officer or auditor may be guilty in relation to W.P. Stewart & Co., Ltd. Section 98 of the Bermuda Companies Act 1981 further provides that a Bermudian company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or granted relief by the Supreme Court of Bermuda under Section 281 of that Act.

     The bye-laws of W.P. Stewart & Co., Ltd. provide for indemnification of W.P. Stewart & Co., Ltd.'s officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of W.P. Stewart & Co., Ltd.; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Bermuda Companies Act as in effect from time to time in Bermuda.

     As of the date of the offerings, the directors and officers of W.P. Stewart & Co., Ltd. are covered by a directors' and officers' liability insurance policy maintained by W.P. Stewart & Co., Ltd.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     W.P. Stewart & Co., Ltd. was incorporated in June 1998 under the laws of Bermuda, and has been in operation, through its predecessors, since 1975. From January 1, 1996 through June 30, 2000, W.P. Stewart & Co., Ltd. and its predecessors, Capital Managers Limited and our U.S. predecessor company, issued shares of stock as follows:

     On January 1, 1996, our U.S. predecessor company issued 97,750* shares of stock to an employee, at a purchase price of approximately $44.73 per share, for an aggregate purchase price of $4,371,868.75. The shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act of 1933 (the "Securities Act"). In addition, on August 16, 1996, Capital Managers Limited issued 3,451,728** shares of its stock to employees of the Stewart Group (including, in certain instances, trusts for the benefit of family members of employees) at a purchase price of $0.03 per share, for an aggregate purchase price of $103,551.81. The shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act.

     On January 1, 1997 and July 1, 1997, our U.S. predecessor company issued 47,250* shares of stock to employees and a director, at a purchase price of $56.15 per share, for an aggregate purchase price of $2,653,087.50. The shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act. On July 1, 1997, our U.S. predecessor company issued 5,110* shares of its stock to employees, at a purchase price of $38.09 per share (in accordance with a prior commitment to such employees), for an aggregate purchase price of $194,639.90. The shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act. In addition, on July 1, 1997, Capital Managers Limited issued 47,250** shares of its stock to employees of our U.S. predecessor company at a purchase price of $0.03 per share, for an aggregate purchase price of $1,417.50. The shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act. On October 15, 1997, Capital Managers Limited effected a 3 for 1 stock split, resulting in 10,496,934 of its shares then being outstanding.

     Effective January 1, 1998, Capital Managers Limited issued 2,604,061*** shares of its stock to employees of the Stewart Group, at a purchase price of approximately $4.79 per share, for an aggregate purchase price of $12,473,451.57. Effective April 1, 1998, Capital Managers Limited issued 803,310*** shares of its stock to employees of the Stewart Group and an affiliate and directors of the Stewart Group, at a purchase price of $6.89 per share, for an aggregate purchase price of approximately $5,534,806. In each instance, the shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act. On June 30, 1998, W.P. Stewart & Co., Ltd. issued 29,915*** shares to Dr. Edgar H. Brunner, one of W.P. Stewart & Co., Ltd.'s outside directors, in consideration for his relinquishing certain rights to receive payments from W.P. Stewart & Co., Ltd. Effective June 30, 1998, all of the 3,498,978 shares of our U.S. predecessor company were exchanged for 29,321,436 shares of WPS II, Inc. Effective July 1, 1998, upon the amalgamation of our U.S. predecessor company with and into W.P. Stewart & Co., Ltd., W.P. Stewart & Co., Ltd. issued 29,321,436 common shares to WPS II, Inc. in exchange for a like number of shares of our U.S. predecessor company, and the shares of our U.S. predecessor company were cancelled. Effective upon the amalgamation and merger of Capital Managers Limited with and into W.P. Stewart & Co., Ltd. as of October 30, 1998, all of the 13,904,305 shares of Capital Managers Limited then outstanding were exchanged for a like

---------------

  * Does not reflect subsequent 8.38 for 1 exchange effective June 30, 1998.

 ** Does not reflect subsequent 3 for 1 stock split effective October 15, 1997.

*** Reflects 3 for 1 stock split effective October 15, 1997.

number of common shares of W.P. Stewart & Co., Ltd., and the former Capital Managers Limited shares were cancelled.

     Effective January 1, 1999, W.P. Stewart & Co., Ltd. issued (a) 67,952 common shares, valued by written agreement in 1998 at approximately $6.89 per share, for an aggregate purchase price of $468,186, to Europa International Ltd. in connection with our acquisition of three funds managed by an affiliate of Europa; (b) 1,152,000 common shares in the aggregate to TPR & Partners N.V. and TPR Curacao N.V. in exchange for 50% of the outstanding capital stock of TPRS Services N.V.; (c) 898,831 common shares to Stewart Notz Stucki Ltd. in exchange for all of the outstanding capital stock of NS Money Management (Bermuda) Limited; and (d) 1,200,000 common shares to First Long Island Holdings, LLC in exchange for all of the outstanding capital stock of First Long Island Investors, Inc. In each such instance, the common shares either were or will be sold in a private placement and either were or will be exempt from registration under Section 4(2) of the Securities Act.

     On March 1, 1999, W.P. Stewart & Co., Ltd. issued an aggregate of 643,000 common shares to employees of the Stewart Group and its affiliated entities at a purchase price of $10.79 per share, for an aggregate purchase price of $6,937,970. On April 1, 1999, W.P. Stewart & Co., Ltd. issued (a) an aggregate of 50,000 common shares to employees of the Stewart Group and its affiliated entities at a purchase price of $14.39 per share, for an aggregate purchase price of $719,500, and (b) an aggregate of 246,500 common shares to employees of the Stewart Group and its affiliated entities at a purchase price of $11.25 per share, for an aggregate purchase price of $2,773,125. Also on that date, W.P. Stewart & Co., Ltd. repurchased 343,303 unvested common shares from former employees of the Stewart Group and its affiliated entities for an aggregate price of $2,049,424. On May 1, 1999, W.P. Stewart & Co., Ltd. issued an aggregate of 72,500 common shares to employees of the Stewart Group and its affiliated entities at a purchase price of $11.25 per share for an aggregate purchase price of $815,625. On June 1, 1999, W.P. Stewart & Co., Ltd. issued an aggregate of 40,000 common shares to employees of the Stewart Group and its affiliated entities at a purchase price of $11.25 per share, for an aggregate purchase price of $450,000. On July 1, 1999, W.P. Stewart & Co., Ltd. issued (a) an aggregate of 70,000 common shares to an employee of the Stewart Group at a purchase price of $11.25 per share, for an aggregate purchase price of $787,500, and (b) 8,217 and 27,769 common shares in transactions at purchase prices of $14.39 and $10.79 per share, respectively, for aggregate purchase prices of $118,242 and $299,628, respectively. Also on that date, W.P. Stewart & Co., Ltd. repurchased 50,286 unvested common shares from former employees for an aggregate purchase price of $447,313. On November 1, 1999, W.P. Stewart & Co., Ltd. issued an aggregate of 75,000 common shares to an employee of the Stewart Group at a purchase price of $11.25 per share, for an aggregate purchase price of $843,750. Also on that date, W.P. Stewart & Co., Ltd. repurchased 188,500 unvested common shares from former employees of the Stewart Group and its affiliated entities for an aggregate purchase price of $2,212,115. In each instance above, the common shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act.

     On January 1, 2000, W.P. Stewart & Co., Ltd. issued an aggregate of 124,282 common shares to employees of the Stewart Group at a purchase price of $13.02, for an aggregate purchase price of $1,618,152. On April 1, 2000, W.P. Stewart & Co., Ltd. repurchased 63,786 unvested common shares from former employees for an aggregate purchase price of $717,589. On June 1, 2000, W.P. Stewart & Co., Ltd. issued an aggregate of 13,000 common shares to employees of the Stewart Group at a purchase price of $13.02, for an aggregate purchase price of $169,260. Also on that date, W.P. Stewart & Co., Ltd. repurchased 7,714 common shares from former employees for an aggregate purchase price of $100,440. In each instance above, the common shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act.


     On October 1, 2000, W.P. Stewart & Co., Ltd. issued an aggregate of 30,500 common shares to employees of the Stewart Group at a purchase price of $13.02 per share, for an aggregate purchase price of $397,110. On October 15, 2000, W.P. Stewart & Co., Ltd. repurchased 1,571 unvested shares from a former employee of an affiliate for an aggregate purchase price of $17,674, and 429 vested shares from that former employee for an aggregate purchase price of $5,586. In each instance above, the common shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS.


     1.1*   Form of Underwriting Agreement
     3.1    Memorandum of Association
     3.2    Bye-Laws
     5.1*   Opinion of Appleby Spurling & Kempe as to the legality of
            the common shares
    10.1    1996 Shareholders Agreement among Global Reach, Limited and
            Shareholders of Global Reach, Limited
    10.2    Share Exchange Agreement, dated March 1999, between W.P.
            Stewart & Co., Ltd. and First Long Island Holdings, LLC
    10.3    Share Exchange Agreement, dated as of May 19, 1999, among
            W.P. Stewart & Co., Ltd., TPR & Partners N.V. and TPR
            Curacao N.V.
    10.4    Share Exchange Agreement, dated as of June 1, 1999, between
            W.P. Stewart & Co., Ltd. and Stewart Notz Stucki Ltd.
    10.5    Purchase Agreement, dated as of June 30, 1999, among W.P.
            Stewart & Co., Ltd., Bowen Asia Limited, Charles G.R.
            Target, Lisa M. Stewart, Naoko Takemura and Celina Lin
    10.6*   Form of Indemnity Agreement by WPS II, Inc. and the
            Guarantors thereunder in favor of W.P. Stewart & Co., Ltd.
    15.1    Letter re: Unaudited Interim Financial Information
    21      Subsidiaries of the Registrant
    23.1    Consent of PricewaterhouseCoopers
    23.2    Consent of PricewaterhouseCoopers LLP
    23.3*   Consent of Appleby Spurling & Kempe (included in Exhibit
            5.1)
    23.4    Consent of Nixon Peabody LLP


     (b) FINANCIAL STATEMENT SCHEDULES.

     [NOT REQUIRED]
---------------

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Memorandum of Association, Bye-Laws, the Underwriting Agreement or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by the director, officers or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) The Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (b) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hamilton, Bermuda, on November 21, 2000.


                                          W.P. STEWART & CO., LTD.

                                          By: /s/ JOHN C. RUSSELL
                                            ------------------------------------
                                              Name: John C. Russell
                                              Title: Managing Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                     SIGNATURE                                   TITLE                    DATE
                     ---------                                   -----                    ----
                         *                           Chief Executive Officer,       November 21, 2000
---------------------------------------------------    Director (Principal
                William P. Stewart                     Executive Officer)

                         *                           Director                       November 21, 2000
---------------------------------------------------
                Richard C. Breeden

                         *                           Director                       November 21, 2000
---------------------------------------------------
                 Edgar H. Brunner

                         *                           Director                       November 21, 2000
---------------------------------------------------
                     Beat Notz

                /s/ JOHN C. RUSSELL                  Deputy Chairman, Managing      November 21, 2000
---------------------------------------------------    Director and Director
                  John C. Russell

                         *                           Director                       November 21, 2000
---------------------------------------------------
                  Henry B. Smith

                     SIGNATURE                                   TITLE                    DATE
                     ---------                                   -----                    ----
                         *                           Director                       November 21, 2000
---------------------------------------------------
                 Heinrich Spangler

                  /s/ ROCCO MACRI                    Finance Director (Principal    November 21, 2000
---------------------------------------------------    Financial and Accounting
                    Rocco Macri                        Officer)

                 /s/ LISA D. LEVEY                   Authorized Representative in   November 21, 2000
---------------------------------------------------    the United States
             W.P. Stewart & Co., Inc.
       By: Lisa D. Levey, its Vice President
                and General Counsel

              * By: /s/ LISA D. LEVEY
    -------------------------------------------
                   Lisa D. Levey
                (Attorney-in-fact)

                               INDEX TO EXHIBITS


EXHIBIT NO.                     DESCRIPTION OF EXHIBIT                     PAGE NO.
-----------                     ----------------------                     --------
 1.1*        Form of Underwriting Agreement
 3.1         Memorandum of Association
 3.2         Bye-Laws
 5.1*        Opinion of Appleby Spurling & Kempe as to the legality of
             the common shares
10.1         1996 Shareholders Agreement among Global Reach, Limited and
             Shareholders of Global Reach, Limited
10.2         Share Exchange Agreement, dated March 1999, between W.P.
             Stewart & Co., Ltd. and First Long Island Holdings, LLC
10.3         Share Exchange Agreement, dated as of May 19, 1999, among
             W.P. Stewart & Co., Ltd., TPR & Partners N.V. and TPR
             Curacao N.V.
10.4         Share Exchange Agreement, dated as of June 1, 1999, between
             W.P. Stewart & Co., Ltd. and Stewart Notz Stucki Ltd.
10.5         Purchase Agreement, dated as of June 30, 1999, among W.P.
             Stewart & Co., Ltd., Bowen Asia Limited, Charles G.R.
             Target, Lisa M. Stewart, Naoko Takemura and Celina Lin
10.6*        Form of Indemnity Agreement by WPS II, Inc. and the
             Guarantors thereunder in favor of W.P. Stewart & Co., Ltd.
15.1         Letter re: Unaudited Interim Financial Information
21           Subsidiaries of the Registrant
23.1         Consent of PricewaterhouseCoopers
23.2         Consent of PricewaterhouseCoopers LLP
23.3*        Consent of Appleby Spurling & Kempe (included in Exhibit
             5.1)
23.4         Consent of Nixon Peabody LLP


---------------
* To be filed by amendment